Exhibit 10.1

CREDIT AND GUARANTY AGREEMENT

Dated as of February 29, 2008

by and among

ABOVENET, INC.

ABOVENET COMMUNICATIONS, INC.

ABOVENET OF UTAH, LLC

ABOVENET OF VA, LLC

ABOVENET INTERNATIONAL, INC.
as Borrowers,

and the Guarantors party hereto,

as Guarantors,

SOCIETE GENERALE,

as Administrative Agent,

CIT LENDING SERVICES CORPORATION,

as Documentation Agent,

and

THE OTHER LENDERS PARTY HERETO

i

v

SCHEDULES

Schedule 2.01	- Commitments
Schedule 5.10	- Insurance
Schedule 5.11	- Taxes
Schedule 5.12(c)	- No ERISA Event
Schedule 5.13	- Subsidiaries
Schedule 5.17	- Intellectual Property
Schedule 5.20(a)	- Real Property
Schedule 5.20(b)	- Tangible property
Schedule 5.20(c)	- Corporate Information
Schedule 5.20(d)	- No Change
Schedule 5.24	- No Restricted Payments
Schedule 5.25	- Material Contracts
Schedule 5.28	- Governmental Approvals
Schedule 5.29	- Banks with deposit or other accounts of the Borrower
Schedule 6.08	- Compliance with Laws
Schedule 7.02	- Investments
Schedule 7.03	- Indebtedness
Schedule 12.02	- Addresses for Administrative Agent, L/C Issuer and Borrower

EXHIBITS

A-1	Form of Loan Notice
A-2	Form of Loan Conversion/Continuation Request
B-1	Form of Revolving Note
B-2	Form of Term Note
B-3	Form of Delayed Draw Note
C	Form of Compliance Certificate
D	Form of Assignment and Assumption Agreement
E-1	Form of Joinder Agreement (Borrower)
E-2	Form of Joinder Agreement (Guarantor)

CREDIT AND GUARANTY AGREEMENT

This CREDIT AND GUARANTY AGREEMENT is entered into as of February 29, 2008, among ABOVENET, INC., a Delaware corporation (“Holdings”), ABOVENET COMMUNICATIONS, INC., a Delaware corporation (“ACI”), ABOVENET OF UTAH, LLC, a Delaware limited liability company, ABOVENET OF VA, LLC, a Virginia limited liability company and ABOVENET INTERNATIONAL, INC., a Delaware corporation and such other Persons joined hereto as a Borrower from time to time (each a “Borrower” and together, the “Borrowers”), the Guarantors (as hereinafter defined) from time to time party hereto, the Lenders (as hereinafter defined) from time to time party hereto, SOCIETE GENERALE, as Administrative Agent, and CIT LENDING SERVICES CORPORATION, as Documentation Agent. The Borrowers have requested that the Lenders provide $60,000,000 in credit facilities for the purposes set forth herein and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01                 Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Accounts” means all of the Borrowers’ present and future:  (a) accounts (as defined in the UCC); (b) instruments, documents, chattel paper (including electronic chattel paper) (all as defined in the UCC); (c) reserves and credit balances arising in connection with or pursuant to this Agreement; (d) guaranties in favor of any Loan Party, (e) other supporting obligations, payment intangibles and letter of credit rights (all as defined in the UCC); (f) property, including notes and deposits, of the Borrowers’ account debtors securing the obligations owed by such account debtors to the Borrowers; and (g) all proceeds of any of the foregoing.

“ACI” has the meaning specified in the introductory paragraph hereto.

“Acquisition” by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of all or any substantial portion of the Property of another Person or all or a portion greater than 50% of the Equity Interest of another Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.

“Administrative Agent” means Societe Generale, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Bank Account” means the following bank account of the Administrative Agent or such other account as the Administrative Agent may from time to time notify the Borrowers and the Lenders:

Societe Generale, New York Branch
ABA#: 026004226
Account #: 9051422
Reference: Abovenet Communications, Inc.
(Attn: Carmen Espinal)

“Administrative Agent’s Office” means the Administrative Agent’s address as set forth on Schedule 12.02 or such other address as the Administrative Agent may from time to time notify the Borrowers and the Lenders.

 “Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.  Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Agent-Related Persons” means each Agent, together with each of its Affiliates, and its Approved Funds, and the officers, directors, employees, agents, advisors, auditors and Controlling Persons and attorneys-in-fact of such Persons and Affiliates.

“Agents” means the Administrative Agent and the Documentation Agent.

“Aggregate Consolidated Cash Balance” means the amount of cash or Cash Equivalents held by the Borrowers at any time.

“Aggregate Payments”  has the meaning given to that term in Section 10.06 hereof.

“Agreement” means this Credit and Guaranty Agreement.

“Allocable Amount” has the meaning set forth in Section 13.02(g).

“Applicable Credit Percentages” has the meaning given to that term in Section 2.15(b) hereof.

“Applicable Margin” means with respect to the Loans, the following percentages per annum, based upon the Net Total Funded Debt Ratio, as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Pricing Level	Net Total Funded Debt Ratio	Revolving Loans		Term Loans and Delayed Draw Term Loans
		Eurodollar	Base Rate	Eurodollar	Base Rate
1	<=1.0x	275	175	300	200
2	>1.0x	300	200	325	225

Notwithstanding anything to the contrary set forth herein, the Applicable Margin shall be Pricing Level 2 until such time as the Borrowers satisfy the covenant set forth in Section 6.01(a)(i).

Any increase or decrease in the Applicable Margin resulting from a change in the Net Total Funded Debt Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered to the Administrative Agent pursuant to Section 6.02(b) indicating that such change is warranted; provided, however, that if a Compliance Certificate is not delivered to the Administrative Agent when due in accordance with such Section, then Pricing Level 2 shall apply as of the first Business Day after the date on which such a Compliance Certificate was required to have been delivered and shall continue to apply until the first Business Day immediately following the date a Compliance Certificate is delivered to the Administrative Agent in accordance with Section 6.02(b) indicating that such change is warranted, whereupon the Applicable Margin shall be adjusted based upon the calculation of the Net Total Funded Debt Ratio contained in such Compliance Certificate.  Notwithstanding the foregoing, the Applicable Margin shall be set at Pricing Level 1 from the Closing Date through the first Business Day immediately following the date the Borrowers deliver the financial statements and related Compliance Certificate required by and in accordance with Section 6.01(a) and Section 6.02(b), in each case for the Fiscal Year ending December 31, 2007.  In the event that (a) any financial statement delivered pursuant to Section 6.01(a) or (b) or Compliance Certificate delivered pursuant to Section 6.02(b) is shown to be inaccurate and (b) such inaccuracy if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) the Borrowers shall immediately deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period, (ii)  the Applicable Margin for such Applicable Period shall be Pricing Level 2, and (iii) the Borrowers shall immediately pay to the Administrative Agent the accrued additional interest owing as a result of the application of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent.  The rights of the Administrative Agent set forth above shall survive the Termination Date and are in addition to rights of the Administrative Agent and Lenders with respect to Sections 2.08 and 9.02 and other of their respective rights under this Agreement.

“Approved Fund” means (i) any Person (other than a natural person) engaged in making, purchasing, holding, or investing in commercial loans and similar extensions of credit and that is advised, administered, or managed by a Lender, an Affiliate of a Lender (or an entity or an Affiliate of an entity that administers, advises or manages a Lender); (ii) with respect to any Lender that is an investment fund, any other investment fund that invests in loans and that is advised, administered or managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor; and (iii) any third party which provides “warehouse financing” to a Person described in the preceding clause (i) or (ii) (and any Person described in said clause (i) or (ii) shall also be deemed an Approved Fund with respect to such third party providing such warehouse financing).

 “Assignment and Assumption” means an Assignment and Assumption Agreement substantially in the form of Exhibit D.

“Attorney Costs” means and includes all fees, expenses and disbursements of any law firm or other external counsel.

“Attributable Indebtedness” means, on any date, in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Audited Pre Closing Financial Statements” means the audited consolidated balance sheet and the related consolidated statements of income or operations, shareholders’ equity and cash flows, including the notes thereto, of the Borrowers and their Domestic Subsidiaries for the Fiscal Year 2006.

“Auto-Extension Letter of Credit” has the meaning set forth in Section 2.03(b)(iii).

“Availability Period” means, (a) with respect to the Revolving Commitments, the period from and including the Closing Date to the earliest of (i) the date one (1) Business Day prior to the Maturity Date, (ii) the date of termination of the Revolving Commitments pursuant to Section 2.06, and (iii) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions, in each case pursuant to Section 9.02 and (b) with respect to the Delayed Draw Commitments, the period from and including the Closing Date to the 270th day following (A) the Closing Date or, with respect to the New Loan Commitments which are Delayed Draw Commitments, and upon the effectiveness of the New Loan Commitments, as set forth in Section 2.15(d)(ii) hereof, (B) the NLC Effective Date.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus ½ of 1% or (b) the per annum rate of interest most recently announced within Societe Generale as reported by Bloomberg Financial Markets Commodities News, at its principal office in New York City as its Prime Rate, with the understanding that Societe Generale’s Prime Rate is one of its base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Societe Generale may designate.  Any change in the Base Rate resulting from a change in the Prime Rate shall become effective on the Business Day on which each change in the Prime Rate occurs.

“Base Rate Loan” means a Loan that bears interest at a rate based on the Base Rate.

“Blocked Account” means each of ACI’s accounts numbers 2000029949878, 2000029949917, 2000029949920, 2000029949946, 2079951060063 and 2079915060199, with Wachovia Bank.

“Borrower Representative” means ACI, in its capacity as the borrowing agent on behalf of itself and the Borrowers.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by the Lenders pursuant to Sections 2.01 and 2.02.

“Borrowing Date” means each date on which a Borrowing is made to the Borrowers pursuant to a Revolving Loan, Term Loan or a Delayed Draw Loan, pursuant to Section 2.01(a), Section 2.01(b) or Section 2.01(c), respectively.

“Borrower” and “Borrowers” have the meanings specified in the introductory paragraph hereto.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York or, with respect to a Letter of Credit, the state where the L/C Issuer’s office is located and, if such day relates to any Eurodollar Rate Loan, means any such day meeting the above requirements on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Businesses” means, at any time, a collective reference to the businesses operated by the Borrowers and their Domestic Subsidiaries at such time.

“Capital Expenditures” means, with respect to any Person, all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the balance sheet of such Person, including expenditures in respect of Capital Leases.

“Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of such person.

 “Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Control Period” means the period of time commencing upon the occurrence and continuation of an Event of Default and ending on the earliest of (a) the date on which the

Required Lenders have waived such Event of Default and agreed that the Cash Control Period has terminated, (b) the date on which such Event of Default has been cured, or (c) the Termination Date.

“Cash Equivalents” means, as at any date, (a) Dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short term commercial paper rating from S&P is at least A1 or the equivalent thereof or from Moody’s is at least P1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (b) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A1 (or the equivalent thereof) or better by S&P or P1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (c) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (d) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (c).

“Change in Law” means (a) the adoption, effectiveness, phase-in or applicability of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or by any Lending Office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Change of Control” means (a) Holdings shall cease to own directly, free and clear of all Liens or other encumbrances (other than Liens securing the Obligations), 100% of the outstanding Equity Interest of ACI, (b) ACI shall cease to own directly, free and clear of all Liens or other encumbrances (other than Liens securing the Obligations), 100% of the outstanding Equity Interest of the Domestic Subsidiaries or (c) any person or “group” (within the meaning of Rules 13d 3 and 13d 5 under the Exchange Act) other than Franklin Mutual Advisers, LLC and/or its Affiliates (i) shall have acquired beneficial ownership of 35% or more on a fully diluted basis of the voting and/or economic interest in the Equity Interest of Holdings or (ii) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of Holdings or ACI.

 “Closing Checklist” means the closing agenda or checklist attached to this Agreement as “Annex A”.

“Closing Date” means February 29, 2008.

“COBRA” has the meaning set forth in Section 5.12(a) hereto.

 “Collateral” means, collectively, all real and personal Property with respect to which Liens in favor of the Administrative Agent are granted (or were intended to be granted) pursuant to and in accordance with the terms of the Collateral Documents.

 “Collateral Assignment of Agreement” means any agreement executed by each of the applicable Loan Parties in favor of the Administrative Agent under and pursuant to which such Loan Parties collaterally assign to the Administrative Agent all of their rights and remedies to certain agreements.

“Collateral Documents” means, collectively, the Security Agreement, the Collateral Assignment of Agreements, the Deposit Account Control Agreements, Uncertificated Securities Control Agreement, IP Security Acknowledgment and, when executed pursuant to Section 6.16, the Securities Account Control Agreement, and such other security agreements, instruments or documents as may be executed and delivered by the Loan Parties pursuant to the terms of Section 6.12 and 6.14 or otherwise to secure the Obligations.

“Commitment” means, as to each Lender, the Revolving Commitment, Delayed Draw Commitment and/or Term Loan Commitment, as applicable, set forth opposite such Lender’s name in the Register, as the same may be reduced or modified at any time and from time to time pursuant to the terms hereof.

“Communications Act” means, collectively, the Communications Act of 1934, as amended by the Telecommunications Act of 1996, and as further amended, and the rules and regulations promulgated thereunder, including, without limitation CFR Title 47 and the rules, regulations and decisions of the FCC, in each case as from time to time in effect.

“Compensation Period” has the meaning set forth in Section 2.12(d)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit C, to be issued by the chief executive officer or the chief financial officer of the Borrower Representative.

“Consolidated Capital Expenditures” means, for any period, for the Consolidated Group on a consolidated basis, all Capital Expenditures, as determined in accordance with GAAP.

“Consolidated EBITDA” means, for any period for the Consolidated Group on a consolidated basis (without duplication), an amount equal to Consolidated Net Income for the most recently ended four (4) Fiscal Quarters plus the following to the extent deducted in calculating such Consolidated Net Income:  (a) Consolidated Interest Charges for such period, (b) the provision for federal, state, local and foreign income taxes payable by the Consolidated Group for such period, (c) the amount of depreciation and amortization expense for such period, (d) any non-cash charges for such period (other than any non-cash items to the extent such items represent an accrual of or reserve for cash expenses in any future period), (e) any extraordinary or non-recurring non-cash losses or expenses for such period, all as determined in accordance with GAAP, (f) the SEC Expenses, and (g) audit fees with respect to financial statements for periods ending on or prior to December 31, 2006; less the sum of (x) non-cash items added to Consolidated Net Income (including, but not limited to deferred purchase price of property or services, gains or losses on foreign exchange transactions, gains or losses generated by the transfer or conveyance of assets outside of the ordinary course of business), and (y) interest income; excluding any adjustment under (a) through (f) and (x) and (y) above for amortization of (i) deferred rent as established pursuant to SOP 90-7, (ii) deferred rent pursuant to SFAS No. 13, and (iii) deferred revenue.

“Consolidated Fixed Charges” means, for any period for the Consolidated Group on a consolidated basis (without duplication), an amount equal to the sum of (a) the cash portion of Consolidated Interest Charges for such period (net of amounts received during such period under Hedge Agreements designed to hedge against fluctuations in interest rates); plus (b) Consolidated Scheduled Funded Debt Payments for such period; plus (c) income taxes paid in cash for such period, all as determined in accordance with GAAP; plus (d) payments with respect to all Capital Leases, plus (e) Consolidated Capital Expenditures for such period (excluding Consolidated Capital Expenditures (1) to the extent financed with Indebtedness for borrowed money (other than Indebtedness incurred hereunder), (2) made with proceeds of a Disposition or of an Equity Issuance, in each case to the extent permitted otherwise to be made pursuant to this Agreement, and (3) which are Excluded Customer Capital Expenditures for such period), minus (f) income taxes refunds received by any Loan Party in cash during such period, all as determined in accordance with GAAP.

“Consolidated Fixed Charges Coverage Ratio” means, for any period, the ratio of (a) Consolidated EBITDA to (b) Consolidated Fixed Charges for such period.

“Consolidated Group” means the Borrowers and the Domestic Subsidiaries.

“Consolidated Indebtedness” means, on any date of determination, the Indebtedness of the Consolidated Group on such date on a consolidated basis determined in accordance with GAAP.

“Consolidated Interest Charges” means, for any period, the interest expense (including any expense for such period under Capital Leases that is treated as interest in accordance with GAAP) of the Consolidated Group for such period with respect to all outstanding Indebtedness of the Consolidated Group (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), determined on a consolidated basis in accordance with GAAP.  For the period from and including the Closing Date, until March 31, 2009, Consolidated Interest Charges will be calculated on an annualized basis, based on the Consolidated Interest Charges which may accrue during each month after the Closing Date.

 “Consolidated Lease Obligations” means, on any date of determination, the principal component of any outstanding long-term capital lease obligations.

“Consolidated Net Income” means, for any period for the Consolidated Group on a consolidated basis, the net income (or loss) of the Consolidated Group for such period as determined in accordance with GAAP; provided that there shall be excluded (i) the income (or loss) of any Person (other than a Domestic Subsidiary of a Loan Party) in which any other Person (other than the Loan Parties or any of their Domestic Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to a Loan Party or any of its Domestic Subsidiaries by such Person during such period, (ii) the income of any Domestic Subsidiary of a Loan Party to the extent that the declaration or payment of dividends or similar distributions by that Domestic Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iii) any after-tax gains or losses attributable to asset sales or returned surplus assets of any Pension Plan, and (iv) (to the extent not included in clauses (i) through (iii) above) any net extraordinary gains or losses.

“Consolidated Scheduled Funded Debt Payments” means, for any period for the Consolidated Group on a consolidated basis, the sum of all payments of principal on Consolidated Indebtedness scheduled to be paid during such period, as determined in accordance with GAAP.  For purposes of this definition, payments of principal scheduled to be paid (a) shall be determined after giving effect to any reduction of such scheduled payments resulting from the application of any voluntary or mandatory prepayments made during the applicable period, (b) shall be deemed to include the Attributable Indebtedness in respect of Capital Leases, Synthetic Leases and Sale and Leaseback Transactions, (c) shall not include any voluntary prepayments set forth in Section 2.05(a) or mandatory prepayments required pursuant to Section 2.05(b), and (d) shall be determined without giving effect to the Following Business Day Convention.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Contributing Guarantor” has the meaning set forth in Section 10.06.

“Control” has the meaning specified in the definition of “Affiliate.”

“Credit Extension” means each of the following: (a) a Borrowing, and (b) an L/C Credit Extension.

“Customer Capital Expenditures” means “customer capital expenditures” determined for the Consolidated Group using the methodology employed by the Borrowers in the financial projections provided to the Lenders prior to the Closing Date.

“Dark Fiber” means fiber optic cable through which no light is transmitted or installed fiber optic cable not carrying a signal.

“Debt Issuance” means the issuance of any Indebtedness for borrowed money by any Loan Party other than Indebtedness permitted under Section 7.03.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans or participations in Letters of Credit required to be funded by it hereunder within one (1) Business Day after the date required to be funded by it hereunder, (b) has otherwise failed to pay the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or becomes the subject of a bankruptcy or insolvency proceeding under any Debtor Relief Laws.

“Default Rate” means:

(a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Margin applicable to Base Rate Loans plus (iii) two percent (2%) per annum;

(b) when used with respect to a Eurodollar Rate Loan, an interest rate equal to (i) the Eurodollar Rate plus (ii) the Applicable Margin plus (iii) two percent (2%) per annum; and

(c) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Margin for Revolving Loans that are Eurodollar Loans plus two percent (2%) per annum;

in all cases to the fullest extent permitted by applicable Laws.  Interest accruing at the Default Rate shall be immediately payable upon demand.

“Delayed Draw Commitment” means, as to each Lender, its obligation to make its portion of the Delayed Draw Loans to the Borrowers pursuant to Section 2.01(c) and the other terms and conditions of this Agreement, in the principal amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amounts may be reduced pursuant to Section 2.05(b) or otherwise adjusted from time to time in accordance with this Agreement.  The initial aggregate amount of the Delayed Draw Commitments is $18,000,000.

“Delayed Draw Lenders” means, as of any date of determination, Lenders having a Delayed Draw Commitment, or after the Delayed Draw Commitments have terminated, Lenders holding any portion of the outstanding Delayed Draw Loan.

“Delayed Draw Loan” has the meaning specified in Section 2.01(c).

“Delayed Draw Note” has the meaning specified in Section 2.11(a).

“Delayed Draw Unused Commitment” means, at any time, the amount by which the Delayed Draw Commitments exceed the outstanding amount of all Delayed Draw Loans.

“Delayed Draw Unused Commitment Fee” has the meaning given to the term in Section 2.09(a) hereof.

 “Deposit Account Control Agreement” means an agreement among a Borrower, a depository institution, and the Administrative Agent, which agreement is in a form reasonably satisfactory to the Administrative Agent and which provides the Administrative Agent with “control” (as such term is used in Article 9 of the UCC) over the deposit account(s) described therein, as the same may be amended, modified, extended, restated, replaced, or supplemented from time to time, and contains such other terms and conditions as the Administrative Agent may reasonably require, including, that during a Cash Control Period such depository institution shall, unless otherwise directed by the Administrative Agent, wire, or otherwise transfer, in immediately available funds, on a daily basis to the Administrative Agent’s Bank Account or such other account designated by the Administrative Agent, all funds received or deposited into such deposit account.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction and any grant of an IRU) of any Property by any Loan Party or any Domestic Subsidiary (including the Equity Interest of any Domestic Subsidiary) and including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding (a) the sale, lease, license, transfer or other disposition of inventory in the ordinary course of business of the Loan Parties and their Domestic Subsidiaries, (b) the sale, lease, license, transfer or other disposition of machinery and equipment no longer used or useful in the conduct of business of the Loan Parties and their Domestic Subsidiaries, and having a sales or transfer price not to exceed $2,000,000 in any Fiscal Year, (c) any sale, lease, license, transfer or other disposition of Property by any Loan Party to any other Loan Party, or any Domestic Subsidiary to any Loan Party, (d) any Involuntary Disposition by any Loan Party or any Domestic Subsidiary, (e) licenses or leases of IP Rights or property, to the extent permitted pursuant to Section 7.01(i), (f) abandonment of IP Rights to the extent permitted by the Security Agreement, (g) dispositions of Cash Equivalents, (h) dispositions of past due accounts receivable for collection or compromise in the ordinary course of business, and (i) dispositions of Dark Fiber in the ordinary course of business, including IRUs, pursuant to customer contracts or fiber swap agreements entered into on an arms-length basis and consistent with past practices, provided, however, in the case of (i) above, that the relevant Loan Party or Domestic Subsidiary, as applicable, at all times retains title to such asset.

“Documentation Agent” means CIT Lending Services Corporation.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Eligible Assignee” means (a) a commercial bank organized under the laws of the United States or any state thereof and having a combined capital and surplus of at least $100,000,000; (b) a savings and loan association or savings bank organized under the laws of the United States or any state thereof and having a combined capital and surplus of at least $100,000,000; (c) any insurance company, other financial institution or finance company (or other institutional investors in the business of acquiring loans) organized under the laws of the United States or any state thereof and having a combined capital and surplus, or net worth, of at least $100,000,000; and (d) a commercial bank organized under the laws of any other country or a political subdivision thereof and having a combined capital and surplus of at least $100,000,000; provided that such bank is acting through a branch or agency located in the United States.

 “Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Federal Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f to 300j-26 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. § 2701 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as such laws may be amended or otherwise modified from time to time, and any other federal, state, local, foreign and other applicable statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions and common law relating to pollution, the protection of the environment, natural resources, human health or the release of any materials into the environment, including those related to Hazardous Materials, hazardous substances or wastes, indoor and outdoor air emissions, soil, groundwater, wastewater, surface water, storm water, wetlands, sediment and discharges of wastewater to  public treatment systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, losses, punitive damages, consequential damages, costs of environmental investigation and remediation, fines, penalties, indemnities or expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants)), of the Borrowers or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interest” means all of the equity capital, security, share, unit, partnership interest, membership interest, ownership interest, equity interest, option, warrant, right to purchase, participation, equity security or analogous interest (or other ownership or profit interests in) of or in a corporation, partnership, limited partnership, limited liability company, business trust or other entity, of whatever nature, type, series or class, whether voting or nonvoting, certificated or uncertificated, common or preferred, and all rights and privileges incident thereto, and all of the other ownership or profit interest in such entity, whether or not outstanding on any date of determination.

 “Equity Issuance” means any issuance by Holdings to any Person of Equity Interest, other than (a) any issuance of shares of its Equity Interest pursuant to the exercise of options or warrants, (b) any issuance of its Equity Interest pursuant to the conversion of any debt securities to equity or the conversion of any class of equity securities to any other class of equity securities, and (c)  the issuance of Equity Interest or the grant of options, warrants or other rights to receive shares of Equity Interest to officers, directors, employees and consultants pursuant to employee benefit or incentive plans or other similar arrangements.  The term “Equity Issuance” shall not be deemed to include any Disposition.

“ERISA” means the Employee Retirement Income Security Act of 1974, and any successor thereto.

“ERISA Affiliate” means any corporation, trade or business (whether or not incorporated) under common control with a Borrower within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412, 430, 431 or 432 of the Internal Revenue Code).  Any former ERISA Affiliate of a Borrower or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of a Borrower or any of its Subsidiaries within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of a Borrower or any of its Subsidiaries and with respect to liabilities arising after such period for which a Borrower or any of its Subsidiaries could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by a Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of Proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Borrower or any ERISA Affiliate; (g) the occurrence of an act or omission which could give rise to the imposition on a Borrower or any ERISA Affiliate of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Plan; (h) the assertion of a material claim (other than routine claims for benefits) against any Plan other than a Multiemployer Plan or the assets thereof, or against the Borrowers or any ERISA Affiliate in connection with any Plan; (i) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; (j) the imposition of a Lien pursuant to Section 401(a)(29), 412(n) or 430 of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan; (k) the commencement of any administrative investigation, audit or other administrative proceeding by the Department of Labor, Internal Revenue Service or other Governmental Authority, including any voluntary compliance submission through the IRS’s Employee Plans Compliance Resolution System or the Department of Labor’s Voluntary Fiduciary Correction Program, in each case, that could reasonably be expected to have a Material Adverse Effect; or (l) the occurrence of a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code.

“Eurodollar Base Rate” means, for any Interest Period with respect to any Eurodollar Rate Loan:

(a)           the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the Reuters Screen LIBOR01 (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars in the approximate amount of the respective Eurodollar Loan being made (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, as the rate of interest for Dollar deposits for  30-, 60-, 90- or 180-day dollar deposits, as elected by each Borrower, acting through the Borrower Representative, in the applicable Loan Notice, or

(b)           if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) in the approximate amount of the respective Eurodollar Loan being made with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, or

(c)           if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded upward to the next 1/100th of 1%) determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Societe Generale and with a term equivalent to such Interest Period would be offered by Societe Generale’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period.

“Eurodollar Determination Date” means in relation to any determination of the Eurodollar Rate for any Interest Period, the date which is two (2) Business Days prior to the first day of the relevant Interest Period.

“Eurodollar Rate” means for any Interest Period with respect to any Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent on each Eurodollar Determination Date to be equal to the quotient obtained by dividing (a) the Eurodollar Base Rate for such Eurodollar Loan for such Interest Period by (b) one (1) minus the Eurodollar Reserve Percentage for such Eurodollar Loan for such Interest Period.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).  The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” has the meaning specified in Section 9.01.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Account” means (i) any accounts used solely for the purpose of cash collateralizing letters of credit permitted pursuant to Section 7.01(f), (ii) ACI’s checking accounts numbers 15222381 and 48912594 in Citibank, N.A., provided that the aggregate amount in deposit shall not exceed at any time an aggregate amount of $25,000 in cash or cash equivalents, and (iii) any deposit account that is used solely for payment of payroll, bonuses and other compensation related expenses.

 “Excluded Customer Capital Expenditures” means, for any period for the Consolidated Group on a consolidated basis (without duplication), the product of (a) Customer Capital Expenditures, and (b) the Excluded Customer Capex Percentage.

“Excluded Customer Capex Percentage” means (i) for calculations of Consolidated Fixed Charges for periods ending as of the first three Fiscal Quarters of 2008, 100%; (ii) for calculations of Consolidated Fixed Charges for periods ending as of the fourth Fiscal Quarter of 2008, and the first and second Fiscal Quarters of 2009, 75%; (iii) for calculations of Consolidated Fixed Charges for periods ending as of the third and fourth Fiscal Quarters of 2009 and the first Fiscal Quarter of 2010, 50%; (iv) for calculations of Consolidated Fixed Charges for periods ending as of the second, third and fourth Fiscal Quarters of 2010, 25%; and (v) for calculations of Consolidated Fixed Charges for periods ending as of all Fiscal Quarters beginning with the first Fiscal Quarter of 2011 through the Maturity Date, 0%.

“Excluded Assets” means (i) assets owned by any Loan Party and subject to collocation agreements, license agreements or lease agreements entered into in the ordinary course of business and which by their terms prohibit such Loan Party from granting a Lien upon such assets, the amount of such assets not to exceed $5,000,000 in the aggregate at any time, (ii) assets owned or provided by ACI under the Managed Telecommunications Services Agreement by and between Merrill Lynch, Pierce, Fenner & Smith Incorporated and ACI and dated January, 2005 (as amended from time to time pursuant to purchase orders), and (iii) vehicles owned or leased by any Loan Party.

“Facilities” means, at any time, the facilities and real properties owned, leased, managed or operated by any Loan Party or any Domestic Subsidiary, from which any Loan Party or any Domestic Subsidiary provides or furnishes goods or services.

“Fair Share” has the meaning set forth in Section 10.06.

“Fair Share Contribution Amount” has the meaning set forth in Section 10.06.

“FCC” means the Federal Communications Commission, or any governmental agency succeeding to the functions thereof.

“FCC Licenses” means the licenses, authorizations, waivers and permits required under the Communications Act necessary for the Loan Parties and the Domestic Subsidiaries to own and operate their properties and their businesses.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Societe General on such day on such transactions as determined by the Administrative Agent, in its sole discretion.

“Fee Letter” means the letter agreement dated as of February 29, 2008, among the Borrowers and the Administrative Agent.

“FIRREA” means the Financial Institutions Reform Recovery and Enforcement Act.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Loan Parties and their Domestic Subsidiaries ending on December 31 of each calendar year.

“Following Business Day Convention” means a contractual provision or provision of applicable Laws pursuant to which a scheduled date for payment or performance of an obligation, which date is not a Business Day, is extended to the first following day that is a Business Day.

“Foreign Lender” has the meaning specified in Section 3.01(d).

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Funding Guarantor” has the meaning specified in Section 10.06.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied and as in effect from time to time.

“Governmental Approvals” means any and all licenses, permits, certificates, certifications, consents, registrations or contracts, authorizations and approvals of each Governmental Authority issued or required under Laws applicable to the business of any Borrower or any of its Domestic Subsidiaries or necessary in the sale, furnishing, or delivery of goods or services under Laws applicable to the business of any Borrower or any of its Domestic Subsidiaries.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, tribal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including, without limitation, any PUC.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person.  The amount of any

Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning set forth in Section 10.01.

“Guarantor” means each of (i) any Person who executes an Assignment and Assumption Agreement agreeing to be a guarantor subject to Article X hereof and (ii) and any Domestic Subsidiaries created by any of the Borrowers in accordance with Section 6.12(b) hereof, determined to be a Guarantor by the Administrative Agent.

“Guarantor Payment” has the meaning set forth in Section 13.02(g).

“Guaranty” means the guaranty made by each Guarantor in favor of the Administrative Agent and the Lenders pursuant to Article X.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, lead-based paint, toxic mold or fungus, radon gas, infectious wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedge Party” means any Person that is a counterparty to a Hedge Agreement with a Loan Party.

“Holdings” has the meaning specified in the introductory paragraph hereto.

“Honor Date” has the meaning set forth in Section 2.03(c)(i).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations (whether subordinated or not) for borrowed money, whether current or long-term (including the Obligations) and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           all purchase money indebtedness;

(c)           the principal portion of all obligations under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(d)           the maximum amount available to be drawn under the uncollateralized portion of letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(e)           all obligations in respect of the deferred purchase price of Property or services (other than trade accounts payable in the ordinary course of business not past due more than one hundred and eighty (180) days other than those being contested in good faith, in the ordinary course of business and for which adequate reserves have been provided in accordance with GAAP);

(f)            Attributable Indebtedness in respect of Capital Leases;

(g)           all preferred stock or other Equity Interest providing for mandatory redemptions, sinking fund or like payments prior to the Maturity Date;

(h)           all obligations or interests of others of the types referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed;

(i)            the Termination Value of any Secured Hedge Agreement;

(j)            any Securitization Transaction; and

(k)           all Guarantees with respect to obligations or interests of the types specified in clauses (a) through (j) above of another Person.

“Indemnified Liabilities” has the meaning set forth in Section 12.05.

“Indemnitees” has the meaning set forth in Section 12.05.

“Information” has the meaning set forth in Section 12.08(a).

“Insurance Proceeds” means the proceeds generated by payments made by any insurance company to any Borrower, as a result of the occurrence of an insurable loss with respect to an asset of such Borrower.

“Interest Payment Date” means (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Eurodollar Rate Loan and the Maturity Date, as applicable; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date (i) in the event of automatic conversion from Base Rate Loan to Eurodollar Rate Loan, or automatic continuation of a Eurodollar Rate Loan, in each case pursuant to Section 2.02(a) hereof, one (1) month thereafter, and (ii) in all other cases, one (1), two (2), three (3) or six (6) months thereafter, as selected by the Borrower Representative in its Loan Notice; provided that:

(a)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)           no Interest Period shall extend beyond the Maturity Date.

“Interim Pre Closing Financial Statements” means, collectively, the unaudited consolidated financial statements and the related consolidated statements of income or operations, shareholders’ equity and cash flows of the Borrowers and the Guarantors, in each case for the fiscal quarter ended September 30, 2007.

“Internal Revenue Code” means the Internal Revenue Code of 1986.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, by means of (a) the purchase or other acquisition of any of the Equity Interest of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of Indebtedness of or equity participation or interest in, another Person, or (c) an Acquisition.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any Property of any Loan Party.

“IP Rights” has the meaning set forth in Section 5.17.

“IP Security Acknowledgment” has the meaning given to that term in the Security Agreement.

“IRS” means the United States Internal Revenue Service.

“IRU” means an indefeasible right to use Dark Fiber or telecommunications capacity, as applicable.

“IRU Agreement” means an agreement granting an IRU.

“ISP” means, with respect to any standby Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter Credit Application and any other document, agreement and instrument entered into by the applicable L/C Issuer and the Borrower Representative on behalf of the Borrowers or in favor of such L/C Issuer and relating to any such Letter of Credit.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit E-1 or Exhibit E-2 executed and delivered by a Domestic Subsidiary in accordance with the provisions of Section 6.12 or by any other Person intended to become a Borrower or a Guarantor hereunder.

“Knowledge” means, with respect to any Person, the actual knowledge of such Person.  References to the “Knowledge of the Loan Parties” (or similar terms) means the actual knowledge of any Responsible Officer, general counsel of the Loan Parties or, for the purposes of Sections 5.09 and 6.03, shall include any senior vice-president of operations, chief operating officer or similar position.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, compacts, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any Unreimbursed L/C Amount in accordance with its Pro Rata Share.

“L/C Credit Extension” means, with respect to any Letter of Credit or L/C Guaranty, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Exposure” means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit and L/C Guaranties (without duplication) plus the aggregate of all Unreimbursed L/C Amounts.  For all purposes of this Agreement, if as of any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount that remains available to be drawn.

 “L/C Guaranty” has the meaning specified in Section 2.03(a).

“L/C Issuer” has the meaning specified in Section 2.03(a).

“Lender” means each Person identified as a “Lender” on the signature pages hereto and its successors and assigns and, as the context requires, includes the L/C Issuer.

“Lender Parties” has the meaning specified in Section 12.07(g).

“Lender Securitization” has the meaning specified in Section 12.07(g).

 “Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower Representative and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder.  A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a letter of credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Obligations” means all outstanding obligations incurred by Administrative Agent and the Revolving Lenders at the request of any Borrower, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of Letters of Credit by any L/C Issuer, the issuance by the Administrative Agent of an L/C Guaranty or the purchase of a participation as set forth in Section 2.03 with respect to any Letter of Credit or L/C Guaranty.  The amount of such Letter of Credit Obligations shall equal the maximum amount that may be payable by Administrative Agent or the Revolving Lenders in respect of all outstanding Letters of Credit and, without duplication, L/C Guaranties plus all Unreimbursed L/C Amounts.

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) the total Revolving Commitments and (b) $5,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the total Revolving Commitments.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to any Borrower under Article II in the form of a Term Loan, Delayed Draw Loan and/or a Revolving Loan.

“Loan Documents” means this Agreement, each Note, each Letter of Credit, each  Joinder Agreement, each Collateral Document, each Request for Credit Extension, each Issuer Document, each Compliance Certificate, the Fee Letter, and each other document, instrument or agreement from time to time executed by any Loan Party or any Domestic Subsidiary or any Responsible Officer thereof and delivered in connection with the transactions contemplated by this Agreement other than the Closing Checklist.

“Loan Notice” means a notice of (a) a Borrowing of Revolving Loans, (b) a Borrowing of Delayed Draw Loans; (c) a conversion of Loans from one Type to the other pursuant to Section 2.02(a), or (d) a continuation of Eurodollar Rate Loans pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Loan Parties” means, collectively, each Borrower and each Guarantor.

“Master Agreement” has the meaning set forth in the definition of “Hedge Agreement.”

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), or condition (financial or otherwise) or prospects of the Loan Parties and their Domestic Subsidiaries taken as a whole; (b) a material impairment of the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents; (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party which could have a material adverse effect on the ability of the Administrative Agent or the Lenders to be repaid under the Loan Documents or enforce their rights or exercise their remedies under the Loan Documents; or (d) a material adverse effect on the validity, perfection or priority of a Lien in favor of the Administrative Agent for the benefit of the Secured Parties on any material Collateral or on the aggregate value of the Collateral.

“Material Contract” means any lease of real or personal property, contract or other arrangement to which any Loan Party or any of its Domestic Subsidiaries is a party (other than the Loan Documents), for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Maturity Date” means the earlier to occur of the (i) fifth anniversary of the Closing Date and (i) the declaration of acceleration of all amounts outstanding under the Loan Documents.

“Maximum Rate” has the meaning set forth in Section 12.10.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Sections 4001(a)(3) or 3(37) of ERISA that is sponsored or maintained by any Borrower or any ERISA Affiliate or to which any Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding six (6) plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds received by any Loan Party or any Domestic Subsidiary in respect of any Disposition, Involuntary Disposition, Equity Issuance, or Debt Issuance net of (a) direct costs and expenses incurred in connection therewith (including legal, accounting and investment banking fees, and sales commissions), (b) taxes paid or payable as a result thereof, and (c) the amount necessary to retire any Indebtedness secured by a Permitted Lien on the related Property; it being understood that “Net Cash Proceeds” shall include any cash or Cash Equivalents received upon the sale or other disposition of any non cash consideration received by any Borrower or any Domestic Subsidiary in any Disposition, Involuntary Disposition, Equity Issuance or Debt Issuance.

“Net Total Funded Debt Ratio” means, as of any date, the ratio of (a) (i) Consolidated Indebtedness as of such date plus (ii) Consolidated Lease Obligations minus (iii) Unrestricted Cash, after giving effect to the Borrowing on such Borrowing Date to (b) Consolidated EBITDA based on the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b).

“New Loan Commitments” shall have the meaning given to the term in Section 2.15(a) hereof.

“NLC Effective Date” shall mean the date on which the New Loan Commitments become effective pursuant to Section 2.15(d) hereof.

“Non-Core Assets” shall mean the assets owned by the Loan Parties or their Domestic Subsidiaries, which are designated exclusively to serve the Consolidated Group’s Telecommunications Business in the metropolitan areas of Austin, Denver, Kansas City, Miami, Portland, Salt Lake City, San Antonio, and Wilmington.

“Non-Extension Notice Date” has the meaning set forth in Section 2.03(b)(iii).

“Note” or “Notes” means each Term Note, each Delayed Draw Note and each Revolving Note, individually or collectively, as appropriate.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit (including Unreimbursed L/C Amounts), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including, without limitation, interest and fees and expenses of professional advisers to the Lenders and Agents that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.  The foregoing shall also include any obligations or liabilities of any Loan Party under any Secured Hedge Agreement.

“Obligee Guarantor” has the meaning set forth in Section 10.08.

“Organization Documents” means, (a) with respect to any corporation, the, charter, certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” has the meaning set forth in Section 3.01(b).

“Participant” has the meaning set forth in Section 12.07(d).

“Patriot Act” has the meaning specified in Section 5.27.

 “PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Plan, other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Borrower or any ERISA Affiliate or to which any Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding six (6) plan years.

“Permitted Acquisition” has the meaning given to that term in Section 7.04(b) hereof.

“Permitted Equity Repurchases” mean purchases of Equity Interest of Holdings from employees and directors of Holdings and its Subsidiaries in an aggregate amount not to exceed $15,000,000 in the aggregate.

“Permitted Liens” means, at any time, Liens in respect of Property of the Loan Parties and their Domestic Subsidiaries permitted to exist at such time pursuant to the terms of Section 7.01.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means (i) any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by the Borrowers, any of their Domestic Subsidiaries or any of their respective ERISA Affiliates; and (ii) all other employee benefit plans, programs, policies, agreements or arrangements, including any deferred compensation plan, incentive plan, bonus plan or arrangement, stock option plan, stock purchase plan, stock award plan or other equity-based plan, change in control agreement, retention plan, severance pay plan, dependent care plan, sick leave, disability, death benefit, group insurance, hospitalization, dental, life, any fund, trust or arrangement providing health benefits including multiemployer welfare arrangements, a multiple employer welfare fund or arrangement, cafeteria plan, employee assistance program, scholarship program, employment contract, retention incentive agreement, termination agreement, severance agreement, non-competition agreement, consulting agreement, confidentiality agreement, vacation policy, employee loan, or other similar plan, agreement or arrangement, whether written or oral, funded or unfunded, or actual or contingent which is or was sponsored, maintained or contributed to by, or required to be contributed by, the Borrowers, any of their Domestic Subsidiaries or any of their respective ERISA Affiliates, but does not include any plan, agreement or arrangement that has been terminated and completely wound up prior to the date of this Agreement and for which none of the Borrowers, any of their Domestic Subsidiaries or their respective ERISA Affiliates have any present or potential liability.

“Principal Amortization Schedule” has the meaning set forth in Section 2.07(b)(i).

 “Principal Payment Date” means, as to any Term Loan or Delayed Draw Loan, the last Business Day of each March, June, September and December, and the Maturity Date, with the first Principal Payment Date occurring on June 30, 2009.

 “Pro Rata Share” means, with respect to any Lender at any time, (a) with respect to such Lender’s Revolving Commitment and L/C Exposure at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Revolving Commitment of such Lender at such time and the denominator of which is the amount of the total Revolving Commitments at such time; provided that if commitments of each Lender to make Revolving Loans have been terminated pursuant to Section 2.06(a) or Section 9.02, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof, (b) with respect to such Lender’s Delayed Draw Commitment at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Delayed Draw Commitment of such Lender at such time and the denominator of which is the amount of the total Delayed Draw Commitments at such time; provided that if commitments of each Lender to make Delayed Draw Loans have been terminated pursuant to Section 9.02, then the Pro Rata Share of each Lender shall be a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the principal amount of the outstanding Delayed Draw Loans held by such Lender and the denominator of which is the aggregate outstanding principal amount of the

Delayed Draw Loans held by all Delayed Draw Lenders at such time, and (c) with respect to the outstanding Term Loan at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the principal amount of the outstanding Term Loan held by such Lender at such time and the denominator of which is the aggregate outstanding principal amount of the Term Loan held by all Term Loan Lenders at such time.  The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.  In connection with any payment to any Defaulting Lender hereunder based upon its Pro Rata Share, such Pro Rata Share shall be ratably reduced by the principal amount such Defaulting Lender has failed to fund hereunder.

“Proceedings” means any actual or threatened civil, equitable or criminal proceeding litigation, action, suit, claim, investigation (governmental or judicial or otherwise), dispute indictment or prosecution, pleading, demand or the imposition of any fine or penalty or similar matter.

“Property” means any interest of any kind in any property or asset, whether real, personal or mixed, or tangible or intangible, including Equity Interest and Telecommunication Assets.

“PUC” means any state regulatory agency or body that exercises jurisdiction over the rates or services or the ownership, construction or operation of any long distance network facility or telecommunications systems or over Persons who own, construct or operate a long distance network facility or telecommunications systems, in each case by reason of the nature or type of the business subject to regulation and not pursuant to laws and regulations of general applicability to Persons conducting business in such state.

“Rating Agencies” has the meaning set forth in Section 12.08.

“Real Property” means the real estate listed on Schedule 5.20(a), and any other real estate owned or leased after the Closing Date.

“Register” has the meaning set forth in Section 12.07(c).

“Registrar” has the meaning set forth in Section 12.07(c).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Representatives” has the meaning set forth in Section 12.08(a).

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice, as the case may be, and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” means, (i) at any time there are two (2) or fewer Lenders, all Lenders, or (ii) at all other times, Lenders holding in the aggregate more than sixty-six and two thirds percent (66 2/3%) of, (a) the sum of the Revolving Commitments, the Delayed Draw

Commitments and the outstanding Term Loan, (b) if the Revolving Commitments have been terminated, the sum of the Revolving Exposures, the Delayed Draw Commitments or, if the Delayed Draw Commitments have been terminated, the outstanding Delayed Draw Loans and the outstanding Term Loan or (c) if the Delayed Draw Commitments have been terminated, the sum of the Revolving Commitments (or, if the Revolving Commitments have been terminated, the sum of the Revolving Exposures), the outstanding Delayed Draw Loans and the outstanding Term Loan.  The Revolving Commitments (or, if the Revolving Commitments have terminated, the Revolving Exposure), the Delayed Draw Commitments (or, if the Delayed Draw Commitments have terminated, the outstanding Delayed Draw Loan) and the outstanding Term Loan held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required PUC Consents” means all consents, orders and approvals of the PUC’s necessary for Loan Parties and their respective Domestic Subsidiaries to (a) incur the full amount of the Obligations, and (b) grant to the Administrative Agent a Lien on all of their respective Property to secure all of such Obligations, such consents, orders and approvals to be in form and substance reasonably satisfactory to the Administrative Agent.

“Responsible Officer” means the chief executive officer, president, chief financial officer or treasurer of a Loan Party. Any document delivered hereunder that is executed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Cash” has the meaning given to the term in Section 8.01(c).

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares (or equivalent) of any class of Equity Interest of any Loan Party or any of its Domestic Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares (or equivalent) of any class of Equity Interest of any Loan Party or any of its Domestic Subsidiaries, now or hereafter outstanding, except for Permitted Equity Repurchases,  (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares (or equivalent) of any class of Equity Interest of any Loan Party or any of its Domestic Subsidiaries, now or hereafter outstanding, and (d) the payment by any Loan Party or any of its Domestic Subsidiaries of any management, advisory or consulting fee or the payment of any extraordinary salary, bonus or other form of compensation, in each case, to any Person who is directly or indirectly a significant partner, shareholder or owner, or executive officer of any such Loan Party or Domestic Subsidiary unless such payments are (A) made in the ordinary course of business and consistent with past practices or (B) approved by the board of directors of the applicable Loan Party.

“Revolver Unused Commitment Fee” has the meaning specified in Section 2.09(a) hereof.

“Revolving Commitment” means, as to each Lender, its obligation to (a) make Revolving Loans to the Borrowers pursuant to Section 2.01 and (b) and to acquire participations in Letters of Credit pursuant to Section 2.03 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be reduced pursuant to Section 2.05 or otherwise adjusted from time to time in accordance with this Agreement.  The initial aggregate amount of the Revolving Commitments is $18,000,000.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its L/C Exposure at such time.

“Revolving Lenders” or “Revolving Lender” means, as of any date of determination, Lenders having a Revolving Commitment, or after the Revolving Commitments have terminated, Lenders holding any portion of the outstanding Revolving Exposure.

“Revolving Loan” has the meaning specified in Section 2.01(a).

“Revolving Note” has the meaning specified in Section 2.11(a).

“Revolving Unused Commitment” means, at any time, the amount by which the aggregate Revolving Commitments exceed the sum of (y) the outstanding amount of all Revolving Loans and (z) the total L/C Exposures.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc. and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to any Loan Party or any Domestic Subsidiary, any arrangement, directly or indirectly, with any Person whereby such Loan Party or such Domestic Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“SEC Expenses” means the one-time third party out-of-pocket expenses relating the SEC’s proceedings involving Holdings and/or ACI, including the financial projections related to Holding’s and/or ACI’s historical audits, in an amount not to exceed $250,000.

 “Secured Hedge Agreement” means any Hedge Agreement required or permitted by this Agreement that is entered into by and between a Loan Party and a Secured Hedge Provider.

“Secured Hedge Provider” means (i) the Administrative Agent or any of its Affiliates (or any Person who was an Affiliate of the Administrative Agent at the time such Person entered into a Secured Hedge Agreement), and (ii) any other Lender or Affiliate of a Lender which is approved in writing by the Administrative Agent as a Secured Hedge Provider (such approval not to be unreasonably withheld or delayed), each in their capacity as a counterparty to a Secured Hedge Agreement.

“Secured Parties” means, collectively, the Administrative Agent, all other Agents, the Lenders, the L/C Issuer and the Secured Hedge Providers.

“Securities Account Control Agreement” shall mean an agreement, among a Loan Party, a securities intermediary, and the Administrative Agent, which agreement is in a form reasonably satisfactory to the Administrative Agent and which provides the Administrative Agent with “control” (as such term is used in Articles 8 and 9 of the UCC) over the securities account(s) described therein.

“Securitization Transaction” means any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which any Borrower or any Domestic Subsidiary may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of any Person.

 “Security Agreement” means the Security and Pledge Agreement dated as of the Closing Date executed in favor of the Administrative Agent by each of the Borrowers.

“Social Security Act” means the Social Security Act of 1965 as set forth in Title 42 of the United States Code, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time.

“Societe Generale” means Societe Generale, and its successors and assigns.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the assets of such Person exceed its liabilities, including contingent liabilities, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liabilities of such Person or its debts as they become absolute and matured, (c) the remaining capital of such Person is not unreasonably small to conduct its business, and (d) such Person will not have incurred debts and does not have the present intent to incur debts, beyond its ability to pay such debts as they mature.  In computing the amount of contingent liabilities of any Person on any date, such liabilities shall be computed at the amount that, in the judgment of the Administrative Agent, in light of all facts and circumstances existing at such time, represents the amount of such liabilities that reasonably can be expected to become actual or matured liabilities.

“State PUC License” means any license, certificate or other authorization issued by any PUC to permit the Loan Parties or their Domestic Subsidiaries to offer intrastate telecommunications services in the state.

“State Telecommunications Laws” are the statutes of the states of the United States and the District of Columbia governing the provision of telecommunications services and the rules, regulations, and published policies, procedures, orders and decisions of the PUCs.

“Subsidiary” of a Person means a corporation, partnership, limited liability company or other business entity of which a majority of the Equity Interest having ordinary voting power for the election of directors or other governing body (other than Equity Interest having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Loan Parties.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP.

“Taxes” has the meaning set forth in Section 3.01(a).

“Tax Credit” has the meaning set forth in Section 3.01(j).

“Tax Refund” has the meaning set forth in Section 3.01(j).

“Telecommunications Assets” means (a) all interests of any Person in any kind of property or asset, whether real, personal or mixed, tangible or intangible, including Equity Interest (other than cash and cash equivalents) used in the Telecommunications Business or (b) the Equity Interest of any person engaged primarily in the Telecommunications Business.

“Telecommunications Business” means the business of (a) transmitting or providing services relating to the transmission of voice, video or data through transmission facilities, (b) leasing of fiber optic infrastructure or related facilities, (c) constructing, creating, developing or producing communications networks, related network transmission, equipment, software, devices and content for use in a communications or content distribution business or (d) evaluating, participating or pursuing any other activity or opportunity that is primarily related to (a), (b) or (c) above.

“Termination Date” means the date that (a) all Obligations have been fully and indefeasibly paid in full in cash, (b) no commitments or other obligations of the Lenders to provide funds to the Borrowers remain outstanding, (c) no Letter of Credit remains outstanding, and (d) all Secured Hedge Agreements have been terminated and each Loan Party’s obligations thereunder have been fully paid or otherwise Cash Collateralized in a manner satisfactory to the Secured Hedge Provider.

“Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined (by the Secured Hedge Provider for Secured Hedges) based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).

“Term Loan” has the meaning specified in Section 2.01(b).

“Term Loan Commitment” means, as to each Lender, its obligation to make its portion of the Term Loan to the Borrowers pursuant to Section 2.01(b) and the other terms and conditions of this Agreement, in the principal amount set forth opposite such Lender’s name on Schedule 2.01, as such amounts may be adjusted from time to time in accordance with this Agreement.  The initial aggregate amount of the Term Loan Commitments is $24,000,000.

“Term Loan Lender” means, as of any date of determination, any Lender holding a Term Loan Commitment or Term Loan at such time.

“Term Note” has the meaning set forth in Section 2.11(a).

“Type” means, with respect to any Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“UCP” means, with respect to any commercial Letter of Credit, the “Uniform Customs and Practice for Documentary Credits”, as most recently published by the International Chamber of Commerce.

“Uncertificated Securities Control Agreement” means an agreement in form and substance satisfactory to the Administrative Agent among the Administrative Agent, a Loan Party and a pledgor of uncertificated securities which provides the Administrative Agent with “control” (as such term is used in Articles 8 and 9 of the UCC) of such uncertificated securities (as defined in the UCC).

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Internal Revenue Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed L/C Amount” has the meaning specified in Section 2.03(c)(i) but shall exclude any amount that has been refinanced with Revolving Loans or subsequently repaid by the Borrowers.

“Unrestricted Cash” means, as of any measurement date, the excess of (a) the Borrower’s Aggregate Consolidated Cash Balance over (b) the Borrower’s Restricted Cash.

“Unused Commitment Fees” shall mean the Revolver Unused Commitment Fee and the Delayed Draw Unused Commitment Fee.

“Wholly Owned Subsidiary” means any Person 100% of whose Equity Interest is at the time owned by a Loan Party directly or indirectly through other Persons 100% of whose Equity Interest is at the time owned, directly or indirectly, by such a Loan Party.

Section 1.02                 Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)         The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to all exhibits, schedules, annexes and other attachments thereto and such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, and (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal property and tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)        In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)         Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03                 Accounting Terms.

(a)         Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the most recent Audited Financial Statements.

(b)        Together with each Compliance Certificate, the Borrower Representative will provide a written summary of any changes in GAAP that materially impact the calculation of the financial covenants in Article VIII contained in such Compliance Certificate.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrowers or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower Representative on behalf of the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower Representative shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Section 1.04                 Rounding.

Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05                 References to Laws.

Unless otherwise expressly provided herein, references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law and any reference to any Law shall, unless otherwise specified, refer to such Law as amended, modified or supplemented from time to time and any successor Law.

Section 1.06                 Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.07                 Letter of Credit Amounts.

Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Issuer Document related thereto, whether or not such maximum face amount is in effect at such time.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.01                 Loans.

(a)         Revolving Loans:  Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make loans to the Borrower Representative, upon request by the Borrower Representative, on behalf of the Borrowers (each such loan, a “Revolving Loan”) in Dollars from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of such Revolving Lender’s Revolving Commitment; provided, however, that after giving effect to any Borrowing of Revolving Loans, (i) the total Revolving Exposures shall not exceed the total Revolving Commitments and (ii) the Revolving Exposure of each Revolving Lender shall not exceed such Revolving Lender’s Revolving Commitment.  Within the limits of each Revolving Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower Representative on behalf of the Borrowers may borrow under this Section 2.01(a), prepay under Section 2.05, and reborrow under this Section 2.01(a).  The Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein; provided, however, that all Borrowings made on the Closing Date shall be made as Base Rate Loans.

(b)        Term Loan:  Subject to the terms and conditions set forth herein, each Term Loan Lender severally agrees to fund a term loan to the Borrower Representative, upon request by the Borrower Representative, on behalf of the Borrowers (the “Term Loan”), on the Closing Date (or, in case of an increase in the Term Loan Commitment, as set forth in Section 2.15(d) hereof, on the NLC Effective Date) in one Borrowing in an amount not to exceed such Lender’s Term Loan Commitment.  The Term Loan (or any portion thereof) may consist of Base Rate Loans or Eurodollar Rate Loans, as further provided herein; provided, however, that all Borrowings made on the Closing Date shall be made as Base Rate Loans.  Upon the making of the Term Loan, the aggregate Term Loan Commitments shall be reduced to zero.  Any portion of the Term Loan that is repaid or prepaid may not be reborrowed.

(c)         Delayed Draw Loans:  Subject to the terms and conditions set forth herein, each Delayed Draw Lender severally agrees to fund a delayed draw loan to the Borrower Representative, upon request by the Borrower Representative, on behalf of the Borrowers (each such loan, a “Delayed Draw Loan”) on any Business Day during the Availability Period in one or several Borrowings, in an aggregate amount at any time outstanding not to exceed the amount of such Delayed Draw Lender’s Delayed Draw Commitment; provided, however, that after giving effect to any Borrowing of Delayed Draw Loans, (i) the total amount outstanding under all Delayed Draw Loans shall not exceed the total Delayed Draw Commitments and (ii) the amount outstanding in favor of each Delayed Draw Lender shall not exceed such Delayed Draw Lender’s Delayed Draw Commitment. The Delayed Draw Loan (or any portion thereof) may consist of Base Rate Loans or Eurodollar Rate Loans, as further provided herein; provided, however, that all Borrowings made on the Closing Date shall be made as Base Rate Loans.  Any portion of the Delayed Draw Loan that is repaid or prepaid may not be reborrowed.

Section 2.02                 Borrowings, Conversions and Continuations of Loans.

(a)         Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower Representative’s irrevocable notice to the Administrative Agent, which may be delivered by telephone request (or such other means as may be agreed upon by the Administrative Agent in its sole discretion).  Each such notice must be received by the Administrative Agent in writing not later than 10:00 a.m. New York time (i) three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) one (1) Business Day prior to the requested date of any Borrowing of Base Rate Loans (or any conversion to Base Rate Loans).  Each telephonic notice by the Borrower Representative pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and executed by a Responsible Officer of the Borrower Representative. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof.  Subject to Section 2.03(c) with respect to Revolving Loans resulting from Letters of Credit which have been drawn upon, each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Loan Notice pursuant to this Section 2.02(a) (whether telephonic or written) shall specify (i) whether the Borrower Representative is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower Representative fails to specify a Type of Loan in a Loan Notice (other than a Loan Notice given for Loans to be disbursed on the Closing Date, which shall be made as Base Rate Loans) or if the Borrower Representative fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or automatically converted to, Eurodollar Rate Loans.  Any such automatic conversion shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Borrower Representative requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b)        Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower Representative as required by Section 2.02(a) with respect to any continuation of a Eurodollar Rate Borrowing, the Administrative Agent shall notify each Lender of the details of any automatic conversion of such Eurodollar Rate Borrowing to Base Rate Loans as described in the preceding subsection.  In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 3:00 p.m. New York time on the Business Day specified in the applicable Loan Notice.  Upon satisfaction of the conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrowers in like funds as received by the Administrative Agent by wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably satisfactory to) the Administrative Agent by the Borrower Representative; provided, however, that if, on the date of a Borrowing of Revolving Loans, there are Unreimbursed L/C Amounts outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such Unreimbursed L/C Amounts, and second, to the Borrower Representative as provided above.

(c)         Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of the Interest Period for such Eurodollar Rate Loan.  During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders, and the Administrative Agent may cause, or the Required Lenders may demand that, any or all of the then outstanding Eurodollar Rate Loans be converted immediately to Base Rate Loans.

(d)        the Administrative Agent shall promptly notify the Borrower Representative and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error.

(e)         After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than five (5) Interest Periods in effect with respect to outstanding Loans.

Section 2.03                 Letters of Credit.

(a)         The Letter of Credit Commitment.

(i)            Subject to the terms and conditions of this Agreement, the Administrative Agent and Revolving Lenders agree to incur, from time to time prior to the Letter of Credit Expiration Date, upon the request of the Borrower

Representative and for the account of a Borrower, Letter of Credit Obligations by causing Letters of Credit to be issued in Dollars by (i) the Administrative Agent (or an Affiliate thereof), (ii) a Revolving Lender (or an Affiliate thereof) selected by or acceptable to the Administrative Agent or (iii) a bank or other legally authorized Person selected by or acceptable to the Administrative Agent in its sole discretion and guaranteed by the Administrative Agent (a “L/C Guaranty”) (each of (i) through (iii), an “L/C Issuer”); provided that after giving effect to the incurrence of any Letter of Credit Obligation with respect to any Letter of Credit, (x) the total Revolving Exposures shall not exceed the total Revolving Commitments, (y) the Revolving Exposure of any Lender shall not exceed such Lender’s Revolving Commitment, and (z) the total L/C Exposures shall not exceed the Letter of Credit Sublimit.  Each request by the Borrower Representative for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrowers that the L/C Credit Extension so requested complies with the conditions set forth in the proviso in the preceding sentence.  Each Revolving Lender shall be deemed to have, and hereby agrees to have, irrevocably purchased risk participations in all such Letters of Credit Obligations incurred and any drawings in connection therewith.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower Representative’s ability to obtain Letters of Credit for the account of any Borrower or any Domestic Subsidiary of any Borrower shall be fully revolving, and accordingly the Borrower Representative may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)           The Administrative Agent shall have no obligation to provide any L/C Guaranty, and the L/C Issuer shall not issue any Letter of Credit if:

(A)               subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless the Required Lenders (excluding any Term Loan from the definition thereof) have approved such expiry date;

(B)                the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Lenders have approved such expiry date;

(iii)          The Administrative Agent shall have no obligation to provide any L/C Guaranty, and the L/C Issuer shall not issue any Letter of Credit if:

(A)               any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)                the issuance of such Letter of Credit would violate any Laws or one or more policies of the L/C Issuer;

(C)                except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial amount less than $100,000;

(D)                such Letter of Credit is to be denominated in currency other than Dollars; or

(E)                a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrower Representative or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender.

(iv)          The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v)           The L/C Issuer shall not be under any obligation to amend any Letter of Credit if the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi)          The L/C Issuer shall not be under any obligation to issue or amend any Letter of Credit if the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, on or prior to the Business Day prior to the requested date of issuance or amendment of such Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied.

(b)        Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.

(i)            Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower Representative delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and executed by a Responsible Officer of the Borrower Representative on behalf of the Borrowers or any Domestic Subsidiary of any Borrower.  Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 10:00 a.m. at least two (2) Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer:  (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the account party thereunder and (H) such other matters as the L/C Issuer may reasonably require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer:  (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably require.  Additionally, the Borrower Representative shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.

(ii)           Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower Representative and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the L/C Issuer has received written notice from any Revolving Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower or Domestic Subsidiary of a Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer or Administrative Agent, as applicable a participation interest in such Letter of Credit or the underlying L/C Guaranty, as applicable, in an amount equal to the product of such Revolving Lender’s Pro Rata Share times the face amount of such Letter of Credit.

(iii)          If the Borrower Representative so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the L/C Issuer, the Borrower Representative shall not be required to make a specific request to the L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised (as extended) form under the terms hereof (by reason of the provisions clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Non-Extension Notice Date from the Administrative Agent, any Revolving Lender or any Loan Party that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv)          Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower Representative and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)         Drawings and Reimbursements; Funding of Participations.

(i)            Upon receipt from the beneficiary of any Letter of Credit of any notice of drawing under such Letter of Credit, the L/C Issuer shall promptly notify the Borrower Representative and the Administrative Agent thereof.  Not later than 1:00 p.m. on the date of any payment by the L/C Issuer under a Letter of Credit (or, if such payment by the L/C Issuer is made after 1:00 p.m., not later than 9:00 a.m. the next succeeding Business Day) (each such date, an “Honor Date”), the Borrowers shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing or shall reimburse the Administrative Agent in respect of any payment under the L/C Guaranty issued in respect of such Letter of Credit.  If the Borrowers fail to so reimburse the L/C Issuer or the Administrative Agent by such time, the Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the amount of the unreimbursed Letter of Credit drawing or L/C Guaranty payment (each, an “Unreimbursed L/C Amount”), and the amount of such Revolving Lender’s Pro Rata Share thereof.  In such event, the Borrowers shall be deemed to have requested a Borrowing of Revolving Loans consisting of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Revolving Loans consisting of Base Rate Loans and regardless of whether a Default or Event of Default then exists or whether the conditions set forth in Section 4.02 have been satisfied, but subject to the amount of the unutilized portion of the total Revolving Commitments.  If the Unreimbursed Amount is paid on the Honor Date with a Revolving Loan, no Default or Event of

Default shall be deemed to have occurred.  Any notice delivered by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be delivered by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)           If for any reason a Revolving Loan cannot be made pursuant to Section 2.03(c)(i), each Revolving Lender (including any Revolving Lender acting as the L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of the Unreimbursed L/C Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon each Revolving Lender that so makes funds available shall be deemed to have made a payment in respect of its participation in the applicable Letter of Credit or L/C Guaranty and such payment shall constitute an L/C Advance from such Revolving Lender in satisfaction of its participation obligations under this Section 2.03.  The Administrative Agent shall remit the funds so received to the L/C Issuer. Any Unreimbursed Amounts not fully refinanced by the Revolving Loans pursuant to Section 2.03(c)(i) shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.

(iii)          Until a Revolving Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit or to reimburse the Administrative Agent for any payment of an L/C Guaranty, interest in respect of such Revolving Lender’s Pro Rata Share of such amount shall be solely for the account of the L/C Issuer or the Administrative Agent, as applicable.

(iv)          Each Revolving Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit or to reimburse the Administrative Agent for any payment under an L/C Guaranty, as applicable, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the L/C Issuer, any Loan Party or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or an Event of Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing.  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(v)           If any Revolving Lender fails to make available to the Administrative Agent for its own account or for the account of the L/C Issuer any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C

Issuer or the Administrative Agent shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the Federal Funds Rate from time to time in effect.  A certificate of the L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (v) shall be conclusive absent manifest error.

(d)        Repayment of Participations.

(i)            At any time after the L/C Issuer has made a payment under any Letter of Credit or the Administrative Agent has made any payment under and L/C Guaranty and has received from any Revolving Lender such Revolving Lender’s L/C Advances in respect of such Revolving Lender’s participation in accordance with Section 2.03(c), if the Administrative Agent receives for its own account or for the account of the L/C Issuer any payment in respect of the related Unreimbursed L/C Amount or interest thereon (whether directly from the Borrowers or otherwise, including proceeds of cash collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii)           If any payment received by the Administrative Agent for its own account or for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 12.06 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Lender shall pay to the Administrative Agent for its own account or for the account of the L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

(e)         Obligations Absolute.  The obligation of the Borrowers to reimburse the L/C Issuer for each drawing under each Letter of Credit or to reimburse the Administrative Agent for any payment under an L/C Guaranty or to reimburse each Revolving Lender for its payment on account of any Unreimbursed L/C Amount shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)            any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Loan Document;

(ii)           the existence of any claim, counterclaim, set-off, defense or other right that any Loan Party or Domestic Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)          any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)          any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)           any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any Domestic Subsidiary.

The Borrower Representative shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it; and, if there is any claim of noncompliance with the Borrower Representative’s instructions or other irregularity, the Borrower Representative will immediately notify the L/C Issuer and the Administrative Agent.  Each Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is delivered as aforesaid.

(f)         Role of L/C Issuer.  Each Revolving Lender and each Borrower agrees that (x) in paying any drawing under a Letter of Credit, the L/C Issuer, or (y) in issuing any L/C Guaranty, the Administrative Agent, shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, any Agent-Related Person nor any of the respective correspondents, participants or assignees of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application.  Each Borrower and each

Domestic Subsidiary of a Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to the use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude any Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential, punitive or exemplary, damages suffered by the Borrowers which the Borrowers prove were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit as finally determined by a court of competent jurisdiction.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)        Cash Collateral.  Upon the request of the Administrative Agent, if, as of the Letter of Credit Expiration Date, any Letter of Credit or L/C Guaranty for any reason remains outstanding and partially or wholly undrawn, the Borrowers shall immediately Cash Collateralize 105% of the total L/C Exposures as of such date.  Section 2.05 and 9.02(c) set forth certain additional requirements to deliver cash collateral hereunder.  For purposes of this Section 2.03, Section 2.05 and Section 9.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent (or with and to a bank designated by the Administrative Agent to be held in a deposit account subject to a control agreement), for the benefit of the L/C Issuer or the Administrative Agent and the Revolving Lenders, as collateral for the total L/C Exposures, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders).  Derivatives of the term Cash Collateralize have corresponding meanings.  The Borrowers hereby grant to the Administrative Agent, for the benefit of the L/C Issuer, the Administrative Agent and the other Secured Parties, a security interest in all such cash, deposit accounts and all balances therein pledged, deposited with or delivered to the Administrative Agent and all proceeds of the foregoing.  Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Societe General.

(h)        Applicability of ISP98 and UCP.  Unless otherwise expressly agreed by the L/C Issuer and the Borrower Representative when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.

(i)          Letter of Credit Fees.  The Borrowers shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Pro Rata Share a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Margin for Revolving Loans that are Eurodollar Rate Loans times the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit).  Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  If there is any change in the Applicable Margin during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect.  Notwithstanding anything to the contrary contained herein, while an Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(j)          Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  The Borrowers shall pay directly to the L/C Issuer for its own account a one time fronting fee for each Letter of Credit in the amount and at the times agreed to by the Borrower and the L/C Issuer.  In addition, the Borrowers shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k)         Conflict with Letter of Credit Application.  In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(l)          Letters of Credit Issued for Domestic Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Domestic Subsidiary of the Borrowers, the Borrowers shall be obligated to reimburse the L/C Issuer or the Administrative Agent hereunder for any and all drawings under such Letter of Credit or any L/C Guaranty related to such Letter of Credit, as the case may be.  The Borrowers hereby acknowledge that the issuance of Letters of Credit or any L/C Guaranty for the account of any such Domestic Subsidiary inures to the benefit of the Borrowers and that the Borrowers’ business derives substantial benefits from the businesses of such Domestic Subsidiaries.

Section 2.04         Reserved.

Section 2.05         Prepayments.

(a)         Voluntary Prepayments of Loans.

(i)            Revolving Loans; Delayed Draw Loans and Term Loan.  Subject to the limitations set forth in this Section 2.05(a), the Borrowers may, upon notice from the Borrowers to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Loans, Delayed Draw Loans and/or the Term Loan in whole or in part, subject to a one percent (1%) prepayment fee on the principal amount of the Delayed Draw Loan or Term Loan prepaid by the Borrowers within one (1) year as of the Closing Date; provided that (i) such notice must be received by the Administrative Agent not later than 10:00 a.m. New York time (A) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans, and (B) on the date of prepayment of Base Rate Loans; and (ii) any such prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); (iii) any such prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding).  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment.  If such notice is delivered by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurodollar Rate Loan and/or Base Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05 and any prepayment fee and, if all outstanding Loans are being prepaid in full, any costs, fees and expenses payable under the Loan Documents as of the date of such prepayment.  Notwithstanding the foregoing, the Borrowers may not voluntarily prepay any Loans that are Eurodollar Rate Loans unless such Loans are prepaid at the end of the applicable Interest Period or unless the Borrowers pay all funding costs associated with such prepayment as provided in Section 3.05 hereof.

(ii)           Application of Voluntary Prepayments of Revolving Loans, Delayed Draw Loans and Term Loan.  At the Borrowers’ option, each voluntary prepayment shall be applied to Revolving Loans, Delayed Draw Loans and/or the Term Loan.  Any voluntary prepayment of the Term Loan and the Delayed Draw Loans shall be applied pro rata to the then remaining scheduled payments of the Term Loan and/or the Delayed Draw Loan, as applicable under the Principal Amortization Schedule. Prepayments of Revolving Loans or of the Delayed Draw Loans pursuant to this Section 2.05(a) shall not reduce the total Revolving Commitments or the Delayed Draw Commitments.  Each prepayment under this Section 2.05(a) shall be applied to the outstanding principal of the Loans of each Lender in accordance with such Lender’s Pro Rata Share.

(b)        Mandatory Prepayments of Loans.

(i)            Total Revolving Exposure.  If for any reason the total Revolving Exposures at any time exceed the total Revolving Commitments then in effect, the Borrowers shall immediately prepay the Revolving Loans and/or Cash Collateralize the L/C Exposures in an aggregate amount equal to such excess (each such prepayment to be applied as set forth in clause (v) below).

(ii)           Dispositions.  The Borrowers shall prepay the Loans and Cash Collateralize the L/C Exposures, on a pro rata basis, as hereinafter provided in an aggregate amount equal to 100% of the Net Cash Proceeds of any Disposition (each such prepayment to be applied as set forth in clause (v) below) other than Dispositions permitted pursuant to Sections 7.05(a) or (b).  Notwithstanding the foregoing, if:

(A)          no Default or Event of Default has occurred and is continuing and the Borrower Representative delivers to the Administrative Agent a certificate, executed by the Borrower Representative’s chief financial officer, stating that during the ninety (90) days prior to the receipt of such Net Cash Proceeds the Borrower made Capital Expenditures (within the limits set forth in this Agreement) to purchase assets used or useful in the Businesses and that the assets so acquired are subject to a first priority security interest under the Collateral Documents, then the amount of such Capital Expenditures may be deducted by the Borrowers from the amount of the prepayment they are required to make under this Section 2.05(b)(ii) and

(B)           at the time of the receipt or application of such Net Cash Proceeds no Default or Event of Default has occurred and is continuing and the Borrower Representative delivers to the Administrative Agent a certificate, executed by the Borrower Representative’s chief financial officer, that it intends within one hundred and eighty (180) days after receipt thereof to use all of such Net Cash Proceeds to purchase assets used or useful in the Businesses, then the applicable Borrower shall be authorized to purchase such assets;

provided, however, that (i) the Net Cash Proceeds set forth in this Section 2.05(b)(ii) shall be held in a Blocked Account until such time as such Net Cash Proceeds are used to purchase such assets or are applied to the Obligations upon the occurrence of any Event of Default, as the case may be, (ii) any such Net Cash Proceeds not so used within such one hundred and eighty (180) day period shall, on the first Business Day immediately following such period, be applied as a prepayment in accordance with clause (v) below and (iii) any assets so acquired shall be subject to a first priority security interest under the Collateral Documents.

(iii)          Debt Issuances.  Immediately upon receipt by any Loan Party or any Domestic Subsidiary of the Net Cash Proceeds of any Debt Issuance (other than proceeds of Indebtedness permitted to be incurred under Section 7.03), the

Borrowers shall prepay an aggregate principal amount of Loans and Cash Collateralize the L/C Exposures, on a pro rata basis, in an amount equal to one hundred percent (100%) of all such Net Cash Proceeds or other amounts received (such prepayment to be applied as set forth in clause (v) below).

(iv)          Casualty/Condemnation Events.  Each Borrower shall pay or cause to be paid to the Administrative Agent, as a prepayment of the principal of the Loans and Cash Collateralize the L/C Exposures, on a pro rata basis, one hundred percent (100%) of the proceeds of insurance policies and condemnation awards paid to such Borrower in excess of $500,000 with respect to any single award, within five (5) Business Days after the receipt of such proceeds by such Borrower; provided, however, that,

(A)          if no Default or Event of Default has occurred and is continuing and the Borrower Representative delivers to the Administrative Agent a certificate, executed by the Borrower Representative’s chief financial officer, stating that during the ninety (90) days prior to the receipt of such proceeds the Borrower made Capital Expenditures (within the limits set forth herein) to purchase assets used or useful in the Businesses and that the assets so acquired are subject to a first priority security interest under the Collateral Documents, then the amount of such Capital Expenditures may be deducted by the Borrowers from the amount of such proceeds which are to be used for the prepayment set forth herein; and

(B)           such proceeds of insurance policies and condemnation awards shall not be required to be paid to the Administrative Agent and applied as such a prepayment under the following circumstances:  if (w) such proceeds are utilized within one hundred eighty (180) days after receipt thereof by such Borrower to the replacement, reconstruction or restoration of the assets which were the subject of the insurance loss or award, as certified by the Borrower Representative’s chief financial officer, (x) no Default or Event of Default has occurred and is continuing at the time of such receipt or prior to the reconstruction or restoration of such assets or the acquisition of such replacement assets, (y) prior to being applied to acquire such new assets, such proceeds are deposited into a Blocked Account, and (z) such new assets purchased shall be subject to a first priority security interest under the Collateral Documents.

(v)           Application of Mandatory Prepayments.  All amounts required to be paid pursuant to this Section 2.05(b) shall be applied as follows:

(A)          with respect to all amounts prepaid pursuant to Section 2.05(b)(i), (x) to the Revolving Loans to the full extent thereof and, (y) after all Revolving Loans have been repaid, to Cash Collateralize any L/C Exposures; and

(B)           with respect to all amounts prepaid pursuant to Sections 2.05(b)(ii) through (iv), first to the prepayment of principal outstanding on the Term Loan and the Delayed Draw Loans, applied pro rata to the remaining scheduled amortization payments thereof, based on the Principal Amortization Schedule, second, after all Term Loans and Delayed Draw Loans have been repaid, to the prepayment of the principal amount outstanding of the Revolving Loans, and third, after all Revolving Loans have been repaid, to Cash Collateralize any L/C Exposures.

Within the parameters of the applications set forth above, prepayments shall be applied first to Base Rate Loans and then to Eurodollar Rate Loans in direct order of Interest Period maturities. All prepayments under this Section 2.05(b) shall be subject to Section 3.05 and, for prepayments of Delayed Draw Loans and the Term Loan, the prepayment fee set forth in Section 2.05(a)(i) hereof, but otherwise without premium or penalty, and shall be accompanied by a payment of (i) all interest accrued on the principal amount prepaid through the date of prepayment, (ii) Unused Commitment Fees accrued on the amount of Revolving Unused Commitments or Delayed Draw Unused Commitments through the date of prepayment, and (iii) all unpaid fees and expenses due under the Loan Documents on the date of prepayment. Prepayments of Revolving Loans under Sections 2.05(b)(ii) to (iv) shall be applied to reduce the Revolving Commitment of each Revolving Lender according to its Pro Rata Share of the amount by which such prepayments reduce the amount of principal outstanding under the Revolving Loans.

Section 2.06         Termination or Reduction of Revolving Commitments and Delayed Draw Commitments.

(a)         The Borrowers may, upon prior written notice from the Borrower Representative to the Administrative Agent, terminate the total Revolving Commitments or from time to time permanently reduce the total Revolving Commitments; provided, however, that (a) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. on the Business Days prior to the date of termination or reduction, (b) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $100,000 in excess thereof, and (c) after giving effect to any reduction of the total Revolving Commitments, the total Revolving Commitments shall not be less than the total Revolving Exposures.  The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the total Revolving Commitments.  Any reduction of the total Revolving Commitments shall be applied to the Revolving Commitment of each Lender according to its Pro Rata Share.  All fees accrued with respect thereto until the effective date of any termination of the total Revolving Commitments shall be paid on the effective date of such termination. The Revolving Commitments may also be reduced pursuant to mandatory prepayments as set forth in Section 2.05(b).

(b)        The Delayed Draw Commitments shall be permanently reduced (i) by the amount of each Borrowing made by the Delayed Draw Lenders with respect to the Delayed Draw Commitment, (ii) by the amount of any repayment by the Borrowers which reduces the principal amount outstanding under the Delayed Draw Loans to zero, and (iii) to the extent all or a portion of the Delayed Draw Commitments remain undrawn on the expiration of the Availability Period for the Delayed Draw Loans.

Section 2.07                 Repayment of Loans.

(a)         Revolving Loans.  On the Maturity Date, the Borrowers shall repay to the Administrative Agent for the ratable benefit of the Lenders the aggregate principal amount of all Revolving Loans outstanding on such date.

(b)        Delayed Draw Loans and Term Loan. The Borrowers shall pay the principal amount of the Term Loan and each Delayed Draw Loan:

(i)            prior to the Maturity Date, on each Principal Payment Date, commencing on the first Principal Payment Date, being June 30, 2009, and through the last Principal Payment Date corresponding to the year 2012, in an amount equal to the product of: (I) the percentage applicable to each Fiscal Quarter pursuant to the principal amortization percentage schedule (“Principal Amortization Schedule”) described below, and (II) the aggregate amount of the Term Loan and Delayed Draw Loan funded as of the applicable Principal Payment Date, net of any prepayments in respect of the Term Loan or the Delayed Draw Loan made pursuant to Section 2.05. The Principal Amortization Schedule is set forth below:

Fiscal Quarters	Principal Amortization per Fiscal Quarter
2008 - Each Fiscal Quarter	0%
1st Fiscal Quarter of 2009	0%
Each of the 2nd, 3rd and 4th Fiscal Quarters of 2009	3%
2010 - Each Fiscal Quarter	3%
2011 - Each Fiscal Quarter	3%
1st Fiscal Quarter of 2012	3%
Each of the 2nd, 3rd and 4th Fiscal Quarters of 2012	4%

(ii)           on the Maturity Date, in an amount equal to the unpaid principal balance of the Delayed Draw Loan and Term Loan then outstanding, together with all other amounts due and payable.

Section 2.08                 Interest.

(a)         Subject to the provisions of subsection (b) below:

(i)    each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each day during each Interest Period applicable thereto, commencing on and including the first day of such Interest Period to, but excluding, the last day of such Interest Period for each Interest Period at a rate per annum equal to the sum of (A) the Eurodollar Rate for such Interest Period plus (B) the Applicable Margin; and

(ii)   each Base Rate Loan shall bear interest on the outstanding principal amount thereof for the period from and including the applicable Borrowing Date or date of conversion to a Base Rate Loan to, but excluding, the Maturity Date, or to, but excluding, the conversion date if such Loans are earlier converted into Eurodollar Rate Loans from the applicable borrowing or conversion date at a rate per annum equal to (A) the Base Rate plus (B) the Applicable Margin.

(b)        After the occurrence and during the continuation of an Event of Default pursuant to (i) Section 9.01(f) or (ii) at the election of the Administrative Agent (or upon written request of the Required Lenders), pursuant to any other subsection of Section 9.01, the principal amount of all Obligations (including all Loans, Unreimbursed L/C Amounts, interest payments thereon not paid when due and any fees and other amounts then due and payable under any Loan Document) shall thereafter bear interest, payable on demand, at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(c)         Interest shall be due and payable in arrears:

(i)    (A) for Eurodollar Rate Loans, on each Interest Payment Date and on the Maturity Date; and (B) for Base Rate Loans, quarterly on each Interest Payment Date and on the Maturity Date, and

(ii)   (A) from and including the Closing Date until, but excluding, the first Interest Payment Date, (B) as of the first Interest Payment Date, from and including, each Interest Payment Date until but excluding the next Interest Payment Date, (C) on any date of prepayment, with respect to the principal amount of Loans being prepaid and (D) on the Maturity Date.

Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand.  Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law (whether or not allowed in such proceeding).

Section 2.09                 Fees.

(a)         Revolver Unused Commitment Fee.  The Borrowers shall pay, or cause to be paid, to the Administrative Agent for the account of each Revolving Lender in accordance with its Pro Rata Share, an unused commitment fee equal to (the “Revolver Unused Commitment Fee”):

(i)            during such time where the Revolving Unused Commitment is less than or equal to fifty (50%) of the total Revolving Commitments, the product of one-half percent (.50%) per annum multiplied by the actual daily amount of the Revolving Unused Commitment;

(ii)           during such time where the Revolving Unused Commitment is greater than fifty (50%) of the total Revolving Commitments, the product of three-quarters of one percent (.75%) per annum multiplied by the actual daily amount of the Revolving Unused Commitment;

(b)        Delayed Draw Unused Commitment Fee. The Borrowers shall pay, or cause to be paid, to the Administrative Agent for the account of each Delayed Draw Lender in accordance with its Pro Rata Share, an unused commitment fee equal to (the “Delayed Draw Unused Commitment Fee”):

(i)            during such time where the Delayed Draw Unused Commitment is equal to or less than fifty (50%) of all Delayed Draw Commitments, the product of one-half percent (.50%) per annum multiplied by the actual daily amount of the Delayed Draw Unused Commitment;

(ii)           during such time where the Delayed Draw Unused Commitment is greater than fifty (50%) of the total Delayed Draw Commitments, the product of three-quarters of one percent (.75%) per annum multiplied by the actual daily amount of the Delayed Draw Unused Commitment;

The Unused Commitment Fees shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable (I) quarterly in arrears on the last Business Day of each of March, June, September and December, commencing with the first such date to occur after the Closing Date, and (II) on the Maturity Date.

(c)         Other Fees.

(i)            The Borrowers shall pay, or cause to be paid, to the Administrative Agent for its own account fees in the amounts and at the times specified in the Fee Letter.  Such fees shall be fully earned when paid and shall be non-refundable for any reason whatsoever.

(ii)           The Borrowers shall pay, or cause to be paid, to the Agents or to any Agent-Related Person such fees as shall have been separately agreed upon between any of the Loan Parties and/or any of the Agents or Agent-Related Persons, in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

Section 2.10                 Computation of Interest and Fees.  Interest on Eurodollar Rate Loans shall be calculated on the basis of a 360-day year and actual days elapsed.  Interest on Base Rate Loans and computation of fees shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.

Section 2.11                 Evidence of Debt.

(a)         The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a promissory note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each such promissory note shall (i) in the case of Revolving Loans, be substantially in the form of Exhibit B-1 (a “Revolving Note”), (ii), in the case of a Term Loan, be substantially in the form of Exhibit B-2 (a “Term Note”) and (iii), in the case of a Delayed Draw Loan, be substantially in the form of Exhibit B-3 (a “Delayed Draw Note”).  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto, but any failure to do so shall not limit or otherwise affect the Borrowers’ Obligations hereunder.

(b)        In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit or L/C Guaranties, as applicable.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

Section 2.12                 Payments Generally.

(a)         All payments to be made by the Borrowers of principal, interest, fees and other Obligations shall be absolute and unconditional and shall be made without condition or deduction for any counterclaim, defense, recoupment, setoff or rescission.  Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 12:00 p.m. New York time on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 12:00 p.m. New York time shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)        If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c)         Prior to an Event of Default, if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, Unreimbursed L/C Amounts, interest and fees then due hereunder, such funds shall be applied

(i)    first, toward costs and expenses (including Attorney Costs and amounts payable under Article III) incurred by the Administrative Agent,

(ii)   second, toward costs and expenses (including funding losses and Attorney Costs and amounts payable under Article III) incurred by the Lenders, ratably among the parties entitled thereto in accordance with the amounts of costs and expenses then due to such parties,

(iii)  third, toward repayment of interest and fees (including any prepayment fee, Unused Commitment Fee or any fees due and payable under the Fee Letter) then due hereunder with respect to the Term Loan and Delayed Draw Loan ratably among the parties entitled thereto, in accordance with the amounts of interest and fees then due to such parties,

(iv)  fourth, toward repayment of interest and fees (including any Unused Commitment Fee) then due hereunder with respect to the Revolving Loans and Unreimbursed L/C Amounts (first, to Unreimbursed L/C Amounts to the full extent thereof and then to the Revolving Loans), ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties,

(v)   fifth, toward repayment of principal with respect to the Term Loan and Delayed Draw Loan then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties, and

(vi)  sixth, toward repayment of principal on the Revolving Loans and Unreimbursed L/C Amounts (first, to Unreimbursed L/C Amounts to the full extent thereof and then to the Revolving Loans), then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(d)        Unless any Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that any Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrowers or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto.  If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i)            if any Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and

(ii)           if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrowers to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the applicable Borrowing.  If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrowers, and the Borrowers shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing.  Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Revolving Commitment, Delayed Draw Commitment or to prejudice any rights which the Administrative Agent or the Borrowers may have against any Lender as a result of any default by such Lender hereunder.

(iii)          In the event that any Lender fails to make available to the Administrative Agent such Lender’s Pro Rata Share of any Borrowing by the Borrowers in accordance with the provisions of this Section 2.02 hereof, and the Borrowers do not repay to the Administrative Agent such Lender’s Pro Rata Share of the Borrowing within three (3) Business Days after such Borrowing, the Administrative Agent shall have the right to recover such Lender’s Pro Rata Share of the Borrowing directly from such Lender, together with interest thereon from the date of the Borrowing at the rate per annum applicable to such Borrowing.  In addition, until the Administrative Agent recovers such amount, (x) such Lender shall not be entitled to receive any payments under Section 2.05, Section 2.07 or 2.08 hereof, and (y) for purposes of voting on or consenting to other matters with respect to this Agreement or the other Loan Documents, such Lender’s Commitment shall be deemed to be zero and such Lender shall not be considered to be a Lender.

A notice of the Administrative Agent to any Lender or the Borrower Representative with respect to any amount owing under this subsection (d) shall be conclusive, absent manifest error.

(e)         If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, then the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(f)         The obligations of the Lenders hereunder to make Loans are several and not joint.  The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(g)        Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

Section 2.13                 Sharing of Payments.  If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or L/C Exposures held by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its Pro Rata Share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them, and/or such subparticipations in L/C Exposures held by them, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in

Section 12.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon.  The Borrowers agree that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 12.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.  The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments.  Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

Section 2.14                 Handling of Proceeds of Collateral; Cash Dominion.

(a)         Collection of Accounts and Other Proceeds.  The Borrowers, at their expense, will enforce and collect payments and other amounts owing on all Accounts in the ordinary course of the Borrowers’ business subject to the terms hereof.  The Borrowers agree to direct all of their account debtors to send payments on all Accounts directly to one or more Blocked Accounts.  Notwithstanding the foregoing, should any Borrower ever receive any payment on an Account or other proceeds of the sale of Collateral, including checks, cash, receipts from credit card sales and receipts, notes or other instruments or property with respect to any Collateral, such Borrower agrees to hold such proceeds in trust for the benefit of the Administrative Agent and separate from such Borrower’s other property and funds, and to deposit such proceeds directly into a Blocked Account within three (3) Business Days. Upon the written request of the Administrative Agent each Borrower shall provide the Administrative Agent any statements or accounts summary made available to it as holder of the Blocked Accounts.

(b)        Transfer of Funds from Blocked Accounts.  During a Cash Control Period, the Administrative Agent shall have the right, at the Administrative Agent’s election in its sole discretion, to require that funds on deposit in any Blocked Account be transferred to the Administrative Agent’s Bank Account or such other account as may be designated by the Administrative Agent on each Business Day, and the Borrowers agree to take all actions required by the Administrative Agent or by any bank at which any Blocked Account is maintained in order to effectuate the transfer of funds in this manner. In the event any Deposit Account Control Agreement is terminated, or is likely to be terminated, by any of the parties with respect to a Blocked Account, the Borrowers agree to take all actions reasonably required by the Administrative Agent or by any Lender, in order to effectuate the transfer of the funds in such Blocked Account to another Blocked Account or a new account subject to a Deposit Account Control Agreement and which will constitute a Blocked Account. No checks, drafts or other instruments received by the Administrative Agent shall constitute final payment to the Administrative Agent unless and until such instruments have actually been collected.

(c)         New Blocked Accounts.  Each Borrower agrees not to open any new bank account into which proceeds of Collateral are to be delivered or deposited unless concurrently with the opening of such bank account, the Borrowers enter into a Deposit Account Control Agreement with respect to such bank account.  Upon compliance with the terms set forth above, such bank account shall constitute a Blocked Account for purposes of this Agreement.  Notwithstanding anything to the contrary in this Section 2.14(c), the Borrowers may maintain one or more accounts constituting Excluded Accounts.

(d)        Collective Borrowing Arrangement.  The Borrowers have informed the Administrative Agent that:  (i) in order to increase the efficiency, profitability and productivity of each Borrower, the Borrower Representative has established a centralized cash management system for the Borrowers that entails, in part, central disbursement and operating accounts for each of the Borrowers in which the Borrower Representative provides the working capital needs of each of the other Borrowers and manages and timely pays the accounts payable of each of the other Borrowers; (ii) the Borrower Representative further enhances the operating efficiencies of the other Borrowers by purchasing, or causing to be purchased, in the Borrower Representative’s name for its account, all or substantially all materials, supplies, inventory and services required by the other Borrowers, resulting in a reduction in operating costs of the other Borrowers; and (iii) all of the Borrowers presently engage in an integrated operation that requires financing on an integrated basis, and each Borrower expects to benefit from the continued successful performance of such integrated operations.  Therefore, in order to best utilize the borrowing powers of the Borrowers in the most effective and cost efficient manner and to avoid adverse effects on the operating efficiencies of each Borrower and the existing back office practices of the Borrowers, each Borrower has requested that all Revolving Loans, Delayed Draw Loans and the Term Loan be disbursed, and Letters of Credit by issued, solely upon the request of the Borrower Representative and to bank accounts managed solely by the Borrower Representative, it being the intent and desire of the Borrowers that the Borrower Representative manage for the benefit of each Borrower the expenditure and usage of such funds.

(e)         Accounts.  In no event shall prior recourse to any Account or other security granted to or by the Borrowers be a prerequisite to the Administrative Agent’s or the Lenders’ rights to demand payment of any of the Obligations.  In addition, the Borrowers agree that neither the Administrative Agent nor any Lender shall have any obligation whatsoever to perform in any respect any Borrower’s contracts or obligations relating to the Accounts.

Section 2.15                 Incremental Facility

(a)           At any given date (i) during the one hundred and eighty (180) day period after the Closing Date and (ii) subject to the satisfaction of the conditions set forth in Sections 4.01 (l), (m), (n), (p) (provided, however, that “December 31, 2006” be replaced by the date of the latest financial statements delivered by the Borrowers to the Administrative Agent pursuant to Section 6.01(a) hereof) and Section 4.02, the Borrowers may on a one-time basis and by written notice to the Administrative Agent request a new term loan, and an increase of the Delayed Draw Commitment (or, in the event the Delayed Draw Commitment has been terminated for any reason, a new Delayed Draw Commitment) and the Revolving Commitment (the “New Loan Commitments”), pro rata on the basis of the outstanding principal amount of the Term Loan, the Revolving Commitment and the Delayed Draw Commitment (but if the Delayed Draw Commitments are equal to zero, to the aggregate outstanding principal amount of the Delayed Draw Loans), in an aggregate total amount not to exceed $40,000,000, and the Administrative Agent shall inform the Lenders of such request. At the time of sending such notice, the Borrower Representative (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders).

(b)           Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to an increase in its: (i) Term Loan Commitment, (ii) Revolving Commitment and (iii) Delayed Draw Commitment or, in the event the Delayed Draw Commitment has been terminated for any reason, a new Delayed Draw Commitment. Each Lender will participate in an amount equal to the percentage of its pro-rata participation (the “Applicable Credit Percentages”) in the total amount equal to the sum of (i) the principal amount of the Term Loan then outstanding, plus (ii) the amount of the Delayed Draw Commitments (or the principal amount of the Delayed Draw Loan then outstanding, if the Delayed Draw Commitments are equal to zero), plus (iii) the amount of the Revolving Commitments at that time. Any Lender not responding within such time period shall be deemed to have declined its New Loan Commitment.

(c)           In the event that the portion of the New Loan Commitment agreed to be undertaken by the Lenders is not sufficient to achieve the full amount of the total amount of the New Loan Commitments, the Borrowers may invite lenders who qualify as Eligible Assignees to become a Term Loan Lender, a Delayed Draw Loan Lender or a Revolving Loan Lender, to the extent necessary to achieve the total amount of the New Loan Commitments pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel. Such new lenders shall not be entitled to fees payable by the Borrowers in excess of, or with priority over, the fees payable to the Lenders pursuant to the Fee Letter.

(d)           If, after giving effect to Sections 2.15(b) and (c), the New Loan Commitments are provided to the Borrowers (such date the “NLC Effective Date”), then without further action on the part of any Party hereto:

(i)  the definitions of “Delayed Draw Commitment”, “Revolving Commitment” and “Term Loan Commitment”, and Schedule 2.01 hereto shall be amended to reflect the New Loan Commitments;

(ii)  the Availability Period for the New Loan Commitments which are Delayed Draw Commitments shall be 270 days commencing with the NLC Effective Date; and

(iii)  the definition of “Required Lenders” shall be amended to change “sixty-six and two thirds percent (66 2/3%)” to “in excess of fifty percent (50%)”.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

Section 3.01                 Taxes.

(a)         Subject to Section 3.01(f), any and all payments by any Loan Party to or for the account of the Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Administrative Agent and each Lender, taxes imposed on or measured by its net income, and franchise taxes imposed on it (in lieu of net income taxes), in each of the foregoing cases by the jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent or such Lender, as the case may be, is organized or maintains its principal office or its Lending Office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”).  Subject to Section 3.01(f), if any Loan Party shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), each of the Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions, (iii) such Loan Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment, such Loan Party shall furnish to the Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof or if no receipt is available, other evidence of payment reasonably satisfactory to the Administrative Agent.  If any amounts are payable in respect of Taxes pursuant to this Section 3.01(a), the Borrowers shall be obligated to reimburse each Lender for net incremental taxes imposed on or measured by the net income or net profits of such Lender pursuant to the Laws of the jurisdiction in which such Lender is organized or maintains its Lending

Office in respect of any such amount so paid to or on behalf of such Lender under this Section 3.01(a), including pursuant to this sentence.

(b)        In addition, the Borrowers agree to pay any and all present or future stamp, court, recordation, mortgage or documentary taxes or any excise taxes or other charges or similar levies which arise from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c)         Without duplication of its obligation to pay increased amounts on account of Taxes or Other Taxes pursuant to Section 3.01(a) and (b), and subject to Section 3.01(f), the Borrowers agree to indemnify and hold harmless the Administrative Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Administrative Agent and such Lender, and (ii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  Payment under this subsection (c) shall be made within thirty (30) days after the date the Lender or the Administrative Agent makes a demand therefor; provided, however that the failure of a Lender or the Administrative Agent to provide the notice to the Borrowers shall not relieve the Borrowers of any of its obligations under this Section 3.01.

(d)        Each Lender, if any, that is not organized under the laws of the United States or a state thereof (each, a “Foreign Lender”) shall, (i) on or prior to the date of the execution and delivery of this Agreement, in the case of each Lender listed on the signature pages hereof, or, in the case of an assignee Lender, on or prior to the date it becomes a Lender, execute and deliver to the Borrowers and the Administrative Agent, two or more (as the Borrowers or the Administrative Agent may reasonably request) United States Internal Revenue Service Forms W-8IMY (with all required attachments), Forms W-8ECI or Forms W-8BEN (or successor forms), as applicable, establishing the Lender’s exemption from or reduction in United States federal withholding tax, or such other forms or documents (or successor forms or documents), appropriately completed, as may be necessary to establish that such Lender is entitled to a full or partial exemption from withholding or deduction of United States federal withholding taxes; and (ii) deliver to the Borrowers and the Administrative Agent two further copies of any such form or documents on or before the date that any such form or document expires or becomes obsolete in any material respect and after the occurrence of any event that renders the previous form or documents inaccurate in any material respect.

(e)         Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender), shall deliver to the Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Administrative Agent (in the reasonable good faith exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to U.S. withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Internal Revenue Code, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.

(f)         The Borrowers shall not be required to pay or indemnify any additional amount to any Foreign Lender under this Section 3.01 (A) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender transmits with an IRS Form W-8IMY pursuant to this Section 3.01(f) or (B) if such Lender shall have failed to provide the proper forms as required by the foregoing provisions of Section 3.01(d) or (e); provided that if such Lender shall have satisfied the requirement of Section 3.01(d) or (e) (as the case may be) on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this Section 3.01 shall relieve the Borrowers of their obligation to pay any amounts pursuant to this Section 3.01 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer legally entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate or such forms, certificates or other evidence is no longer applicable to such Lender or other Person.

(g)        The Administrative Agent may withhold any Taxes required to be deducted and withheld from any payment under any of the Loan Documents with respect to which the Borrowers are not required to pay additional amounts under Section 3.01(g) or (h).

(h)        Each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall deliver to the Administrative Agent two duly signed completed copies of IRS Form W-9.  If such Lender fails to deliver such forms, then the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Internal Revenue Code.

(i)          If any Governmental Authority asserts that the Administrative Agent or any Agent-Related Person did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent or any Agent-

Related Person therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent or any Agent-Related Person under this Section, and costs and expenses (including Attorney Costs) of the Administrative Agent or any Agent-Related Person.  The obligation of the Lenders under this Section shall survive the termination of all commitments to make Loans, repayment of all Obligations and the resignation of the Administrative Agent.

(j)          If the Administrative Agent, a Lender or the L/C Issuer determines, in its sole good faith discretion, that (i) it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which any Borrower has paid additional amounts pursuant to this Section 3.01 (a “Tax Refund”), or (ii) it has actually realized a credit for any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section 3.01 (a “Tax Credit”), it shall pay to the Borrowers an amount equal to such Tax Refund or Tax Credit (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such Tax Refund or Tax Credit), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund that is actually received by the Administrative Agent, such Lender or the L/C Issuer, as the case may be), provided that such Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer (as the case may be) in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such Tax Refund or Tax Credit to such Governmental Authority.  This paragraph shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

Section 3.02                 Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans.  Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.  Each Lender shall use reasonable efforts consistent with law to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be disadvantageous to such Lender or cost any additional amount.

Section 3.03                 Inability to Determine Rates.

If the Administrative Agent determines that for any reason adequate and reasonable means do not exist for determining the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or that the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, the Administrative Agent will promptly notify the Borrowers and all Lenders.  Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent revokes such notice.  Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Section 3.04                 Increased Cost and Reduced Return; Capital Adequacy.

If any Change in Law shall:

(a)         impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate) or the L/C Issuer;

(b)        subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or

(c)         impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C

Issuer, as the case may be, for such additional costs incurred or reduction suffered.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section 3.04 for any increased costs or reductions incurred more than 270 days prior to the date that such Lender notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 3.05                 Funding Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)         any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)        any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrowers; or

(c)         any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrowers pursuant to Section 12.15;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

Section 3.06                 Matters Applicable to all Requests for Compensation; Mitigation.

(a)         A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error.  In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

(b)        Upon any Lender’s making a claim, for compensation under Section 3.01 or 3.04, whether on behalf of itself or any Participant, or that such Lender is unable to maintain or fund Eurodollar Rate Loans under Section 3.02, the Borrowers may replace such Lender in accordance with Section 12.15.

(c)         Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Sections 3.01(a)-(c) and Section 3.04 with respect to such Lender, it will use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the Obligations of the Borrowers or the rights of any Lender pursuant to Sections 3.01(a)-(c) or Section 3.04.

Section 3.07                 Survival.  All of the Borrowers’ obligations under this Article III shall survive the Termination Date.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Section 4.01                 Conditions of Initial Credit Extension.

The obligation of each Lender and the L/C Issuer to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)         Loan Documents.  Receipt by the Administrative Agent of executed counterparts of this Agreement and the Security Agreement (which shall be in form and substance satisfactory to the Administrative Agent and each Lender), the other Collateral Documents and the other agreements, instruments and other documents set forth on the Closing Checklist, each properly executed by an authorized officer of each Loan Party party thereto and, in the case of this Agreement, by each Lender, and in form and substance satisfactory to the Administrative Agent.

(b)        Organization Documents, Resolutions, Etc.  Receipt by the Administrative Agent of the following, each of which shall be originals or facsimiles (followed promptly by originals), dated as of a recent date before the Closing Date and in form and substance reasonably satisfactory to the Administrative Agent:

(i)            copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date acceptable to the Administrative Agent by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Closing Date;

(ii)           such certificates of resolutions or other action, incumbency certificates and/or other certificates certified by a secretary or assistant secretary of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of (A) each officer of any Loan Party executing any agreement, certificate of other document required to be delivered hereby or (B) authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and

(iii)          such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation and the state in which its principal place of business is located.

(c)         Filings, Registrations and Recordings.  Receipt by the Administrative Agent of each document (including any UCC-1 financing statements) required by the Collateral Documents or under Law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for its benefit and the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than Permitted Liens), shall be in proper form for filing, registration or recordation.

(d)        Pledged Stock and Equity Interest; Stock Powers; Pledged Notes.  Receipt by the Administrative Agent of (i) any certificates representing the Equity Interest pledged pursuant to the Security Agreement, together with an undated stock (or analogous) power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof or, with respect to any uncertificated security, an Uncertificated Security Control Agreement executed by a pledgor and acknowledged by the applicable Loan Parties, and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(e)         Blocked Accounts; Payment Direction.  (i) The Loan Parties shall have established one or more Blocked Accounts with respect to the collection of Accounts and the deposit of the proceeds thereof and (ii) the Administrative Agent, the applicable Borrower and the applicable depository bank shall have entered into a Deposit Account Control Agreement with respect to each deposit account of the Borrowers other than Excluded Accounts.

(f)         Opinions of Counsel.  Receipt by the Administrative Agent of favorable opinions of (i) Cooley Godward Kronish LLP, counsel to the Loan Parties and (ii) Kelley Drye & Warren LLP, regulatory counsel to the Loan Parties, in each case, addressed to the Administrative Agent and each Lender, dated as of the Closing Date, and in form and substance satisfactory to the Administrative Agent.

(g)        Evidence of Insurance.  Receipt by the Administrative Agent of copies of insurance policies or certificates of insurance of the Borrowers and their Domestic Subsidiaries evidencing liability and casualty insurance meeting the requirements set forth in the Loan Documents and in each case in form and substance satisfactory to the Administrative Agent.

(h)        Lien Searches.  Receipt by the Administrative Agent of UCC, tax and other Lien searches considered necessary by the Administrative Agent and other evidence as requested by the Administrative Agent that no Liens exist other than Permitted Liens and otherwise in form and substance satisfactory to the Administrative Agent.

(i)          Third Party Consents.  Receipt by the Administrative Agent of evidence reasonably satisfactory to the Administrative Agent that the Loan Parties have obtained all required consents and approvals of all Persons including all requisite Governmental Authorities, to the execution, delivery and performance of the Loan Documents.

(j)          Fees.  Receipt by the Administrative Agent and the Lenders of any fees required to be paid on or before the Closing Date under this Agreement and the Fee Letter.

(k)         Attorney Costs.  The Loan Parties shall have paid all Attorney Costs of the Administrative Agent, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Loan Parties and the Administrative Agent).

(l)          Compliance with Laws.  Each Loan Party shall be in compliance in all material respects with all applicable Law (except to the extent any of the exceptions set forth in Schedule 6.08 constitutes a failure by the Loan Parties to comply with this Section 4.01(l)).

(m)        Compliance with Agreements. Each Loan Party shall be in compliance in all material respects with all material agreements, and shall have provided the Administrative Agent with true and correct copies of each Material Contract.

(n)        No Litigation.  There exists no pending or threatened Proceeding against the Loan Parties or any of their Domestic Subsidiaries or, in each case, their respective assets in any court or administrative forum (including but not limited to litigation relating to Debtor Relief Laws, or litigation affecting the transactions contemplated by the Loan Documents) except that which has been disclosed to the Lenders in writing.

(o)        Financial Statements; Projections.  Receipt by the Administrative Agent of:

(i)            the Audited Pre Closing Financial Statements;

(ii)           the Interim Pre Closing Financial Statements; and

(iii)          such other information as the Administrative Agent may reasonably request.

(p)        No Material Adverse Change.  There shall not have occurred a change which would have a Material Adverse Effect with respect to the operations, financial condition or other condition of the Loan Parties as of December 31, 2006.

(q)        Closing Certificate.  Receipt by the Administrative Agent of a certificate executed by a Responsible Officer of the Borrower Representative certifying that the conditions specified in Sections 4.01(l), 4.01(m) and 4.01(n), and Section 4.02(a) and 4.02(b) have been satisfied and that the representations and warranties contained in Article V are true and correct as of the Closing Date.

(r)         Investment Documents.  Confirmation of ownership and capital structure of the Loan Parties and receipt by the Administrative Agent of the constituent documents of the Loan Parties and related investment agreements, if any.  There shall be no preferred equity securities of the Loan Parties.

(s)         Required PUC Consents.  Receipt by the Administrative Agent of evidence that all Required PUC Consents have been either received by the Administrative Agent or, where only filing is required, prepared by the applicable Loan Parties and filed with the applicable PUC.

(t)         Due Diligence.  The Administrative Agent shall have completed its legal due diligence with respect to the Loan Parties, with results satisfactory to the Administrative Agent in its sole discretion.

Section 4.02                 Conditions to all Credit Extensions.

The obligation of each Lender and the L/C Issuer to make any Loans or otherwise issue or incur a Credit Extension (including any Credit Extension on the Closing Date), is subject to the following conditions precedent:

(a)         The representations and warranties of each Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true, complete and correct in all material respects (unless qualified as to materiality, in which case such representations and warranties are true, complete and correct) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true, complete and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b)           No Default or Event of Default shall exist, or would result from such proposed Credit Extension.

(c)           There shall not have been commenced against any Loan Party an involuntary case under any applicable Debtor Relief Law, now or hereafter in effect, or any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed.

(d)           After giving effect to such Credit Extension, (i) the total Revolving Exposures shall not exceed the total Revolving Commitments, (ii) the total amounts outstanding under the Delayed Draw Loans shall not exceed the total Delayed Draw Commitments, and (iii) the Loan Parties shall be in compliance with the covenant set forth in Section 8.01(a).

(e)           The Administrative Agent and, if applicable, the applicable L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

(f)            No Material Adverse Effect shall exist, as determined by the Administrative Agent, since December 31, 2006.

(g)           The following shall be a Conditions Precedent of any Credit Extension (other than a Credit Extension based on any Loan Notice submitted by the Borrower Representative on or prior to the Closing Date), until such time as the Borrowers satisfy the covenant set forth in Section 6.01(a)(i): The Administrative Agent shall have received a Compliance Certificate from the Borrower Representative based on the unaudited financial statements referred to in Section 6.01(a) for the Fiscal Year ended December 31, 2007.

Each Request for Credit Extension submitted by the Borrower Representative shall be deemed to be a representation and warranty by the Loan Parties that the conditions specified in Section 4.02 have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Loan Parties each hereby represent and warrant to the Administrative Agent and the Lenders that:

Section 5.01                 Existence, Qualification and Power.  Each Loan Party (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own such Loan Party’s assets and carry on such Loan Party’s business and (ii) execute, deliver and perform such Loan Party’s obligations under the Loan Documents to which such Loan Party is a party, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where such Loan Party’s ownership, lease or operation of properties or the conduct of its business requires such qualification or license except where the failure to be so qualified or licensed could not reasonably be expected to have a Material Adverse Effect.

Section 5.02                 Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Loan Party is party, have been duly authorized by all necessary corporate or other organizational action of such Loan Party, and do not (a) contravene the terms of any Loan Party’s Organization Documents; (b) conflict with or result in any breach or contravention of (i) any material Contractual Obligation to which any Loan Party is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which any Loan Party or the Property of any Loan Party is subject; (c) result in or require the creation of any Lien upon any Property of any Loan Party (other than Liens created under the Loan Documents in favor of the Administrative Agent for the benefit of the Secured Parties); (d) violate any Law (including Regulation U or Regulation X issued by the FRB); or (e) result in a material limitation on any licenses, permits or other Governmental Approvals applicable to the business, operations or properties of any Loan Party.

Section 5.03                 Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement, any other Loan Document, other than (i) those that have already been obtained and are in full force and effect and (ii) filings to perfect the Liens created by the Collateral Documents.

Section 5.04                 Binding Effect.  Each Loan Document has been duly executed and delivered by each Loan Party that is party thereto.  Each Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable Debtor Relief Laws or by equitable principles relating to enforceability.

Section 5.05                 Financial Statements; No Material Adverse Effect.

(a)           The Audited Pre Closing Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the applicable Loan Parties on a consolidated basis as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show, in accordance with GAAP, all material Indebtedness and other material liabilities, direct or contingent, of the applicable Loan Parties as of the date thereof, including liabilities for taxes, commitments and Indebtedness.

(b)           The Interim Pre Closing Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Loan Parties and their Domestic Subsidiaries, on a consolidated basis, as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments; and (iii) show, in accordance with GAAP, all material Indebtedness and other material liabilities, direct or contingent, of the Loan Parties and their Domestic Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(c)           From the date of the Audited Pre Closing Financial Statements and the Interim Pre Closing Financial Statements to and including the Closing Date, there has been no Disposition by the respective Persons covered by such financial statements with respect to a material portion of the Borrowers’ assets, or any Involuntary Disposition, of any material part of the business or Property of the respective Persons covered by such financial statements, and no purchase or other acquisition by any of them of any business or property (including any Equity Interest of any other Person) material in relation to the consolidated financial condition of the respective Persons covered by such financial statements, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lenders on or prior to the Closing Date.

(d)           The financial statements delivered pursuant to Sections 6.01(a) and 6.01(b) will be prepared in accordance with GAAP (except as may otherwise be permitted under Sections 6.01(a) and 6.01(b)) and present fairly in all material respects the consolidated financial condition, results of operations and cash flows of the Loan Parties and their Domestic Subsidiaries as of the dates thereof and for the periods covered thereby.

(e)           Since December 31, 2006 there has been no event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

Section 5.06                 Litigation.  There are no Proceedings pending or, to the Knowledge of the Loan Parties, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or (b) if determined adversely, could reasonably be expected to have a Material Adverse Effect or result in any Loan Party not being authorized to own or operate any material portion of the Collateral or its Property.

Section 5.07                 No Default.

(a)           No Loan Party is in breach of or default under (i) any Material Contract, or (ii) any other Contractual Obligation; in each case, that could reasonably be expected to have a Material Adverse Effect.

(b)           No Default or Event of Default has occurred and is continuing.

Section 5.08                 Ownership of Property; Liens.  Each of the Loan Parties and its Domestic Subsidiaries has, as applicable, good record and marketable title in fee simple to, valid leasehold interests in, valid licenses or other valid rights to use, all Property necessary or material to the ordinary conduct of such Loan Party’s or its Domestic Subsidiary’s business.  No Property of the Loan Parties and their Domestic Subsidiaries is subject to any Liens, other than Permitted Liens.

Section 5.09                 Environmental Compliance.  Except as could not reasonably be expected to have a Material Adverse Effect:

(a)           Each of the Facilities and all operations at the Facilities are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Facilities or the Businesses, and there are no conditions relating to the Facilities or the Businesses that could give rise to liability under any applicable Environmental Laws.

(b)           None of the Facilities contains, or to the Knowledge of the Loan Parties has previously contained, any Hazardous Materials at, on or under the Facilities in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.

(c)           Neither any Loan Party nor any Subsidiary has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Facilities or the Businesses, nor does any Loan Party have Knowledge that any such notice will be received or is being threatened.

(d)           Hazardous Materials have not been transported or disposed of from the Facilities, or generated, treated, stored or disposed of at, on or under any of the Facilities or any other location, in each case by or on behalf of any Loan Party or any

Subsidiary in violation of, or in a manner that would be reasonably likely to give rise to liability under, any applicable Environmental Law.

(e)           No judicial proceeding or governmental or administrative action is pending or, to the Knowledge of the Loan Parties, threatened, under any Environmental Law to which any Loan Party or any Subsidiary is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any Loan Party, any Subsidiary, the Facilities or the Businesses.

(f)            There has been no release or, to the Knowledge of the Loan Parties, threat of release of Hazardous Materials at or from the Facilities, or arising from or related to the operations (including disposal) of any Loan Party or any Subsidiary in connection with the Facilities or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

Section 5.10                 Insurance.  The Property of the Loan Parties and their Subsidiaries are insured with financially sound and reputable insurance companies (none of which are Affiliates of the Loan Parties), in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable Subsidiary operates.  The insurance coverage of the Loan Parties as in effect on the Closing Date complies in all material respects with the requirements of Section 6.07 and is outlined as to carrier, policy number, expiration date, type, amount and deductibles on Schedule 5.10.

Section 5.11                 Taxes.  Except as set forth on Schedule 5.11, the Loan Parties have filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and/or for which adequate reserves have been provided in accordance with GAAP.  With respect to tax returns that have not yet been filed for the taxable year ended December 31, 2006, the Loan Parties have paid amounts to the relevant taxing authorities that they have determined in good faith to be reasonable estimates of the taxes due to such taxing authorities for such taxable year.  There is no proposed tax assessment against any Loan Party that would, if made, have a Material Adverse Effect.

Section 5.12                 ERISA Compliance.

(a)           Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code, the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the regulations and published interpretations thereunder, and other federal or state Laws.  Each Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code either (a) is entitled to rely on a favorable opinion letter issued by the IRS as to the qualified status of a master or prototype plan under Section 401(a) of the Internal Revenue Code, to the extent provided in Revenue Procedure 2005-16; or (b) has received a favorable determination letter from the IRS or is the subject of an application for a favorable determination letter from the IRS that is currently being processed by the IRS.  Such opinion letter, determination letter or application takes into account the changes in qualification requirements under Section 401(a) of the Internal Revenue Code made by the Pension Protection Act of 2006, Uruguay Round Agreements Act, the Small Business Job Protection Act of 1996, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Taxpayer Relief Act of 1997, the Internal Revenue Service Restructuring and Reform Act of 1998, and the Community Renewal Tax Relief Act of 2000 (and each such Plan has been timely amended to reflect changes in the qualification requirements under Section 401(a) of the Internal Revenue Code made by the Economic Growth and Tax Relief Reconciliation Act of 2001 and any applicable IRS guidance issued thereunder) and, to the best knowledge of the Loan Parties, nothing has occurred which would prevent, or cause the loss of, such reliance or qualification.  Each Loan Party and each ERISA Affiliate has made all required contributions to each Plan subject to Section 412, 430, 431 or 432 of the Internal Revenue Code, and no application for a funding waiver or an extension of any amortization period pursuant to the Internal Revenue Code has been made with respect to any Plan.  Each Loan Party and each ERISA Affiliate has performed all of its material obligations under each Plan in all material respects according to their terms, including filing or furnishing to the IRS, Department of Labor or other Governmental Authority, or to participants or beneficiaries of each Plan, any reports, returns, notices and other documentation required to be filed or furnished.

(b)           There are no pending or, to the Knowledge of the Loan Parties, threatened material claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan.

(c)           (i) Other than as set forth in Schedule 5.12(c) hereof, no ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) no Loan Party or any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Loan Party or any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) no Loan Party or any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA, in each case, that could reasonably be expected to have a Material Adverse Effect.

Section 5.13                 Capitalization; Subsidiaries.  Set forth on Schedule 5.13 is a complete and accurate list as of the Closing Date of each Loan Party (other than Holdings) and each Subsidiary, together with (a) number of shares or interests  of each class of Equity Interest outstanding and (b) number and percentage of outstanding shares of each class owned (directly or indirectly) by any Loan Party or any Subsidiary or other Person.  Except as set forth on Schedule 5.13, none of the shares or interests of Equity Interest of any Loan Party (other than Holdings) or any of its Domestic Subsidiaries is subject to any outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto.  The outstanding Equity Interest of each Loan Party (other than Holdings) and each Domestic Subsidiary is validly issued, fully paid and non-assessable.

Section 5.14                 Margin Regulations; Investment Company Act.

(a)           The Loan Parties are not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.  No proceeds of any Borrowing shall be used for the purpose of purchasing or carrying margin stock.

(b)           None of the Loan Parties or any of their Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.15                 Disclosure.  No report, financial statement, certificate or other information furnished (in writing) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby or delivered hereunder (as modified or supplemented by, and considered together with, all other information so furnished) contains any material misstatement of fact or is misleading in any material respect whether by any omission or otherwise; provided that, with respect to any projected financial information, the Loan Parties represent that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 5.16                 Compliance with Laws.  Except as set forth on Schedule 5.16 or as could not reasonably be expected to have a Material Adverse Effect, each of the Loan Parties and each Subsidiary has operated at all times in compliance with the requirements of all Laws and all orders, writs, conditions of participation, contracts, standards, policies, injunctions, decrees, and Governmental Approvals applicable to it, its Properties or the Facilities, except in such instances in which such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted.  Without limiting the generality of the foregoing, neither any Loan Party nor any Subsidiary is in receipt of any written notice of any violation of any Law, statute, rule, regulation, ordinance, code, judgment, order writ, decree, permit, concession, franchise or other governmental approval applicable to it or any of its Property, which notice, individually or in the aggregate could reasonably be expected or will have a Material Adverse Effect.

Section 5.17                 Intellectual Property; Licenses, Etc.  The Loan Parties and their Domestic Subsidiaries own, or possess the legal right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are necessary for the operation of their respective businesses without conflict with the rights of any other Person.  Set forth on Schedule 5.17 is a list of all IP Rights registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office and owned by any Loan Party, or that any Loan Party has the exclusive right to use, as of the Closing Date.  No claim has been asserted and is pending by any Person challenging or questioning the use of any IP Rights or the validity or effectiveness of any IP Rights, nor does any Loan Party have Knowledge of any such claim, and, to the Knowledge of the Loan Parties, the use of any IP Rights by any Loan Party or any Domestic Subsidiary or the granting of a right or a license in respect of any IP Rights from any Loan Party or any Domestic Subsidiary does not infringe on the rights of any Person.  As of the Closing Date, none of the IP Rights owned by any of the Loan Parties is subject to any licensing agreement or similar arrangement except as set forth on Schedule 5.17.

Section 5.18                 Broker’s Fees.  Except as set forth on Schedule 5.18, neither any Loan Party nor any Subsidiary has any obligation to any Person in respect of any finder’s, broker’s, investment banking or other similar fee in connection with any of the transactions contemplated under the Loan Documents.

Section 5.19                 Labor Matters.  There are no collective bargaining agreements or Multiemployer Plans covering the employees of any Loan Party or any  Subsidiary as of the Closing Date, and neither any Loan Party nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five (5) years.

Section 5.20                 Business Locations.  Set forth on Schedule 5.20(a) is a list of all Real Property located in the United States that is owned or leased by any Loan Party as of the Closing Date.  Set forth on Schedule 5.20(b) is a list of all locations where any tangible personal property of any Loan Party having a value greater than $500,000 is located as of the Closing Date (which list may include other locations where the Borrowers carry out their Telecommunications Business), which list shall be updated as set forth in Section 6.02(g) hereof.  Set forth on Schedule 5.20(c) is the chief executive office, tax payer identification number and organizational identification number of each Loan Party as of the Closing Date.  The exact legal name and state of organization of each Loan Party is as set forth on the signature pages hereto.  Except as set forth on Schedule 5.20(d), no Loan Party has during the four (4) years preceding the Closing Date (i) changed its legal name, (ii) changed its state of formation, or (iii) been party to a merger, consolidation or other change in structure.

Section 5.21                 Perfection of Security Interests in the Collateral.  The Collateral Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby, which security interests and Liens, to the extent perfection can be effected pursuant to Article 8 or 9 of the UCC, shall be perfected security interests and Liens, prior to all other Liens, other than Permitted Liens, the filing of UCC financing statements and the taking of such other actions contemplated by the Loan Documents.

Section 5.22                 Solvency.  Both before and after giving effect to (a) the Loans to be made or extended on the Closing Date or such other date as Loans requested hereunder are made or extended, the issuance of the guaranties of the Obligations and the pledge of assets as security therefor by all of the Loan Parties, (b) the disbursement of the proceeds of such Loans pursuant to the instructions of the Loan Parties, (c) the consummation of the transactions contemplated in the Loan Documents and (d) the payment and accrual of all transaction costs in connection with the foregoing, the Loan Parties individually and taken as a whole are Solvent.

Section 5.23                 Reserved.

Section 5.24                 No Restricted Payments.  Other than as set forth on Schedule 5.24 hereto, since December 31, 2006, no Loan Party has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Payment or agreed to do so except as would be permitted pursuant to Section 7.06.

Section 5.25                 Material Contracts.  Schedule 5.25 contains a true, correct and complete list of all Material Contracts in effect as of the Closing Date, and except as described thereon, all such Material Contracts are in full force and effect and no material breaches, or defaults or events of default on the part of the Loan Parties, or to the Knowledge of the Loan Parties, on the part of the other parties thereto, currently exist thereunder.

Section 5.26                 Reserved.

Section 5.27                 Patriot Act.  To the extent applicable, each Loan Party is in compliance with the (i) Trading with the Enemy Act, and each of the foreign assets control regulations of the Untied States Treasury Department (31 CFR, Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”).  No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

Section 5.28                 Licensing.

(a)           Except as set forth in Schedule 5.28 or as would not reasonably be expected to have a Material Adverse Effect, each of the Loan Parties and their Domestic Subsidiaries has, to the extent applicable:  (i) obtained (or been duly assigned) all required Governmental Approvals for the acquisition, construction, expansion of, investment in or operation of its businesses and Facilities as currently operated; and (ii) obtained and maintains in good standing all required Governmental Approvals, including all FCC Licenses.  No event has occurred or other fact exists with respect to the Governmental Approvals that allows, or after notice or lapse of time or both, would allow, revocation, suspension, restriction, limitation or termination of any of the Governmental Approvals, in each case, so as to be reasonably expected to have a Material Adverse Effect.  No notice from any Governmental Authority in respect to the revocation, suspension, restriction, limitation or termination of any Governmental Approval has been delivered, issued, proposed or, to the Knowledge of any Loan Party, threatened, in each case, so as to be reasonably expected to have a Material Adverse Effect.  Each Loan Party has duly filed all material reports, statements and filings that are required to be filed by any of them with respect to material licenses under the Communications Act, and are in all material respects in compliance therewith, including the material rules and regulations of the FCC. Each Loan Party is in all material respects in compliance with all State PUC Licenses and the applicable State Telecommunications Laws, except any such failure to comply which has not, and could not reasonably be expected to have, a Material Adverse Effect or result in such Loan Party not being authorized to own or operate any material portion of its Telecommunications Assets, or incur or remain liable with respect to any of the Obligations or Liens granted as security therefor.  Except as set forth on Schedule 5.28, no Loan Party has any Knowledge of any event or circumstance constituting (i) noncompliance (or any Person alleging noncompliance) with any rule or regulation of the FCC and (ii) noncompliance (or any Person alleging noncompliance) with any applicable State Telecommunications Laws, except, in each case, any noncompliance which has not, and could not reasonably be expected to have, a Material Adverse Effect or result in any Loan Party not being authorized to own or operate any material portion of the Telecommunication Assets, or incur or remain liable with respect to any of the Obligations or Liens granted as security therefor.

(b)           There is no civil, criminal or administrative action, suit, claim, indictment, proceeding, hearing, charge, complaint, demand, audit inspection or investigation pending or, to the Knowledge of the Loan Parties, threatened by any federal, state or local governmental agency against any Loan Party or any Subsidiary or any Responsible Officer thereof, that could reasonably be expected to have a Material Adverse Effect, nor, to the Knowledge of the Loan Parties, is there any basis therefor.

Section 5.29                 Deposit Accounts.  Schedule 5.29 lists all banks and other financial institutions at which any Loan Party or any of its Domestic Subsidiaries maintains deposit or other accounts as of the Closing Date and such Schedule correctly identifies the name of each depository, the name in which the account is held, a description of the purpose of the account and the complete account number therefor.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Revolving Commitment or Delayed Draw Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Loan Parties shall and shall cause each Domestic Subsidiary (or each Subsidiary, if specified below) to:

Section 6.01                 Financial Statements.  Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent:

(a)         as soon as available, but in any event (i) no later than September 30, 2008 with respect to the Fiscal Year ended December 31, 2007, and (ii) within one hundred and twenty (120) days after the end of each Fiscal Year commencing with the Fiscal Year ending December 31, 2008, consolidated and consolidating balance sheets of the Consolidated Group as at the end of such Fiscal Year, and the related consolidated and consolidating statements of income or operations, retained earnings, shareholders’ equity and cash flows for such Fiscal Year, setting forth for each Fiscal Year, in comparative form the figures as of the end of and for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by (i) a report and opinion of an independent certified public accountant of nationally recognized standing satisfactory to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and (ii) a Compliance Certificate by a Responsible Officer of the Borrower Representative certifying such statements as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Consolidated Group in accordance with GAAP;

(b)        as soon as available, but in any event within sixty (60) days after the end of each Fiscal Quarter of the Consolidated Group beginning with the Fiscal Quarter ending March 31, 2008, consolidated and consolidating balance sheets of the Consolidated Group as at the end of such Fiscal Quarter, and the related consolidated and consolidating statements of income or operations, retained earnings, shareholders’ equity and cash flows for such Fiscal Quarter and for the portion of the Fiscal Year then ended, setting forth in comparative form the figures as of the end of and for the corresponding Fiscal Quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail and certified in a Compliance Certificate by a Responsible Officer of the Borrower Representative as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Consolidated Group in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c)         as soon as available, but in any event within sixty (60) days after the end of each calendar month, beginning with the calendar month ending February 29, 2008, consolidated balance sheets of the Consolidated Group as at the end of such month, and the related consolidated statements of income or operations and cash flows for such month, in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

Section 6.02                 Certificates; Other Information.  Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent:

(a)         concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default under any of the financial covenants contained in Article VIII or, if any such Default or Event of Default shall exist, stating the nature and status of such event;

(b)        concurrently with the delivery of the financial statements referred to in Section 6.01(a) or in Section 6.01(b), a duly completed Compliance Certificate executed by a Responsible Officer of the Borrower Representative; provided, however, that for the purposes of Section 4.02(g) the Borrower Representative shall issue a Compliance Certificate based on the unaudited financial statements referred to in Section 6.01(a) for the Fiscal Year ended December 31, 2007;

(c)         within forty (45) days after end of each Fiscal Year, the annual business plan and budget of the Loan Parties and their Domestic Subsidiaries containing, among other things, projected financial statements for each Fiscal Quarter of the next Fiscal Year;

(d)        copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Loan Parties and their Domestic Subsidiaries by independent accountants in connection with the accounts or books of the Loan Parties and their Domestic Subsidiaries, or any audit of any of them;

(e)         to the extent that any Loan Party is a public company, promptly after the same are available (and in any event within ten (10) days thereof), (i) copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Holdings in their capacity as stockholders and not otherwise required to be delivered to the Administrative Agent pursuant hereto, (ii) all reports and written information to and from the United States Environmental Protection Agency, or any state or local agency responsible for environmental matters, the United States Occupational Health and Safety Administration or any successor agencies or authorities concerning environmental, health or safety matters, the occurrence of which could reasonably be expected to have a Material Adverse Effect, and (iii) all reports and written information to and from any state or local agency responsible for health and safety matters, or any successor agencies or authorities concerning environmental, health or safety matters, the occurrence of which could reasonably be expected to have a Material Adverse Effect;

(f)         promptly (and in any event within three (3) Business Days after a request therefor), such additional information regarding the business, financial or corporate affairs of any Loan Party or any  Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request; and

(g)        within fifteen (15) days after end of each Fiscal Year, a true and correct list of all locations where any tangible personal property of any Loan Party having a value greater than $500,000 is located (which list may include other locations where the Borrowers carry out their Telecommunications Business).

Documents required to be delivered pursuant to Section 6.01(a) or 6.01(b) or Section 6.02(e) shall be deemed to have been delivered to the extent any such documents are included in materials otherwise filed with the SEC and available on the SEC’s EDGAR database and if so filed, shall be deemed to have been delivered on the date: (i) on which the Borrowers post such documents, or provide a link thereto on the Borrowers’ website on the Internet at the website address listed on Schedule 12.02; or (ii) on which such documents are posted on the Borrowers’ behalf on IntraLinks or another relevant website, if any, to which the Administrative Agent has access (whether a commercial, third party website or whether sponsored by the Administrative Agent); provided, however, that, in each case, the Borrowers shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 6.03                 Notices.

(a)         Promptly after any Borrower’s Knowledge thereof (and in any event within three (3) Business Days) notify the Administrative Agent in writing of the occurrence of any Default or Event of Default.

(b)        Promptly after any Borrower’s Knowledge thereof (and in any event within three (3) Business Days) notify the Administrative Agent in writing of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)         Promptly after any Borrower’s Knowledge thereof (and in any event within three (3) Business Days) notify the Administrative Agent in writing of the occurrence of any ERISA Event.

(d)        Promptly after any Borrower’s Knowledge thereof (and in any event within three (3) Business Days) notify the Administrative Agent in writing of (i) any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary or (ii) the commencement against any Loan Party or any Subsidiary of any involuntary case under any applicable Debtor Relief Law, now or hereafter in effect, or any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such

Person or for any substantial part of its Property or for the winding up or liquidation of its affairs.

(e)         Promptly after any Borrower’s Knowledge thereof (and in any event within three (3) Business Days), notify the Administrative Agent, in writing, of any Proceeding threatened against or affecting any Loan Party (i) in which the amount involved or relief sought is in excess of $1,000,000, (ii) which seeks injunctive relief that could reasonably be expected to result in a Material Adverse Effect, (iii) which alleges criminal misconduct by any Loan Party, (iv) which alleges violations of any Laws or Governmental Approvals and could reasonably be expected to result in a Material Adverse Effect, or (v) which alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Liability, and could reasonably be expected to result in a Material Adverse Effect.

(f)         Promptly after any Borrower’s Knowledge thereof (and in any event within three (3) Business Days), notify the Administrative Agent, in writing, of any notice of loss or threatened loss of any applicable Governmental Approval that could reasonably be expected to result in a Material Adverse Effect.

(g)        Promptly after any Borrower’s Knowledge thereof (and in any event within two (2) Business Days), notify the Administrative Agent, in writing, of (i) any loss, damage or destruction to the Collateral in the amount of $1,000,000 or more individually, whether or not covered by insurance or (ii) any change in the information provided in the schedules to the Security Agreement.

(h)        Promptly after any Borrower’s Knowledge thereof (and in any event within two (2) Business Days) (i) notify the Administrative Agent of any communications with the relevant PUCs with respect to the revocation of any such Required PUC Consent, and (ii) provide the Administrative Agent with copies of all material communications received or sent in writing to or from the PUCs with respect to the revocation of such consents.

(i)          Immediately upon the occurrence of, upon becoming aware of, or upon receipt of notice from a third party to any Loan Party of, (i) any Loan Party’s default in any material respect pursuant to the terms of any Material Contract or (ii) the termination of, or the intent or threat to terminate, any such Material Contract, notify the Administrative Agent in writing of such default, termination or threat.

(j)          Upon the written request of the Administrative Agent following the occurrence of any event or the discovery of any condition which the Administrative Agent or the Required Lenders reasonably believe has caused (or could be reasonably expected to cause) the representations and warranties set forth in Section 5.09 to be untrue in any material respect, furnish or cause to be furnished to the Administrative Agent, at the Loan Parties’ expense, a report of an environmental assessment of reasonable scope, form and depth, (including, where appropriate, invasive soil or groundwater sampling) by a consultant reasonably satisfactory to the Administrative

Agent as to the nature and extent of the presence of any Hazardous Materials on any Facilities and as to the compliance by any Loan Party or any of its Subsidiaries with Environmental Laws at such Facilities.  If the Loan Parties fail to deliver such an environmental report within seventy five (75) days after receipt of such written request then the Administrative Agent may arrange for same, and the Loan Parties hereby grant to the Administrative Agent and its representatives access to the Facilities to reasonably undertake such an assessment (including, where appropriate, invasive soil or groundwater sampling).  The reasonable cost of any assessment arranged for by the Administrative Agent pursuant to this provision will be payable by the Loan Parties on demand and added to the obligations secured by the Collateral Documents.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower Representative setting forth details of the occurrence referred to therein and stating what action the Borrowers have taken and propose to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

Section 6.04                 Payment of Obligations.  Pay and discharge as the same shall become due and payable (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Loan Party or such Domestic Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its Property unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Loan Party or such Domestic Subsidiary; (c) all other obligations, unless such obligations are being contested in good faith by appropriate proceedings diligently conducted or the failure to pay such obligations would not reasonably be expected to have a Material Adverse Effect, and (d) all obligations set forth under the Purchase and License Agreement between ACI and Nortel Networks Inc., dated February 3, 2004 (as amended from time to time) which are required to be paid, within the term ending thirty (30) days after the expiration of the term set forth under said Purchase and License Agreement, to discharge any Liens created on the equipment purchased by ACI thereunder.

Section 6.05                 Preservation of Existence, Etc.

(a)         Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or Section 7.05.

(b)        Preserve, renew and maintain in full force and effect its good standing under the Laws of the jurisdiction of its organization.

(c)         Take all reasonable action to maintain all rights, privileges, permits, licenses, franchises, certifications and other Governmental Approvals as are necessary for the conduct of its business as currently conducted and herein contemplated.

(d)        Use commercially reasonable efforts to preserve, register and renew whenever applicable all of its material registered patents, copyrights, trademarks, trade names and service marks.

Section 6.06                 Maintenance of Properties.

(a)         Maintain, preserve and protect all of its Property necessary in the operation of its business in good working order and condition, ordinary wear and tear, and Involuntary Dispositions and Dispositions permitted pursuant to Section 7.05 excepted.

(b)        Use the standard of care typical in the industry in the operation and maintenance of its Facilities.

Section 6.07                 Maintenance of Insurance.  (a) Maintain at its own expense, with insurers reasonably satisfactory to the Administrative Agent and Lenders, and otherwise comply in all material respects with all terms and conditions of, the following insurance coverages:

(i)            All Risk Property and Equipment Breakdown Insurance.  “All risk” or “special form” property insurance against direct physical loss or damage on an all risks basis, including, to the extent applicable and available on commercially reasonable terms, flood, windstorm and earthquake, as applicable, and business interruption coverage, when applicable, subject to a maximum deductible of $250,000.  The Property shall be insured for the full replacement cost and such policy shall not contain a co-insurance clause;

(ii)           Network Security Liability/Cyber Liability/E&O Insurance and Professional Liability or E&O Insurance for professional Services. Errors and omissions coverage for Borrowers’ professional services and coverage for network security liability, which coverage includes Borrower’s business of providing fiber and connectivity, with an aggregate limit of not less than $2,000,000, subject to a maximum deductible of $500,000;

(iii)          Commercial General Liability Insurance.  Commercial general liability insurance written on an occurrence basis with a limit of not less than $1,000,000 per each occurrence.  Such coverage shall include, but not be limited to, premises/operations, blanket contractual liability, independent contractors, broad form products and completed operations, personal injury, fire legal liability and employee benefits liability.  Such insurance shall not exclude coverage for punitive or exemplary damages where insurable by law;

(iv)          Workers’ Compensation/Employer’s Liability. Workers’ compensation insurance in accordance with statutory provisions covering accidental injury, illness or death of an employee of the Loan Parties and their Domestic Subsidiaries while at work or in the scope of his or her employment with the Loan Parties and their Domestic Subsidiaries with a policy limit of no less than the statutory amount and employer’s liability insurance with a policy limit of not less than $500,000.  Such coverage shall not contain any occupational disease exclusions;

(v)           Automobile Liability.  Automobile liability insurance covering owned, non-owned, leased, hired or borrowed vehicles against bodily injury or property damage.  Such coverage shall have a limit of not less than $1,000,000. Automobile Physical Damage (Comprehensive/Collision) coverage for owned titled vehicle;

(vi)          Excess/Umbrella Liability.  Excess or umbrella liability insurance in an amount not less than $5,000,000, written on an occurrence basis providing coverage limits in excess of the insurance limits required under Sections 6.07(a)(iv) (employer’s liability only), and 6.07(a)(v).  Such insurance shall follow from the primary insurances and drop down in case of exhaustion of underlying limits and /or aggregates.  Such insurance shall not exclude coverage for punitive or exemplary damages where insurable by law; and

(vii)         Other Insurance.  Such other insurance to such extent and against such risks, as are reasonably required by and reasonably satisfactory to the Administrative Agent.

(b)        Certain Provisions Relating to Insurance Coverage. Within the term ending thirty (30) days after the Closing Date, the Borrowers shall cause each insurance policy (other than any policy referred to in clause (a)(iv) above related to workers’ compensation) pertaining to the insurable properties to (i) name the Administrative Agent as an “additional insured” if such policy is a liability policy, (ii) name the Administrative Agent for itself and on behalf of Secured Parties as “loss payee” if such policy is a property and/or equipment policy, (iii) provide that the Borrowers’ insurer, broker or agent will endeavor to notify the Administrative Agent in writing of any proposed cancellation or material change of such policy initiated by the Borrowers’ insurer, at least thirty (30) days in advance prior to any proposed cancellation or material change in risk, (iv) contain a waiver of subrogation in favor of the Administrative Agent for itself and on behalf of Secured Parties, (v) contain a Lender’s Loss Payee endorsement, or language comparable thereto, which is satisfactory to the Administrative Agent, (vi) in the case of commercial general liability insurance, contain a separation of insureds clause, and (vii) in the case of commercial general liability insurance, provide that the insurance shall be primary and without right of contribution from any other insurance which may be available to the Administrative Agent and Secured Parties;

(c)         Evidence of Insurance.  From time to time, at the reasonable request of the Administrative Agent, the Borrowers shall furnish or cause to be furnished a certificate of insurance (i) evidencing that all the coverages listed in this Section 6.07 continue to be in full force and effect, (ii) specifying the insurers with whom the insurances are carried,  (iii) specifying the deductibles for such coverages, which deductibles shall meet the requirements of this Section 6.07 or shall otherwise be acceptable to Administrative Agent, and (iv) containing such other certifications and undertakings as are customarily provided to lenders, as reasonably requested by the Administrative Agent.

(d)        Administrative Agent May Obtain Insurance.  In the event that the Borrowers shall default in the performance of their obligations under this Section 6.07, the Administrative Agent may, at its option and providing prior written notice to the Borrower Representative, effect such insurance coverage with an insurer reasonably satisfactory to the Administrative Agent and add the premium(s) paid therefor to the principal amount of the Obligations incurred pursuant hereto, and the amount of such premium shall be payable by the Borrowers on demand with interest thereon at the highest rate payable hereunder.

Section 6.08                 Compliance with Laws. Except as set forth in Schedule 6.08 hereof, comply with the requirements of all Laws and Governmental Approvals applicable to it (including Environmental Laws and all applicable rules and regulations of the U.S Postal Service) and all orders, writs, injunctions and decrees applicable to it or to its business or Property, except in such instances in which such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted with appropriate reserves posted or the failure to comply would not reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 6.08 hereof, each Loan Party shall, and shall cause each of its Domestic Subsidiaries to, duly and timely file all material reports, statements and filings that are required to be filed by any of them with respect to Licenses under the Communications Act, and comply in all material respects therewith, including without limitation the rules and regulations of the FCC.  Each Loan Party shall comply in all respects with all PUC licenses and the applicable state telecommunications Laws, except any such failure which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or result in any Loan Party not being authorized to own or operate any portion of such Loan Party’s Property, or incur or remain liable with respect to any of the Obligations or Liens granted as security therefor.

Section 6.09                 Books and Records.

(a)         Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party or such its Subsidiary, as the case may be.

(b)        Maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Loan Party or such Subsidiary, as the case may be; provided, however, that as of the Closing Date and until December 31, 2008, Section 6.08 and this Section 6.09(b) will not apply with respect to exceptions to compliance with laws described in Schedule 6.08.

Section 6.10                 Inspection Rights; Annual Meeting.

(a)         Permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrowers and at such reasonable times during normal business hours and as often as may be reasonably desired, and as long as no Default or an Event of Default has occurred and is continuing, upon reasonable advance notice to the Loan Parties not more than one (1) time each calendar year; provided, however, that when a Default or an Event of Default has occurred and is continuing, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Loan Parties at any time and from time to time during normal business hours and without advance notice.

(b)        Permit representatives and independent contractors of the Administrative Agent to conduct an audit of the Collateral at the expense of the Loan Parties (not to exceed $10,000 with respect to any such audit) upon reasonable advance notice to the Loan Parties at least once annually and at any time during the continuance of an Event of Default.

Section 6.11                 Use of Proceeds.

(a)         Use the proceeds of the Term Loan, the Delayed Draw Loans and the Revolving Loans: (i) to make Capital Expenditures and other general corporate purposes, (ii) to fund future Permitted Acquisitions, (iii) to fund Foreign Subsidiaries, subject to the terms set forth in Section 7.02(f) hereof and (iv) to pay transaction costs related to the consummation of the transactions contemplated hereunder.

(b)        Notwithstanding the foregoing, in no event shall the proceeds of the Credit Extensions be used in contravention of any Law or any Loan Document.

Section 6.12                 Additional Domestic Subsidiaries.

Simultaneously with (or within such longer period as the Administrative Agent may provide in writing in its sole discretion) any Permitted Acquisition or formation of any Domestic Subsidiary:

(a)         notify the Administrative Agent thereof in writing, together with (i) jurisdiction of formation, (ii) number of shares of each class of Equity Interest outstanding, where applicable, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by any Loan Party or any Domestic Subsidiary and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto; and

(b)        cause such Domestic Subsidiary to (A) become a Borrower or a Guarantor (to be determined by the Administrative Agent in its sole discretion) by executing and delivering to the Administrative Agent a Joinder Agreement or such other document as the Administrative Agent shall deem appropriate for such purpose, and (B) deliver to the Administrative Agent documents of the types referred to in Section 4.01(b), (c), (d), and (e) (which, in the case of any collateral agreement of any applicable Acquisition Document, shall be signed by the Seller thereof) and opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (A)), all in form, content and scope reasonably satisfactory to the Administrative Agent.

Section 6.13                 ERISA Compliance.  Do, and cause each of its ERISA Affiliates to do, each of the following:  (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state Law; (b) cause each Plan that is qualified under Section 401(a) of the Internal Revenue Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Internal Revenue Code.

Section 6.14                 Pledged Assets.

(a)         Subject to Sections 6.14(c), at all times, (i) cause all Collateral (other than Excluded Accounts) now or hereafter owned or leased by any Loan Party to be subject at all times to first priority, perfected Liens (except for Permitted Liens) to secure the Obligations pursuant to the terms and conditions of the Collateral Documents and (ii) deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including appropriate UCC financing statements, certified resolutions and other organizational and authorizing documents of such Person and opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Administrative Agent’s Liens thereunder), all in form, content and scope satisfactory to the Administrative Agent.

(b)        Without limiting the generality of the above, the Loan Parties will cause 100% of the issued and outstanding Equity Interest of each Domestic Subsidiary (but no Equity Interest of any Foreign Subsidiary) and 100% of the Equity Interests held by the Loan Parties in MediaXstream, LLC to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Collateral Documents or such other security documents as the Administrative Agent shall request.

(c)         With respect to each Account for which either the perfection, enforceability, or validity of the Administrative Agent’s Liens in such Account, or the Administrative Agent’s right or ability to obtain direct payment to the Administrative Agent of the proceeds of such Account, is governed by any federal, state, or local statutory requirements other than those of the UCC, the Loan Parties will take such steps as the Administrative Agent may from time to time reasonably request, provided that the Loan Parties shall not be required to take any action under this Section 6.14(c) unless the aggregate amount of such Accounts governed by statutory requirements other than the UCC exceeds $250,000 at any time.

(d)           Each Loan Party shall also grant to the Administrative Agent a first priority perfected security interest in any additional property it owns or acquires, to secure the Obligations pursuant to the terms of the Loan Documents.

Section 6.15                 Covenant with Respect to Environmental Matters.  In respect of all environmental matters:

(a)           comply in all material respects with the requirements of all federal, state, and local Environmental Laws applicable to the Loan Parties or their Property; notify the Administrative Agent promptly in the event of any spill, release or disposal of Hazardous Material on, or hazardous waste pollution or contamination affecting, the Facilities in material violation of applicable Environmental Laws of which a Loan Party has actual knowledge; forward to the Administrative Agent promptly any written notices relating to such matters received from any Governmental Authority; and pay when due any fine or assessment against the Facilities provided, however, that the Loan Parties shall not be required to pay any such fine or assessment so long as the validity thereof shall be diligently contested in good faith by appropriate proceedings and they shall have set aside on their books reasonable reserves (in accordance with GAAP) with respect to any such fine or assessment so contested; and provided further that, in any event, payment of any such fine or assessment shall be made before any of their Property shall be subjected to a Lien or be seized or sold in satisfaction thereof;

(b)           promptly notify the Administrative Agent upon becoming aware of any fact or change in circumstances that would be expected to cause any of the representations and warranties contained in Section 5.09 to cease to be true in all material respects for any time before the Termination Date;

(c)           not become involved, and will not knowingly permit any tenant of the Facilities to become involved, in any operations at the Facilities generating, storing, disposing, or handling Hazardous Materials in material violation of applicable Environmental Laws or any other activity that could lead to the imposition on any Lender or the Administrative Agent of any liability, or the imposition on the Loan Parties or the Facilities of any material liability or any lien under any Environmental Laws;

(d)           promptly contain or remove any Hazardous Materials found on the Facilities in violation of any applicable Environmental Law, which containment or removal must be done in compliance with applicable Environmental Laws and at the Borrowers’ expense; and the Borrowers agree that the Administrative Agent has the right, at its sole option but at the Borrowers’ expense, to have an environmental engineer or other representative review the work being done; and

(e)           indemnify, protect, defend, and hold harmless each Indemnitee from and against any and all liabilities, obligations, losses, damages (including, consequential damages), penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, the reasonable fees and disbursements of counsel for and consultants of such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), which may be imposed on, incurred by, or asserted against such Indemnitees (whether direct, indirect, or consequential) now or hereafter arising as a result of any claim for environmental cleanup costs, any resulting damage to the environment and any other environmental claims against any Loan Party, any Lender, the Administrative Agent, any other Indemnitee or the Facilities.  The provisions of this Section 6.15(e) shall continue in effect and shall survive the Termination Date.

Section 6.16                 Securities Account Control Agreement. The Loan Parties shall, within the period of sixty (60) days following the Closing Date, enter into a Securities Account Control Agreement with the Administrative Agent with respect to all of the securities accounts held by the Loan Parties, in a form satisfactory to the Administrative Agent. The Loan Parties shall (i) not deposit any securities, cash or cash equivalents in any such securities accounts until such time as the Loan Parties execute such Securities Account Control Agreement(s) and (ii) thereafter, deposit all such securities, cash or cash equivalents in the securities accounts subject to such agreement.

Section 6.17                 Lenders Meetings.  The Loan Parties will, upon the request of the Administrative Agent, participate in one meeting of the Administrative Agent and Lenders during each Fiscal Year to be held at the Borrowers’ corporate offices (or at such other location as may be agreed to by the Borrowers and the Administrative Agent) at such time as may be agreed to by the Borrowers and the Administrative Agent.

Section 6.18                 Non-Consolidation.  Unless otherwise consented to by the Administrative Agent or Required Lenders, the Loan Parties will and will cause each of their Domestic Subsidiaries to: (i)  maintain entity records and books of account separate from those of any other Person which is not a member of the Consolidated Group; (ii) not commingle its funds or assets with those of any other Person which is not a member of the Consolidated Group; (iii) provide that its board of directors or other analogous governing body will hold all appropriate meetings to authorize and approve such entity’s actions, which meetings will be separate from those of other entities; and (iv) not file consolidated tax returns with any other Person other than members of the Consolidated Group.

Section 6.19                 Syndication.  Through the date six (6) months after the Closing Date, the Loan Parties agree to cooperate with the Agents, and agree to cause each of their Domestic Subsidiaries to cooperate with the Agents, in connection with (i) the preparation of an information package regarding the business, operations, financial projections and prospects of the Loan Parties and their Domestic Subsidiaries including the delivery of all information relating to the transactions contemplated hereunder prepared by or on behalf of the Loan Parties and their Domestic Subsidiaries deemed reasonably necessary by the Agents to complete the syndication of the credit facilities under this Agreement and (ii) the presentation of an information package reasonably satisfactory in format and content to the Agents in meetings and other communications with prospective Lenders in connection with the syndication of the credit facilities hereunder (including direct contact between senior management and representatives of the Loan Parties and their Domestic Subsidiaries with prospective Lenders and participation of such persons in meetings).  Without limiting the foregoing, the Loan Parties authorize the use of their respective logos in connection with any such dissemination.  At the request of the Administrative Agent, the Loan Parties agree to prepare a version of the information package and presentation that does not contain material non-public information concerning the Loan Parties or their Affiliates or their securities.

Section 6.20                 Tax Returns. The Borrowers shall (i) file the tax returns and reports set forth in Schedule 5.11 hereof no later than December 31, 2008 and (ii) otherwise file all federal, state and other material tax returns and reports required to be filed, except for those which are being contested in good faith by appropriate proceedings diligently conducted and/or for which adequate reserves have been provided in accordance with GAAP.

Section 6.21                 Opinions. The Loan Parties agree to provide, within the thirty (30) days following the Closing Date, a favorable opinion from Cooley Godward Kronish LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, regarding the Issuers who are not Loan Parties as of the date hereof (except MediaXstream, LLC), in form and substance satisfactory to the Administrative Agent.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Revolving Commitment or any Delayed Draw Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, no Loan Party shall, nor shall it permit any Domestic Subsidiary (or any Subsidiary, if specified below), to directly or indirectly:

Section 7.01                 Liens.  Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, other than the following:

(a)           Liens granted pursuant to any Loan Document;

(b)           Liens existing on the Closing Date and listed on Schedule 7.01 and any modifications, replacements, renewals or extensions thereof, provided that the Property covered thereby is not increased and any modification, replacement, renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

(c)           Liens (other than Liens imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)           statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;

(e)           pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)            deposits to secure the performance of bids, trade contracts, licenses and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds, the collateralized portion of letters of credit (other than Letters of Credit), and other obligations of a like nature incurred in the ordinary course of business; provided, however, that in no event should the aggregate amount of surety bonds (or deposits to secure surety bonds) or of letters of credit, outstanding at any time exceed $12,000,000;

(g)           easements, rights-of-way, restrictions and other similar encumbrances or defects in title affecting owned or licensed or leased real property which, in the aggregate, are not substantial in amount, and which do not in any case materially interfere with the ordinary conduct of the business of the applicable Person;

(h)           Liens securing purchase money obligations; provided that (i) such Liens do not at any time encumber any Property other than the Property financed by such purchase money obligations, (ii) the purchase money obligations secured thereby does not exceed the cost of the Property being acquired on the date of acquisition and (iii) such Liens attach to such Property concurrently with or within thirty (30) days after the acquisition thereof;

(i)            leases, IRUs, licenses (including licenses of IP Rights) or subleases granted to others in accordance with the terms of the applicable Collateral Documents, not interfering in any material respect with the ordinary conduct of business of any Loan Party or any Domestic Subsidiary and not resulting in any material diminution in the Collateral as security for the Obligations;

(j)            any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) solely evidencing such lessor’s interest under, leases permitted by this Agreement;

(k)           Intentionally omitted.

(l)            normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions holding such deposits;

(m)          Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection;

(n)           Liens assumed in connection with any Permitted Acquisition;

(o)           Liens securing judgments for the payment of money, not constituting an Event of Default under Section 9.01(h), to the extent  the Borrowers remove such Lien (either by providing a bond or otherwise), within thirty (30) days following the date on which the Borrower was served of the existence of, or was otherwise made aware of, such Lien; and

(p)           other Liens with an aggregate fair value with an aggregate fair value not to exceed $2,000,000, provided that no such Lien shall reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 7.02                 Investments.  Make or maintain any Investments, except:

(a)           cash or Cash Equivalents so long as such Investments are maintained in accounts subject to a Deposit Account Control Agreement or in the Excluded Accounts;

(b)           accounts receivable created, acquired or made and trade credit extended in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(c)           Investments consisting of stock, obligations, securities or other property received in settlement of accounts receivable (created in the ordinary course of business) from bankrupt obligors;

(d)           Investments existing as of the Closing Date and set forth in Schedule 7.02;

(e)           Guarantees permitted by Section 7.03(h);

(f)            Investments in Foreign Subsidiaries or in Domestic Subsidiaries of the Borrowers which are not Loan Parties, following the Closing Date, in an aggregate amount not to exceed $15,000,000 and provided that such funding shall be made as intercompany Indebtedness, subject to the terms set forth in Section 7.03(e) hereof;

(g)           Investments by (A) any Loan Party in any other Loan Party and (B) Subsidiaries that are not Loan Parties in other Subsidiaries that are not Loan Parties;

(h)           short term loans to employees in the ordinary course of business in an aggregate amount not to exceed $100,000 in the aggregate at any time;

(i)            Investments consisting of Hedge Agreements permitted under Section 7.03(d);

(j)            additional Investments in a Person which is not a member of the Consolidated Group, in an aggregate amount not to exceed in any Fiscal Year $5,000,000 in cash, and

(k)           additional Investments in a Person which is not a member of the Consolidated Group, in an aggregate amount not to exceed in any Fiscal Year $20,000,000 in kind in the form of services provided to such Person and the value of such services for the purposes of determining compliance with this Section shall be determined based on the arms-length fees charged by the Domestic Subsidiaries to unrelated third parties in the ordinary course of business and consistent with past practices.

Section 7.03                 Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)           Indebtedness under the Loan Documents;

(b)           Indebtedness of the Loan Parties and their Subsidiaries existing on the Closing Date and set forth in Schedule 7.03 (and renewals, refinancings, and extensions thereof on terms and conditions satisfactory to the Administrative Agent in its sole discretion);

(c)           purchase money Indebtedness (including obligations in respect of Capital Leases but excluding Synthetic Leases), hereafter incurred by the Loan Parties or any of their Domestic Subsidiaries to finance the purchase of fixed assets (and renewals, refinancings, and extensions thereof), provided that, in each case, (i) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed, (ii) no such Indebtedness shall be renewed, refinanced or extended for a principal amount in excess of the principal balance outstanding thereon at the time of such renewal, refinancing or extension and (iii) the total amount of all such Indebtedness at any time outstanding shall not exceed $20,000,000;

(d)           obligations (contingent or otherwise) of any Loan Party or any Domestic Subsidiary existing or arising under any Secured Hedge Agreement and obligations (contingent or otherwise) of any Loan Party or any Domestic Subsidiary existing or arising under any other Hedge Agreement, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such other Hedge Agreement does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e)           intercompany Indebtedness (i) permitted under Section 7.02(f) or (ii) to other Loan Parties or their Domestic Subsidiaries; provided that any such intercompany Indebtedness in excess of $250,000 in the aggregate during any Fiscal Year shall be evidenced by a promissory note and such note shall be pledged, be subordinated to the Obligations and delivered to the Administrative Agent pursuant to the Security Agreement as additional collateral security for the Obligations except that (I) the intercompany Indebtedness incurred by the Loan Parties in favor of the Foreign Subsidiaries MFN Japan KK, a Japanese corporation, Metromedia Fiber Network Canada, Inc., a Canadian corporation, AboveNet Communications Europe Limited and AboveNet Communications UK Ltd., and (II) existing Indebtedness described in letter “(ii)” above; in each case, shall be documented by a promissory note, to be pledged and delivered to the Administrative Agent pursuant to this Section 7.03(e), within the sixty (60) days following the Closing Date;

(f)            the uncollateralized portion of letters of credit (other than Letters of Credit), in an aggregate stated amount not to exceed $5,000,000 at any time outstanding and issued in the ordinary course of business in lieu of surety and performance bonds;

(g)           Indebtedness incurred to effect a Permitted Acquisition, provided that the following conditions are met: (i) the relevant Borrower shall be the surviving entity in connection with the Permitted Acquisition, if structured as a merger, (ii) the pro forma ratio of Consolidated Indebtedness to Consolidated EBITDA, based on the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b) and after giving effect to the intended Permitted Acquisition, shall not exceed 1.75 to 1.0, (iii) amortization of principal shall not be payable by any Loan Party under such Indebtedness before the date that is one (1) year after the Maturity Date and (iv) such Indebtedness shall be unsecured; and

(h)           Guarantees with respect to Indebtedness permitted under this Section 7.03.

Section 7.04                 Fundamental Changes; Acquisitions.  (a) Except for Permitted Acquisitions, merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person; provided, however, that, notwithstanding the foregoing provisions of this Section 7.04 but subject to the terms of Sections 6.12 and 6.14 (i) any Loan Party may merge or consolidate with any other Loan Party, provided that, if such transaction involves a Borrower, a Borrower is the surviving entity, (ii) any Domestic Subsidiary may merge with any Person that is not a Loan Party in connection with a Disposition permitted under Section 7.04(b), and (iii) any Loan Party other than a Borrower may dissolve, liquidate or wind up its affairs at any time provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect and all of its assets and business is transferred to another Loan Party.

(b) As used herein, the term “Permitted Acquisition” shall mean any Acquisition of a Person in the Telecommunications Business, provided, however, that, in each case, the following conditions shall have been satisfied in full:

(A)  If such Acquisition involves the purchase of stock or other ownership interests, the same shall be effected in such a manner as to assure that the acquired entity is promptly merged into any Borrower, with any Borrower being the surviving entity or the acquired entity becomes either an additional Borrower or a Guarantor hereunder (if such Domestic Subsidiary is receiving any Loan proceeds) pursuant to its execution of a Joinder Agreement and Loan Documents in form and substance acceptable to the Administrative Agent, or, in all other cases, a Guarantor of the Loan Documents pursuant to a Guaranty in substantially the same form executed by the Guarantors on the Closing Date or otherwise in form and substance acceptable to the Administrative Agent.

(B)   (1) No later than ten (10) Business Days prior to the consummation of any such Acquisition, the Borrower Representative shall have delivered to the Administrative Agent copies of executed counterparts of such Acquisition agreement, together with all schedules thereto, the forms of any additional agreements or instruments to be executed at the closing thereunder (to the extent available), and all applicable financial information, including three (3) years of financial statements, to the extent available (including, without limitation, trailing twelve month financial statements for each Person to be acquired, and current accounts receivable and accounts payable agings), a detailed Capital Expenditures budget and five (5) year projections, updated to reflect such Acquisition and any related transactions, a pro forma balance sheet of the Borrowers and their Subsidiaries as of the projected date of the Permitted Acquisition showing the financial condition of the consolidated entities after giving effect to the proposed Acquisition, and a description of the properties and business accompanied by applicable information as the Administrative Agent shall reasonably require, (2) promptly following a request therefor, the Borrower Representative shall have delivered to the Administrative Agent copies of such other documents relating to such Acquisition as the Administrative Agent shall have reasonably requested, and (3)  promptly following the consummation of such Acquisition, the Borrower Representative shall have delivered to the Administrative Agent certified copies of the agreements, instruments and documents referred to above, to the extent the same have been executed and delivered at the closing under such Acquisition Agreement.

(C)   Except for the employment agreements, consulting agreements or other personal service agreements, the aggregate purchase price (either in cash or in kind) payable by the Borrowers or their Domestic Subsidiaries in connection with such Acquisition (other than earn-outs, customary post-closing adjustments, escrows, holdbacks, indemnities and seller notes and non-competition agreements permitted by the Required Lenders) shall be payable in full on the date of such

Acquisition or, if payable in installments, shall be subordinated in writing to the Obligations on terms satisfactory to the Administrative Agent.

(D)  The Borrowers and their Subsidiaries shall not, in connection with any such Acquisition, assume or remain liable with respect to any Indebtedness of the related seller, except (i) to the extent permitted under Section 7.03 and (ii) obligations of the seller incurred in the ordinary course of business and necessary or desirable to the continued operation of the underlying properties or business, and any other such liabilities or obligations not permitted to be assumed or otherwise supported by any Borrower or its Subsidiaries hereunder shall be paid in full or released as to the assets being so acquired on or before the consummation of such Acquisition.

(E)   All other assets and properties acquired in connection with any such Acquisition shall be free and clear of any Liens, charges and other encumbrances other than Permitted Liens and shall, to the extent such assets and properties are deemed by the Administrative Agent to be “Collateral” as defined in the Security Agreement, be promptly made subject to the Liens and security interests under the Collateral Documents.

(F)   Each Borrower and its Subsidiaries shall have executed and delivered such additional agreements, instruments, certificates, documents, consents, environmental site assessments, engineering studies and reports, opinions and other papers as the Administrative Agent may reasonably require and which relate to the properties to be acquired.

(G)   Immediately prior to any such Acquisition and after giving effect thereto, no Default or Event of Default shall have occurred or be continuing (unless waived in writing by the Required Lenders) determined on a pro forma basis as of the end of and for the fiscal quarter most recently ended prior to the date of such Acquisition for which financial statements are required to be provided (and have been so delivered) under Section 6.01, and the Borrower Representative shall provide to the Administrative Agent a certificate signed on behalf of each Borrower by its president or chief financial officer, demonstrating such compliance in reasonable detail.

(H)  The aggregate consideration paid shall not exceed $100,000,000 in the aggregate.

(I)    Such Acquisition shall only involve assets located in the United States, or those assets which would not subject any Agent or Lender (in their capacity as such) to regulatory or third party approvals in connection with the exercise of its rights and remedies under this Agreement or any other Loan Document, other than approvals applicable to the exercise of such rights and remedies with respect to the Borrower prior to such acquisition.

(J)    All transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Approvals.

(K)  None of the Borrowers, any Loan Party or any of its Domestic Subsidiaries shall be the subject of a bankruptcy or insolvency proceeding under any Debtor Relief Laws.

Section 7.05                 Dispositions.  Make any Disposition; provided that

(a)         the Loan Parties may make Dispositions of assets having a fair market value not to exceed $5,000,000 in any Fiscal Year so long as the proceeds of such Dispositions consist solely of cash;

(b)        the Loan Parties and their Domestic Subsidiaries may make other Dispositions in any Fiscal Year of assets having an aggregate fair market value of not greater than $10,000,000.

(c)         subject to Section 2.05(b)(ii), the Loan Parties may make Dispositions of Non-Core Assets at any time, so long as the proceeds of such Dispositions consist solely of cash.

Section 7.06                 Restricted Payments.  Directly or indirectly declare or make any Restricted Payment or incur any obligation to do so, except that:

(a)           each Domestic Subsidiary may make Restricted Payments (directly or indirectly) to any Borrower; and

(b)           each Loan Party and each Domestic Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interest of the Person making such dividend or distribution.

Section 7.07                 Change in Nature of Business.  Engage in any line of business materially different from those lines of business conducted by the Loan Parties and their Subsidiaries on the Closing Date.

Section 7.08                 Transactions with Affiliates and Insiders.  Enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person other than (a) transactions between the Loan Parties, (b) intercompany transactions expressly permitted by Section 7.02, Section 7.03, Section 7.04, Section 7.05 or Section 7.06, (c) Permitted Equity Repurchases, (d)  compensation and reimbursement of expenses of officers and directors (i) in the ordinary course of business, or (ii) that is approved by the Board of Directors of Holdings or the applicable Loan Party, (e) services rendered by a Loan Party to any Foreign Subsidiary or to any Domestic Subsidiary which is not a Loan Party, to the extent the value of such services rendered by all Loan Parties does not exceed $1,000,000 in the aggregate during any Fiscal Year, and the value of such services for the purposes of determining compliance with this Section shall be determined based on the arms-length fees charged by the Domestic

Subsidiaries to unrelated third parties in the ordinary course of business and consistent with past practices, certified annually, (f) Equity Interests granted by Holdings to employees in management of Foreign Subsidiaries in accordance with plans approved by the board of directors of Holdings and (g) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the ordinary course of such Person’s business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms length transaction with a Person other than an officer, director or Affiliate.

Section 7.09                 Burdensome Agreements.  Other than Contractual Obligations relating to assets described in item “(i)” or “(ii)” of the definition of “Excluded Assets” and existing on the date hereof, enter into or permit to exist any Contractual Obligation that encumbers or restricts the ability of any Loan Party or any Subsidiary to (a) pay dividends or make any other distributions to any Loan Party on its Equity Interest or with respect to any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness or other obligation owed to any Loan Party, (c) make loans or advances to any Loan Party, (d) sell, lease or transfer any of its Property to any Loan Party, (e) grant any Lien on any of its Property, other than Property in an aggregate amount not to exceed $5,000,000 in the aggregate at any one time, to secure the Obligations pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (f) act as a Loan Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (a)-(e) above) for (i) this Agreement and the other Loan Documents, (ii) any document or instrument governing Indebtedness incurred pursuant to Section 7.03(c), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (iii) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien and (iv) customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 7.05 pending the consummation of such sale.

Section 7.10                 Use of Proceeds.  Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose.

Section 7.11                 Amendments of Material Contracts.  Amend or modify, or waive any rights under, any Material Contract (i) if such amendment, modification or waiver would be adverse to the interests of the Lenders and (ii) if such amendment, modification or waiver could reasonably be expected to have a Material Adverse Effect.

Section 7.12                 Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity; Accounting.

(a)         Amend, modify or change its Organization Documents in a manner adverse to the interests of the Lenders.

(b)        Change its Fiscal Year;.

(c)         Change its name without providing thirty (30) days prior written notice to the Administrative Agent or its state of formation or form of organization (except as permitted by Section 7.04 and so long as the Borrower Representative provides the Administrative Agent at least thirty (30) days prior written notice of any such transaction).

(d)        Make or permit any material change in accounting policies or reporting practices, except as required or permitted by GAAP which the Administrative Agent, after notice of any such proposed change, does not object to within twenty (20) Business Days of such notice.

Section 7.13                 Ownership of Subsidiaries.  Notwithstanding any other provisions of this Agreement to the contrary, (i) permit any Person (other than any Borrower or any Wholly Owned Subsidiary) to own any Equity Interest of any Domestic Subsidiary, (ii) permit any Subsidiary to issue or have outstanding any shares of preferred Equity Interest, (iii) create, incur, assume or suffer to exist any Lien on any Equity Interest of any Subsidiary, except for Permitted Liens, or (iv) create any Foreign Subsidiaries without obtaining the prior written consent of the Administrative Agent, such consent not to be unreasonably withheld or delayed.

Section 7.14                 Sale and Leaseback Transactions.  Enter into any Sale and Leaseback Transaction.

Section 7.15                 Deposit Account Control Agreements; Bank Accounts.  Open, maintain or otherwise have any account, other than (a) deposit accounts that are subject to a Deposit Account Control Agreement, and (b) Excluded Accounts; provided however that in no event shall (I) the aggregate amounts on deposit in any the Excluded Accounts set forth in letter “(iii)” of the definition of “Excluded Account” as of any date of determination exceed an amount equal to the amount of payroll payable to employees of the Loan Parties during the fifteen (15) day period immediately following such date of determination, and (II) the aggregate amounts on deposit in any Excluded Account set forth in letter “(ii)” of the definition of “Excluded Accounts” shall not exceed $25,000 in cash or cash equivalents.

Section 7.16                 Capital Expenditures.  Incur Capital Expenditures:

(a)         during Fiscal Year 2008, in excess of $120,000,000;

(b)        during Fiscal Year 2009, in excess of $120,000,000 plus the unused portion of the Capital Expenditures allowed for Fiscal Year 2008 (for the purposes of this definition, such unused portion, the “2008 Capex Remainder”);

(c)         during Fiscal Year 2010, in excess of $120,000,000 plus the lesser of (i) $120,000,000 and (ii) the 2008 Capex Remainder plus $120,000,000 minus the amount of Capital Expenditures incurred by the Loan Parties for the Fiscal Year 2009;

provided, however, that in no event shall the amount of Capital Expenditures incurred by the Borrowers in order to be able to render the services permitted under Section 7.02(k) hereof exceed $5,000,000 for any Fiscal Year (as certified by the Borrower Representative prior to such Capital Expenditure and on an annual basis).

ARTICLE VIII

FINANCIAL COVENANTS

Section 8.01                 Financial Covenants.  So long as any Lender shall have any Revolving Commitment or any Delayed Draw Commitment hereunder or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, no Loan Party shall permit:

(a)         Net Total Funded Debt Ratio.  Net Total Funded Debt Ratio to be greater than 2.50 to 1.0, based on the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b).

(b)        Consolidated Fixed Charges Coverage Ratio. Consolidated Fixed Charges Coverage Ratio to be less than (in each case based on the Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b)):

(i)                  1.0 to 1.0 during each of the first three (3) Fiscal Quarters of the Fiscal Year 2008,

(ii)                 1.05 to 1.0 during the fourth Fiscal Quarter of 2008, and

(iii)                1.1 to 1.0 during each remaining Fiscal Quarter thereafter and until the Maturity Date.

(c)         Restricted Cash. The aggregate amount of cash and Cash Equivalents on deposit in the Blocked Accounts at any time to be less than $20,000,000 (“Restricted Cash”).

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

Section 9.01                 Events of Default.  Any of the following shall constitute an Event of Default:

(a)         Non-Payment.  Any Borrower or any other Loan Party fails to pay when and as required to be paid pursuant to this Agreement or any other Loan Document, (i) any amount of principal of any Loan or any L/C Exposure or (ii) within three (3) days after the same becomes due, interest on any Loan or any L/C Exposure, any commitment fee, utilization fee or other fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or

(b)        Specific Covenants.

(i)            Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Sections 6.01, 6.02 or 6.03 and such failure continues for ten (10) days; or

(ii)           An Event of Default has occurred under a Loan Document or any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Sections 6.07, 6.10, 6.11, 6.14, 6.19, Article 7, Article 8 or Article 10 of this Agreement or Sections 6, 7, 8, 9 and 10 of the Security Agreement; or

(c)         Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in this Agreement or in any other Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier of (i) a Responsible Officer of any Loan Party becoming aware of such failure or (ii) notice thereof to any Loan Party by the Administrative Agent; or

(d)        Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)         Cross-Default.  (i) Any Loan Party fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder, or Indebtedness under Hedge Agreements) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $1,000,000; (ii) any Loan Party fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (iii) there occurs under any Hedge Agreement an Early Termination Date (as defined in such Hedge Agreement) resulting from (A) any event of default under such Hedge Agreement as to which any Loan Party is the Defaulting

Party (as defined in such Hedge Agreement) or (B) any Termination Event (as so defined) under such Hedge Agreement as to which any Loan Party is an Affected Party (as so defined) and, in either event, the Termination Value owed by such Loan Party as a result thereof is greater than $1,000,000; or

(f)         Insolvency Proceedings, Etc.  (i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (A) liquidation, reorganization or other relief in respect of a Loan Party or either of its debts, or of a substantial part of its assets, under any federal, state, provincial or foreign bankruptcy, insolvency, reorganization, adjustment of debt, receivership or similar law now or hereafter in effect or (B) the appointment of a receiver, receiver and manager, interim receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for sixty (60) consecutive days or an order or decree approving or ordering any of the foregoing shall be entered, or (ii) any Loan Party shall (A) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state, provincial or foreign bankruptcy, insolvency, reorganization, adjustment of debt, receivership or similar law now or hereafter in effect, (B) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) above, (C) apply for or consent to the appointment of a receiver, receiver and manager, interim receiver, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or for a substantial part of its assets, (D) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (E) make a general assignment for the benefit of creditors or (F) take any action for the purpose of effecting any of the foregoing or any Loan Party otherwise becomes insolvent; or

(g)        Inability to Pay Debts; Attachment.  (i) Any Loan Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or similar process is issued or levied against all or any material part of the Property of any Loan Party and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or (iii) any writ of execution is issued or levied against all or any material part of the Property of any Loan Party; or

(h)        Judgments.  There is entered against any Loan Party (i) one or more judgments or orders for the payment of money in an aggregate amount exceeding $2,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has acknowledged in writing its obligation to cover in its entirety), or (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) within thirty (30) days of the rendering of such judgment, such judgment is not vacated, discharged, satisfied or stayed (by reason of a pending appeal or otherwise); or

(i)          ERISA.  (i) An ERISA Event occurs which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $500,000, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $500,000; or

(j)          Invalidity of Loan Documents.  Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect or ceases to give the Administrative Agent, for the benefit of the Lenders, any material part of the Liens purported to be created thereby; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k)         Licenses.  One or more of the authorizations, licenses or permits necessary for any Loan Party’s ability to continue to engage in the Telecommunications Business or operate its Facilities is cancelled or revoked, or a Loan Party, or grantor of any such material authorization, license or permit fails to timely renew such authorization, license or permit prior to the expiration thereof and such revocation could be reasonably expected to have a Material Adverse Effect; or

(l)          Change of Control.  There occurs any Change of Control; or

(m)        Blocked Account.  There shall occur any rescission, revocation or modification of any instruction or agreement regarding any Blocked Account or the bank accounts relating thereto, or any such instruction or agreement is amended or terminated without the written consent of the Administrative Agent, and in each such case, any amounts remain on deposit in such Blocked Account or related bank accounts more than five (5) Business Days following such event; or

(n)        Governmental Approvals.  A state or federal regulatory agency shall have revoked any Governmental Approvals to the extent that such revocation could reasonably be expected to have a Material Adverse Effect, regardless of whether such Governmental Approval was held by or originally issued for the benefit of a Loan Party.

Section 9.02                 Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)         declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)        declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document, other than Secured Hedge Agreements, which shall be governed by their own provisions, to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties;

(c)         require that the Borrowers Cash Collateralize the total L/C Exposures (in an amount equal to 105% the total L/C Exposures as of such date); and

(d)        exercise on behalf of itself and the other Secured Parties, all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any Event of Default under Sections 9.01(f) or 9.01(g) or any actual or deemed entry of an order for relief with respect to any of the Loan Parties under the Bankruptcy Code, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Loan Parties to Cash Collateralize the total L/C Exposures as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

Section 9.03                 Reserved.

Section 9.04                 Application of Funds.  Upon the occurrence and during the continuance of an Event of Default (or after the Loans have otherwise become due and payable and the L/C Exposures have been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

(a)         First, to payment of that portion of the Obligations constituting fees, indemnities, funding losses, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

(b)        Second, to payment of that portion of the Obligations constituting fees (other than Unused Commitment Fees), indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause (b) payable to them;

(c)         Third, to payment of that portion of the Obligations constituting accrued and unpaid interest and Unused Commitment Fees on the Loans and Unreimbursed L/C Amounts and fees and scheduled periodic payments, and any interest accrued thereon, due under any Secured Hedge Agreement, ratably among the Secured Parties in proportion to the respective amounts described in this clause (c) held by them;

(d)        Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and Unreimbursed L/C Amounts and breakage, termination and any other payments, and any interest accrued thereon, due under any Secured Hedge Agreement, to Cash Collateralize that portion of L/C Exposures comprised of the aggregate undrawn amount of Letters of Credit, ratably among the Secured Parties in proportion to the respective amounts described in this clause (d) held by them; and

(e)         Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause (d) above shall be applied to satisfy drawings under such Letters of Credit if and as they occur.  If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to other Obligations, if any, in the order set forth above.

ARTICLE X

GUARANTY

Section 10.01               The Guaranty.  Each Guarantor hereby guarantees to each Secured Party, each Affiliate of a Lender that enters into a Secured Hedge Agreement, and the Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment and performance of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof.  Each Guarantor hereby further agrees that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), each Guarantor will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal (collectively, the “Guaranteed Obligations”).

Subject to Section 10.06 and the last sentence of this Section 10.01 below, the Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which the Administrative Agent or any Secured Party may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of any of the Guaranteed Obligations to be paid when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), the Guarantors will, upon demand pay, or cause to be paid, in cash, to the Administrative Agent for the ratable benefit of Secured Parties, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for any Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against any Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to the Lenders and Secured Parties as aforesaid.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, the Guaranteed Obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such Guaranteed Obligations subject to avoidance under the Debtor Relief Laws.

Section 10.02               Obligations Unconditional.  The Guaranteed Obligations of each Guarantor under Section 10.01 are joint and several and absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, Secured Hedge Agreements, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 10.02 that the obligations of each Guarantor hereunder shall be absolute and unconditional under any and all circumstances.  Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrowers or any other Guarantor for amounts paid under this Article X until the Termination Date.  Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain joint and several and absolute and unconditional as described above:

(a)         at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b)        any of the acts mentioned in any of the provisions of any of the Loan Documents, any Secured Hedge Agreement or any other agreement or instrument referred to in the Loan Documents or such Secured Hedge Agreements shall be done or omitted;

(c)         the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, any Secured Hedge Agreement or any other agreement or instrument referred to in the Loan Documents or such Secured Hedge Agreements shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d)        any Lien granted to, or in favor of, the Administrative Agent or any Secured Party or Secured Parties as security for any of the Obligations shall fail to attach or be perfected;

(e)         any of the Obligations shall be determined to be void or voidable (including for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including any creditor of any Guarantor); or

(f)         any other action occurs or fails to occur which might constitute a surety defense.

Section 10.03               Reinstatement.  The Guaranteed Obligations of any Guarantor under this Article X shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Secured Party on demand for all reasonable costs and expenses (including fees and expenses of counsel) incurred by the Administrative Agent or such Secured Party in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

Section 10.04               Waivers.  Each Guarantor hereby waives, to the fullest extent permitted by Law, for the benefit of the Administrative Agent and Secured Parties:  (a) any right to require the Administrative Agent or any Lenders, as a condition of payment or performance by such Guarantor, to (i) proceed against any Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from any Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of the Administrative Agent and Secured Parties in favor of any Borrower or any other Person, or (iv) pursue any other remedy in the power of the Administrative Agent and the Secured Parties whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal or any law, rule, regulation, or order of any jurisdiction affecting any term of the Guaranteed Obligations; (d) any defense based upon the Administrative Agent’s or any Secured Party’s errors or omissions in the administration of the Guaranteed Obligations; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that the Administrative Agent and the Secured Parties protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, any Secured Hedge Agreement or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to any Borrower and notices of any of the matters referred to in Section 10.02 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.  Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 10.02.

Section 10.05               Remedies.  Each Guarantor agrees that, to the fullest extent permitted by law, as between such Guarantor, on the one hand, and the Administrative Agent and the Secured Parties, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and/or shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 10.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by each Guarantor for purposes of Section 10.01.  Each Guarantor acknowledges and agrees that its Guaranteed Obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Secured Parties may exercise their remedies thereunder in accordance with the terms thereof.

Section 10.06               Contribution by Guarantors.  All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty.  Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date.  “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed.  “Fair Share Contribution Amount” means, with respect to a

Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 10.06, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor.  “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 10.06), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 10.06.  The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor.  The allocation among Contributing Guarantors of their obligations as set forth in this Section 10.06 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder.  Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 10.06 and a right to receive any Fair Share Contribution Amount shall be deemed an asset of the Guarantor entitled to such amount.

Section 10.07               Guarantee of Payment; Continuing Guarantee.  The guarantee in this Article X is an absolute and unconditional guaranty of payment and not of collection, is a continuing and irrevocable guarantee, and shall apply to all Obligations whenever arising.

Section 10.08               Subordination of Other Obligations.  Any Indebtedness of any Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor (other than any such amounts which are expressly permitted by the terms of this Agreement to be paid to such Obligee Guarantor) shall be held in trust for the Administrative Agent for its benefit and the benefit of the Secured Parties and shall forthwith be paid over to the Administrative Agent for its benefit and the benefit of the Secured Parties to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

ARTICLE XI

THE ADMINISTRATIVE AGENT

Section 11.01               Appointment and Authorization of Administrative Agent.

(a)         Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)        Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article XI with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in this Article XI and in the definition of “Agent-Related Person” included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the L/C Issuers.

Section 11.02               Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through its, or its Affiliates’, agents, employees or attorneys-in-fact and shall be entitled to obtain and rely upon the advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct (as finally determined in a non-appealable decision of a court of competent jurisdiction).

Section 11.03               Liability of Administrative Agent.  No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein, as finally determined in a non-appealable decision of a court of competent jurisdiction), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder.  No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

Section 11.04               Reliance by Administrative Agent.

(a)           The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  As between the Administrative Agent and the Lenders, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b)           For purposes of determining compliance with the conditions specified in Sections 4.01 and 4.02, each Lender that has signed this Agreement (or an addendum to this Agreement or a Joinder Agreement) shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

Section 11.05               Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default and/or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or any Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”  The Administrative Agent will notify the Lenders of its receipt of any such notice.  The Administrative Agent shall take such action with respect to such Default and/or Event of Default as may be directed by the Required Lenders in accordance with Article IX; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default and/or Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 11.06               Credit Decision; Disclosure of Information by Administrative Agent.  Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent or any Agent-Related Person hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession.  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Domestic Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers and the other Loan Parties hereunder.  Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers and the other Loan Parties.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, no Agent-Related Person shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

Section 11.07               Indemnification of Agent-Related Persons.  Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 11.07.  Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent or any Agent-Related Person upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent or such other Agent-Related Person in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, Proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent or such other Agent-Related Person is not reimbursed for such expenses by or on behalf of the Borrowers within fifteen (15) days of such Agent-Related Person’s request to the Borrower

Representative thereof.  The undertaking in this Section 11.07 shall survive the Termination Date and the resignation of the Administrative Agent.

Section 11.08               Administrative Agent in its Individual Capacity.  Societe Generale and its Affiliates and each other Agent and its Affiliates, may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity capital in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though Societe Generale were not the Administrative Agent or an L/C Issuer hereunder and without notice to or consent of the Lenders.  The Lenders acknowledge that, pursuant to such activities, Societe Generale or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to the Lenders.  With respect to its Loans, Societe Generale shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent or an L/C Issuer, and the terms “Lender” and “Lenders” include Societe Generale in its individual capacity.

Section 11.09               Successor Administrative Agent.  The Administrative Agent may resign as the Administrative Agent upon thirty (30) days’ notice to the Lenders and the Borrower Representative; provided that any such resignation by Societe Generale shall also constitute its resignation as the L/C Issuer.  If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders (or a financial institution or an Eligible Assignee, acceptable to the Required Lenders) a successor administrative agent for the Lenders, provided that such successor Administrative Agent shall be a bank or other financial institution whose short term commercial paper rating from S&P is at least A1 or the equivalent thereof or from Moody’s is at least P1 or the equivalent thereof at the time of such appointment.  If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders, a successor administrative agent from among the Lenders (if such Lender agrees to act as Administrative Agent); provided, that unless an Event of Default has occurred and is continuing, the consent of the Borrower Representative to such successor administrative agent shall be required (such consent not to be unreasonably withheld or delayed).  Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent (and L/C Issuer, if applicable) and the respective terms “Administrative Agent” and (and “L/C Issuer”, if applicable) means such successor administrative agent and Letter of Credit issuer, and the retiring Administrative Agent’s appointment, powers and duties in such capacities shall be terminated without any other further act or deed on its behalf.  After any retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article XI and Sections Section 12.04 and 12.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement.  If no successor administrative agent has accepted appointment as the Administrative Agent by the date thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Required Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

Section 11.10               Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Loan Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)         to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09 and 12.04) allowed in such judicial proceeding; and

(b)        to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 12.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 11.11               Collateral and Guaranty Matters.  The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document (i) upon the Termination Date, (ii) that is transferred or to be transferred as part of or in connection with any Disposition permitted hereunder or under any other Loan Document or any Involuntary Disposition, or (iii) as approved in accordance with Section 11.01.  Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of Property, pursuant to this Section 11.11.

Section 11.12               Other Agents; Managers.  None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “documentation agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such.  Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 11.13               Cooperation of Loan Parties.  If necessary, each Loan Party agrees to (i) execute any documents (including new Revolving Notes, Delayed Draw Notes and/or Term Notes) reasonably required to effectuate and acknowledge each assignment of a Commitment to an assignee in accordance with Section 12.07, (ii) make the Loan Parties’ management available to meet with the Administrative Agent and prospective participants and assignees of Commitments and (iii) assist the Administrative Agent or the Lenders in the preparation of information relating to the financial affairs of the Loan Parties as any prospective participant or assignee of a Commitment reasonably may request.

Section 11.14               Cooperation of Lenders.  Each Lender shall (a) promptly notify the other Lenders and the Administrative Agent of any Event of Default known to such Lender under this Agreement and not reasonably believed to have been previously disclosed to the other Lenders; (b) provide the other Lenders and the Administrative Agent with such information and documentation as such other Lenders or Agent shall reasonably request in the performance of their respective duties hereunder, including, all information relative to the outstanding balance of principal, interest and other sums owed to such Lender by the Borrowers but excluding internally generated reports and analyses and other customarily confidential materials; and (c) cooperate with the Administrative Agent with respect to any and all collections and/or foreclosure procedures at any time commenced against the Borrowers or otherwise in respect of the Collateral by the Administrative Agent in the name and on behalf of the Lenders.

Section 11.15               One Lender Sufficient.  This Agreement shall remain in full force and effect, and all agency provisions shall be and remain effective, notwithstanding the fact that there may from time to time be only one Lender hereunder which Lender may be the same Person who is then serving as the Administrative Agent hereunder.

ARTICLE XII

MISCELLANEOUS

Section 12.01               Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Borrower or any other Loan Party therefrom, shall be effective unless in writing executed by the Required Lenders and the applicable Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is delivered; provided, however, that no such amendment, waiver or consent shall:

(a)         extend or increase the Revolving Commitment, Delayed Draw Commitment or Term Loan Commitment of any Lender (or reinstate any Revolving Commitment, Delayed Draw Commitment or Term Loan Commitment terminated or reduced pursuant to this Agreement) without the written consent of such Lender (it being understood and agreed that a waiver or amendment of any condition precedent set forth in Section 4.02 or of any Default or Event of Default or a mandatory reduction in Revolving Commitments shall not be considered an extension or increase in Revolving Commitments, Delayed Draw Commitments or Term Loan Commitments of any Lender);

(b)        postpone any date fixed by this Agreement or any other Loan Document for any payment of principal (excluding mandatory prepayments), interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(c)         reduce or forgive the principal of, or the rate of interest specified herein on, any Loan or Unreimbursed L/C Amount, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate and no change to the definition of “Net Total Funded Debt Ratio” or in the component definitions thereto shall be considered to be a reduction or forgiveness of interest;

(d)        change Section 2.12(c), Section 2.13 or Section 9.04 or the definition of “Pro Rata Share” in a manner that would alter the pro rata sharing or application of payments required thereby without the written consent of each Lender directly affected thereby;

(e)         change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender directly affected thereby;

(f)         except in connection with a Disposition permitted under Section 7.05 as in existence and in effect on the date hereof, release all or substantially all of the Collateral without the written consent of each Lender directly affected thereby; or

(g)        release any Loan Party (except in connection with a merger or consolidation permitted under Section 7.04 or a Disposition permitted under Section 7.05 as each such Section is in existence and in effect on the date hereof) from its obligations under the Loan Documents.

in each case, without the written consent of each Lender directly affected thereby; and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and executed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (ii) no amendment, waiver or consent shall, unless in writing and executed by the L/C Issuers (who are also Agents or Lenders hereunder) in addition to the Lenders required above, affect the rights or duties of any L/C Issuers under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; (iv) any Loan Document consisting of a Secured Hedge Agreement may be amended by written consent of only the parties thereto, (v) each Lender must approve (A) any amendment to the Lender voting percentages set forth in the Loan Documents and (B) the release of any Guarantor hereunder and (vi) any amendment or waiver changing the priority of payment of or security for any Obligation under a Secured Hedge Agreement (other than as expressly set forth herein) shall also require the consent of the Secured Hedge Provider affected.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Revolving Commitment or Delayed Draw Commitment of such Lender may not be increased or extended without the consent of such Lender.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (y) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

Section 12.02               Notices and Other Communications; Facsimile Copies.

(a)         General.  Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (messages sent by electronic mail or other electronic transmission (other than by facsimile) shall not constitute a writing, however any signature on a document or other writing that is transmitted by electronic mail or facsimile machine shall constitute a valid signature for the purposes hereof).  All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or (subject to subsection (c) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to the Loan Parties, the Borrower Representative, the Administrative Agent or the L/C Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 12.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower Representative and Administrative Agent; and

(ii)           if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower Representative and the Administrative Agent.

All such notices and other communications shall be deemed to be delivered or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to the Administrative Agent pursuant to Article II shall not be effective until actually received by such Person.  In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

(b)        Effectiveness of Facsimile Documents and Signatures.  Loan Documents may be transmitted by facsimile and executed by delivery of a facsimile.  The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Administrative Agent and the Lenders.  The Administrative Agent may also require that any such documents and signatures be confirmed by a manually signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c)         Limited Use of Electronic Mail.  Electronic mail and internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information as provided in Section 6.01, Section 6.02 and Section 6.03, and to distribute Loan Documents for execution by the parties thereto, and shall not constitute notice for any other purpose.

(d)        Reliance by Administrative Agent and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly delivered by or on behalf of any Loan Party or the Borrower Representative even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrowers shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly delivered by or on behalf of any Loan Party or the Borrower Representative. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

(e)         Deemed Consent.  If a Lender’s consent to a waiver, amendment or other course of action is required under the terms of this Agreement and such Lender does not respond to any request by the Administrative Agent for such consent within ten (10) Business Days after the date of the receipt by the Lender of such request, such failure to respond shall be deemed a consent to the requested course of action.

Section 12.03               No Waiver; Cumulative Remedies.  No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 12.04               Attorney Costs, Expenses and Taxes.  The Borrowers agree (a) to pay or reimburse the Administrative Agent for all reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs and reasonable out-of-pocket costs and expenses in connection with the use of IntraLinks, SyndTrak, StuckyNet, or other similar information transmission systems in connection with this Agreement, and (b) to pay or reimburse the Administrative Agent and each Lender for all reasonable out-of-pocket costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs and fees, costs and expenses incurred by the Administrative Agent pursuant to the Collateral Documents.  The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses and the cost of independent public accountants, consultants and other outside experts retained by the Administrative Agent or any Lender.  All amounts due under this Section 12.04 shall be deemed part of the Obligations when incurred and shall be payable within ten (10) Business Days after demand therefor.  The agreements in this Section 12.04 shall survive the Termination Date.

Section 12.05               Indemnification by the Borrowers.  Whether or not the transactions contemplated hereby are consummated, the Borrowers agree jointly and severally to indemnify and hold harmless each Agent-Related Person, each Lender, the L/C Issuer, each Secured Party and the respective Affiliates of all such Persons and their representatives, directors, officers, employees, counsel, trustees, advisors, agents and attorneys-in-fact of all the foregoing persons (collectively, the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs and other costs of investigation or defense, including those incurred upon any appeal) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by any Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to any Borrower, any Subsidiary or any other Loan Party, (d) insurance premiums owed by any Loan Party and matters arising from warranties or representations made by any Borrower to insurance underwriters, or (e) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided, however, that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of an Indemnitee or breach by an Indemnitee of any Loan Document (or such Indemnitee’s officers, directors, employees or agents) as determined by a final and non-appealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee.  In connection with any claim, litigation, investigation or proceeding for which an Indemnitee seeks indemnification, such Indemnitee shall be entitled to select its own legal counsel.  No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through the internet, IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any punitive, special, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether arising or occurring before or after the Closing Date).  All amounts due under this Section 12.05 shall be payable within ten (10) Business Days after demand therefor.  The agreements in this Section 12.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, and the Termination Date.  To the extent that the indemnification set forth in this Section 12.05 may be unenforceable, each Loan Party shall contribute the maximum portion which it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of all such indemnified liabilities incurred by the Indemnitees or any of them.  Without limiting the generality of any provision of this Section, to the fullest extent permitted by law, each Loan Party hereby waives all rights for contribution or any other rights of recovery with respect to liabilities, losses, damages, costs and expenses arising under or relating to Environmental Laws that it might have by statute or otherwise against any Indemnitee, except to the extent that such items are determined by a final and non-appealable decision of a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Indemnitee.

Section 12.06               Payments Set Aside.  To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

Section 12.07               Successors and Assigns.

(a)         Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither any Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)        Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)               in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)                in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 (no less than $1,000,000 in the case of Term Loans), unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower Representative otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)           Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or such portions of its rights and obligations among separate tranches on a non-pro rata basis.

(iii)          Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)               the consent of the Borrower Representative (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that if consent is required under this clause the Borrower Representative shall have the right to withhold such  consent, in its sole discretion, if such assignment is to a Person that is not an Eligible Assignee;

(B)                the consent of the Administrative Agent shall be required for assignments in respect of (i) a Revolving Commitment or Delayed Draw Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of such facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) the Term Loan to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)                the consent of the L/C Issuer shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(iv)          Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)           No Assignment to any Loan Party.  No such assignment shall be made to any Loan Party or its Affiliates or Subsidiaries, but no Approved Fund related to a Lender shall be deemed an Affiliate or Subsidiary of a Loan Party for this purpose.

(vi)          No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 3.01, Section 3.04, Section 3.05, Section 10.04 and Section 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)         Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrowers (the “Registrar”), shall maintain at the Administrative Agent’s Office in the United States a register for the recordation of the names and addresses of the Lenders, and the Commitments of, the principal amounts of the Loans owing to, and the L/C Exposure held by, each Lender pursuant to the terms hereof from time to time (the “Register”).  No assignment or transfer of a Loan or a Commitment (other than a pledge as described in paragraph (f) below) shall be effective unless and until registered in the Register.  The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary, provided that, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or any Borrower’s or other Loan Party’s Obligations in respect of any Loan or Letter of Credit.  The Register shall be available for inspection by any Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.  Each Borrower hereby designates the entity serving as the Administrative Agent to serve as such Borrower’s agent solely for purposes of maintaining the Register as provided in this Section, and each Borrower hereby agrees that the entity serving as Registrar and its Affiliates, and their respective officers, directors, employees and agents shall constitute Indemnitees under Section 12.05.  At the request of the registered Lender, the Registrar shall note a collateral assignment of a Loan on the Register and, provided that the Registrar has received the name and address of such collateral assignee, the Registrar (i) shall not permit any further transfers of the Loan on the Register absent receipt of written consent to such transfers from such collateral assignee and (ii) shall record the transfer of the Loan on the Register to such collateral assignee (or such collateral assignee’s designee, nominee or assignee) upon written request by such collateral assignee.

(d)        Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower Representative, any Loan Party, the Administrative Agent or the L/C Issuer, sell participations to any Person (other than a natural person or any Loan Party or any of its Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it (including such Lender’s L/C Exposure)); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) each Borrower, each other Loan Party, the Administrative Agent and the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso of Section 12.01 that affects such Participant.  Subject to subsection (e) of this Section, each Borrower and each other Loan Party agrees that each Participant shall be entitled to the benefits of Sections 3.01, Section 3.04 and Section 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e)         Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or Section 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower Representative’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower Representative is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01 as though it were a Lender.

(f)         Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank and any pledge to a trustee as security for the benefit of the noteholders and other securityholders or creditors of a Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto until the provisions of this Section regarding assignment are satisfied with respect to such pledge or assignee of such Lender.

(g)        Lender Securitization.  In addition to any other assignment permitted pursuant to this Section, the Loan Parties hereby acknowledge that (x) the Lenders, their Affiliates and Approved Funds (the “Lender Parties”) may sell or securitize the Loans (a “Lender Securitization”) through the pledge of the Loans as collateral security for loans to a Lender Party or the assignment or issuance of direct or indirect interests in the Loans (such as, for instance, collateralized loan obligations), and (y) such Lender Securitization may be rated by a Rating Agency.  The Loan Parties shall reasonably cooperate with the Lender Parties to effect the Lender Securitization including by (a) amending this Agreement and the other Loan Documents, and executing such additional documents, as reasonably requested by the Lenders in connection with the Lender Securitization; provided that (i) any such amendment or additional documentation does not impose material additional costs on the Borrowers and (ii) any such amendment or additional documentation does not materially adversely affect the rights, or materially increase the obligations, of the Borrowers under the Loan Documents or change or affect in a manner adverse to the Borrowers the financial terms of the Loans and (b) providing such information as may be reasonably requested by the Lenders or Rating Agencies in connection with the rating of the Loans or the Lender Securitization.

(h)        Consent to Disclosure.  Subject to the provisions of Section 12.08, each Loan Party authorizes each Lender to disclose to any prospective participant or assignee of a Commitment, any and all information in such Lender’s possession concerning the Loan Parties and their financial affairs which has been delivered to such Lender by or on behalf of the Loan Parties pursuant to this Agreement, or which has been delivered to such Lender in connection with such Lender’s entering into this Agreement.

Section 12.08               Confidentiality.

(a)         Each of the Administrative Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and Approved Funds and to its and its Affiliates’ and Approved Funds’ respective investors (actual or prospective), partners, directors, officers, employees, agents, counsel, accountants, advisors, actual and prospective investors, and other representatives (collectively, the “Representatives”) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), or to Rating Agencies, (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar judicial or legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) to (i) any assignee or pledgee of or Participant in, or any prospective assignee or pledgee of or Participant in, any of its rights or obligations under this Agreement, or (ii) any actual or prospective counterparty to any swap or derivative transaction relating to any Borrower or any other Loan Party and its obligations, provided that such parties agree to be bound by confidentiality provisions substantially similar to those hereunder, and to the Representatives of the foregoing parties in clauses (i) and (ii), (g) with the consent of the Borrower Representative, or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, or any of their respective Representatives on a non-confidential basis from a source other than the Loan Parties.  The terms of this provision shall supersede and replace any previous agreement regarding the no disclosure of confidentiality of the Information.  This provision shall terminate upon the termination of the Commitments and payment of the Obligations.

For purposes of this Section, (i) “Information” means, all information received from any Loan Party or any of its Subsidiaries relating to any Loan Party or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to or in the possession of the Administrative Agent, any Lender or the L/C Issuer or their Representatives (or any intended recipient) on a non-confidential basis prior to disclosure by any Loan Party or any of its Subsidiaries, provided that, such information was or is clearly identified at the time of delivery as confidential or would reasonably be expected to be deemed confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information and (ii) “Rating Agencies” means Moody’s Investor Services, Inc., Standard and Poor’s Ratings Group, a Division of McGraw Hill Corporation, Fitch Ratings Ltd., or any other nationally recognized rating agency or service.  Notwithstanding anything herein to the contrary, “Information” shall not include, and the Administrative Agent and each

Lender may disclose without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Administrative Agent or such Lender relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loans and transactions contemplated hereby.

(b)        No Borrower or Subsidiary of a Borrower will in the future issue any press releases or other public disclosure using the name of “Societe General”, “CIT Lending Services Corporation” or its Affiliates or any other Lender or its Affiliates or referring to this Agreement or the other Loan Documents without at least two (2) Business Days’ prior notice to such Lender and without the prior written consent of such Lender unless (and only to the extent that) such Borrower or Subsidiary of a Borrower is required to do so under law and then, in any event, such Borrower or Subsidiary of a Borrower will consult with such Lender before issuing such press release or other public disclosure.  The Borrowers hereby consent to the publication by any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement.  Each Lender reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

Section 12.09               Set-off.  In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender and any Affiliate of a Lender is authorized at any time and from time to time, with the prior written consent of the Administrative Agent, but without prior notice to the Borrowers or any other Loan Party, any such notice being waived by the Borrowers (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender or such Affiliate to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness.  Each Lender agrees promptly to notify the Borrowers and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

Section 12.10               Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 12.11               Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 12.12               Integration.  This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter; provided that the Fee Letter shall survive the effectiveness of this Agreement and the initial Credit Extensions hereunder and shall continue to be in full force and effect after the Closing Date in accordance with its terms.  In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement.  Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 12.13               Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

Section 12.14               Severability.  If any provision of this Agreement or any other Loan Document is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 12.15               Replacement of Lenders.  Under any circumstances set forth herein providing that the Borrowers shall have the right to replace a Lender as a party to this

Agreement, the Borrowers may, upon notice to such Lender and the Administrative Agent, replace such Lender by causing such Lender to assign its Revolving Commitment, Delayed Draw Commitment and outstanding Loans (with the assignment fee to be paid by the Borrowers in such instance) pursuant to Section 12.07(b) to one or more other Lenders or assignees satisfactory to the Administrative Agent and procured by the Borrowers (each, a “replacement lender”); provided, however, that if the Borrowers elect to exercise such right with respect to any Lender pursuant to Section 3.06(b), it shall be obligated to replace all Lenders that have made similar requests for compensation pursuant to Section 3.01 or 3.04.  The Borrowers shall have reimbursed such Lender for its increased costs and additional payments for which it is entitled to reimbursement under Section 3.01, 3.04 or 3.05, as applicable, through the date of such sale and assignment.  Any Lender being replaced shall execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and such Lender’s L/C Exposure.

Section 12.16               Governing Law.

(a)         THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b)        EACH PARTY HERETO HEREBY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY (INCLUDING ITS APPELLATE DIVISION), AND OF ANY OTHER APPELLATE COURT IN THE STATE OF NEW YORK, FOR THE PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS LOAN AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH LOAN PARTY HEREBY ALSO SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ALL FEDERAL AND STATE COURTS SITTING IN ANY STATE IN WHICH A BORROWER OR OTHER LOAN PARTY OWNS PROPERTY OR OPERATES ITS BUSINESS.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 12.17               Waiver of Right to Trial by Jury.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN

ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 12.18               USA Patriot Act Notice.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Loan Parties in accordance with the Patriot Act.

Section 12.19               Nonliability of Lenders.  The relationship between the Loan Parties on the one hand and the Lenders and the Administrative Agent on the other hand shall be solely that of borrower or guarantor, as applicable, and lender.  Neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Loan Parties, on the one hand, and the Administrative Agent and the Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor.  Neither the Administrative Agent nor any Lender undertakes any responsibility to any Loan Party to review or inform any Loan Party of any matter in connection with any phase of any Loan Party’s business or operations.  The Loan Parties agree that neither the Administrative Agent nor any Lender shall have liability to any Loan Party (whether sounding in tort, contract or otherwise) for losses suffered by any Loan Party in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought.  NO LENDER PARTY SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF ANY INFORMATION OR OTHER MATERIALS OBTAINED THROUGH INTRALINKS OR OTHER SIMILAR INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT, NOR SHALL ANY LENDER PARTY HAVE ANY LIABILITY WITH RESPECT TO, AND THE BORROWER REPRESENTATIVE ON BEHALF OF ITSELF AND EACH OTHER LOAN PARTY, HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ARISING OUT OF ITS ACTIVITIES IN CONNECTION HEREWITH OR THEREWITH (WHETHER BEFORE OR AFTER THE CLOSING DATE).  The Loan Parties acknowledge that they have been advised by counsel in the negotiation, execution and delivery of this Agreement and the other

Loan Documents to which it is a party.  No joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Agents, Lenders or among the Loan Parties and the Lenders and the Agents.

ARTICLE XIII

APPOINTMENT OF THE BORROWER REPRESENTATIVE;
JOINT AND SEVERAL LIABILITY OF THE BORROWERS

Section 13.01               Borrower Representative.  Each Borrower hereby irrevocably appoints the Borrower Representative, as the agent for such Borrower on its behalf, to (i) request Loans from the Lenders, (ii) request L/C issuer to issue Letters of Credit, (iii) to give and receive notices under the Loan Documents and (iv) take all other action which the Borrower Representative or the Borrowers are permitted or required to take under this Agreement.

Section 13.02               Joint and Several Liability of Borrowers.

(a)         Joint and Several Liability.  Each Borrower hereby agrees that such Borrower is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to the Administrative Agent and Lenders and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to the Administrative Agent and Lenders by each other Borrower.  Each Borrower agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Section 13.02 shall not be discharged until payment and performance, in full, of the Obligations has occurred, and that its obligations under this Section 13.02 shall be absolute, unconditional and irrevocable, irrespective of, and unaffected by, (i) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Borrower is or may become a party; (ii) the absence of any action to enforce this Agreement (including this Section 13.02) or any other Loan Document or the waiver or consent by the Administrative Agent and Lenders with respect to any of the provisions thereof; (iii) the insolvency of any Borrower or Subsidiary; and (iv) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.  Each Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guaranteed hereunder.

(b)        Waivers by Borrowers.  Each Borrower expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel the Administrative Agent or Lenders to marshal assets or to proceed in respect of the Obligations guaranteed hereunder against any other Borrower or Subsidiary, any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, such Borrower.  Each Borrower consents and agrees that the Administrative Agent or the Lenders may, at any time and from time to time, without notice or demand, whether before or after any actual or purported termination, repudiation or revocation of this Agreement by any Borrower, and without affecting the enforceability or continuing effectiveness hereof as to such Borrower:  (i) as permitted under this Agreement, supplement, restate, modify, amend, increase, decrease, extend, renew or otherwise change the time for payment or the terms of this Agreement or any part thereof, including any increase or decrease of the rate(s) of interest thereon; (ii) as permitted under this Agreement, supplement, restate, modify, amend, increase, decrease, or enter into or give any agreement with respect to, this Agreement or any part thereof, or any of the Security Documents; (iii) waive, approve or consent to any action, condition, covenant, default, remedy, right, representation or term of this Agreement or any other Loan Document; (iv) accept partial payments; (v) release, reconvey, terminate, waive, abandon, fail to perfect, subordinate, exchange, substitute, transfer or enforce any security or guarantees, and apply any security and direct the order or manner of sale thereof as the Agents or Lenders in their sole and absolute discretion may determine; (vi) release any person from any personal liability with respect to this Agreement or any part thereof; (vii) settle, release on terms satisfactory to the Required Lenders or by operation of applicable Laws or otherwise liquidate or enforce any security or guaranty in any manner, consent to the transfer of any security and bid and purchase at any sale; or (viii) consent to the merger, change or any other restructuring or termination of the corporate or partnership existence of any Borrower or any other person, and correspondingly restructure the obligations evidenced hereby, and any such merger, change, restructuring or termination shall not affect the liability of any Borrower or the continuing effectiveness hereof, or the enforceability hereof with respect to all or any part of the obligations evidenced hereby.  It is agreed among each Borrower, the Administrative Agent and Lenders that the foregoing consents and waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Section 13.02 and such waivers, the Administrative Agent and Lenders would decline to enter into this Agreement.

(c)         Benefit of Guaranty.  Each Borrower agrees that the provisions of this Section 13.02 are for the benefit of the Administrative Agent and Lenders and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Borrower and the Administrative Agent or Lenders, the obligations of such other Borrower under the Loan Documents.

(d)        Waiver of Subrogation, Etc.  Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, and except as set forth in Section 13.02(g), each Borrower hereby expressly and irrevocably waives any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor.  Each Borrower acknowledges and agrees that this waiver is intended to benefit the Administrative Agent and Lenders and shall not limit or otherwise affect such Borrower’s liability hereunder or the enforceability of this Section 13.02, and that the Administrative Agent, Lenders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 13.02(d).

(e)         Election of Remedies.  If the Administrative Agent or any Lender may, under applicable law, proceed to realize its benefits under any of the Loan Documents, the Administrative Agent or any Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 13.02.  If, in the exercise of any of its rights and remedies, the Administrative Agent or any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Borrower or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Borrower hereby consents to such action by the Administrative Agent or such Lender and waives any claim based upon such action, even if such action by the Administrative Agent or such Lender shall result in a full or partial loss of any rights of subrogation that each Borrower might otherwise have had but for such action by the Administrative Agent or such Lender.  Any election of remedies that results in the denial or impairment of the right of the Administrative Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations.

(f)         Limitation.  Notwithstanding any provision herein contained to the contrary, each Borrower’s liability under this Section 13.02 (which liability is in any event in addition to amounts for which such Borrower is primarily liable under Article II) shall be limited to an amount not to exceed as of any date of determination the greater of:

(i)            the net amount of all Loans advanced to any other Borrower under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower; and

(ii)           the amount that could be claimed by the Administrative Agent and Lenders from such Borrower under this Section 13.02 without rendering such claim voidable or avoidable under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Borrower’s right of contribution and indemnification from each other Borrower under Section 13.02(g).

(g)        Contribution with Respect to Guaranty Obligations.

(i)            To the extent that any Borrower shall make a payment under this Section 13.02 of all or any of the Obligations related to Loans and other extensions of credit made by that Borrower, or on such Borrower’s behalf, in which cases such Borrower shall be primarily liable (a “Guarantor Payment”) that, taking into account all other Guarantor Payments then previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Borrower’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Borrowers as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Obligations and termination of the Commitments, such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(ii)           As of any date of determination, the “Allocable Amount” of any Borrower shall be equal to the maximum amount of the claim that could then be recovered from such Borrower under this Section 13.02 without rendering such claim voidable or avoidable under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(iii)          This Section 13.02(g) is intended only to define the relative rights of the Borrowers and nothing set forth in this Section 13.02(g) is intended to or shall impair the obligations of the Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 13.02(a).  Nothing contained in this Section 13.02(g) shall limit the liability of any Borrower to pay the obligations related to the Loans or other Credit Extensions made directly or indirectly to or on behalf of that Borrower and accrued interest, fees and expenses with respect thereto for which such Borrower shall be primarily liable.

(iv)          The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Borrowers to which such contribution and indemnification is owing.

(v)           The rights of the indemnifying Borrowers against other Borrowers under this Section 13.02(g) shall be exercisable upon the Termination Date and shall be fully subordinated to the Obligations owed to the Secured Parties.

(h)        Liability Cumulative.  The liability of the Borrowers under this Section 13.02 is in addition to and shall be cumulative with all liabilities of each Borrower to the Administrative Agent and Lenders under this Agreement and the other Loan Documents to which such Borrower is a party or in respect of any Obligations or obligation of the other Borrower, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

(i)          Stay of Acceleration.  If acceleration of the time for payment of any amount payable by the Borrowers under this Agreement is stayed upon the insolvency, bankruptcy or reorganization of any of the Borrowers, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable jointly and severally by the Borrower hereunder forthwith on demand by the Administrative Agent made at the request of the Required Lenders.

(j)          Benefit to Borrowers.  All of the Borrowers and their Subsidiaries are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of each such Person has a direct impact on the success of each other Person.  Each Borrower and each Subsidiary will derive substantial direct and indirect benefit from the extension of credit hereunder.

Signature Pages Follow

(Signature Page to Credit and Guaranty Agreement)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWERS:	ABOVENET, INC, a Delaware corporation

	By:	/s/ Robert Sokota
	Name:	Robert Sokota
	Title:	SVP and General Counsel

ABOVENET COMMUNICATIONS, INC.,
a Delaware corporation

	By:	/s/ Robert Sokota
	Name:	Robert Sokota
	Title:	SVP and General Counsel

ABOVENET OF UTAH, LLC,
a Delaware limited liability company

	By:	AboveNet Communications, Inc.,
its sole member

	By:	/s/ Robert Sokota
	Name:	Robert Sokota
	Title:	SVP and General Counsel

ABOVENET OF VA, LLC, a Delaware
limited liability company

	By:	AboveNet Communications, Inc.,
its sole member

	By:	/s/ Robert Sokota
	Name:	Robert Sokota
	Title:	SVP and General Counsel

ABOVENET INTERNATIONAL, INC, a
Delaware corporation

By:	/s/ Robert Sokota
Name:	Robert Sokota
Title:	SVP and General Counsel

ADMINISTRATIVE AGENT:	SOCIETE GENERAL

	By:	/s/ Elaine Khalil
	Name:	Elaine Khalil
	Title:	Managing Director

DOCUMENTATION AGENT:	CIT LENDING SERVICES CORPORATION

	By:	/s/ Anthony Holland
	Name:	Anthony Holland
	Title:	Vice President

INITIAL LENDERS:	CIT LENDING SERVICES CORPORATION

	By:	/s/ Anthony Holland
	Name:	Anthony Holland
	Title:	Vice President

SOCIETE GENERAL

	By:	/s/ Elaine Khalil
	Name:	Elaine Khalil
	Title:	Managing Director